                                                                     Exhibit 1.2

        THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

IF YOU ARE IN ANY DOUBT about any of the contents of this circular, you should obtain independent professional advice.

IF YOU HAVE SOLD OR TRANSFERRED all your shares in China Eastern Airlines Corporation Limited, you should at once hand this circular to the purchaser or the transferee or to the bank, licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                          VERY SUBSTANTIAL ACQUISITION

A notice convening the extraordinary general meeting of the Company (the "EGM") to be held at Meeting Centre, Shanghai Home You Hotel (Chinese Character), 2550 Hongqiao Road, Shanghai, the People's Republic of China at 2:00 p.m. on Friday, 4th November, 2005 is set out at the end of this circular. In respect of the Company's H shareholders, shareholders whose names appear on the H share register of members of the Company at the close of business on Monday, 3rd October, 2005 will be entitled to attend the EGM upon completion of the necessary registration procedures. The H share register of members of the Company will be closed from Tuesday, 4th October, 2005 to Thursday, 3rd November, 2005, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the EGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong, by 4:00 p.m. on Monday, 3rd October, 2005. If you are eligible and intend to attend the EGM, please complete and return the attendance slip in respect of the EGM, a copy of

        THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

which is enclosed with this circular, in accordance with the instructions printed thereon as soon as possible and in any event by Friday, 14th October, 2005. If you are not able to attend and/or vote at the EGM, you are strongly urged to complete and return the EGM proxy form, a copy of which is enclosed with this circular, in accordance with the instructions printed thereon as soon as possible and in any event not later than 24 hours before the time appointed for the holding of the EGM or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting in person at the EGM or any adjournment thereof should you so wish.

                                                            19th September, 2005

                                    CONTENTS

                                                                           Pages
                                                                           -----
DEFINITIONS.............................................................       1

LETTER FROM THE BOARD OF DIRECTORS......................................       3
   1.   Introduction....................................................       3
   2.   Parties.........................................................       4
   3.   The aircraft agreements.........................................       4
   4.   Implications under the Listing Rules............................       6
   5.   Recommendation..................................................       6
   6.   EGM.............................................................       7
   7.   Additional information..........................................       8

APPENDICES

Appendix I     Financial information of the Group.......................     I-1
Appendix II    Certain additional information required under the
               Listing Rules............................................    II-1
Appendix III   General information......................................   III-1

NOTICE OF EGM...........................................................       i

                                   DEFINITIONS

     In this circular, unless the context otherwise requires, the following expressions have the following meanings:

"737 AIRCRAFT"              means the six Boeing 737-700 aircraft (with engines)
                            to be delivered to the Company under the 737
                            Aircraft Agreement;

"737 AIRCRAFT AGREEMENT"    means an agreement of 23rd December, 2004 between
                            the Company and Boeing Company;

"747 AIRCRAFT"              means the two Boeing 747-400 aircraft (with engines)
                            to be delivered to China Cargo under the 747
                            Aircraft Agreement;

"747 AIRCRAFT AGREEMENT"    means an agreement of 28th May, 2005 between China
                            Cargo and Boeing Company;

"787 AIRCRAFT"              means fifteen Boeing 787 aircraft (with engines);

"787 AIRCRAFT AGREEMENT"    means the agreement entered into on 8th August, 2005
                            by the Company with Boeing Company regarding the
                            purchase of the 787 Aircraft;

"BOEING COMPANY"            means Boeing Company, a company incorporated in the
                            State of Delaware of the United States of America;

"CEA HOLDING"               means (Chinese Character) (China Eastern Air
                            Holding Company), a wholly PRC state-owned
                            enterprise and the controlling shareholder of the
                            Company holding approximately 61.64% of its issued
                            share capital;

"CEA NORTHWEST"             means (Chinese Character) (China Eastern Air
                            Northwest Company), a company wholly-owned by CEA
                            Holding;

"CEA YUNNAN"                means (Chinese Character) China Eastern Air Yunnan
                            Company), a company wholly-owned by CEA Holding;

"CHINA CARGO                means (Chinese Character) (China Cargo Airlines
                            Co., Ltd.), a subsidiary of the Company whose
                            registered capital is held as to 70% by the Company
                            and 30% by (Chinese Character)

                                   DEFINITIONS

                            (China Ocean Shipping (Group) Company), which is otherwise a third party independent of the Company;

"COMPANY"                   means (Chinese Character) (China Eastern Airlines
                            Corporation Limited), a joint stock limited company
                            incorporated in the PRC with limited liability,
                            whose H shares, A shares and American depositary
                            shares are listed on the Stock Exchange, the
                            Shanghai Stock Exchange and the New York Stock
                            Exchange, Inc., respectively;

"DIRECTORS"                 means the directors of the Company;

"EGM" means an extraordinary general meeting of the Company to be held at Meeting Centre, Shanghai Home
                            You Hotel (Chinese Character), 2550 Hongqiao Road,
                            Shanghai, the PRC on Friday, 4th November, 2005 at
                            2:00 p.m. to consider and approve, among other things if considered appropriate and/or required, the 787 Aircraft Agreement and all transactions contemplated thereunder;

"GROUP"                     means the Company and its subsidiaries;

"HK$"                       means Hong Kong dollar, the lawful currency of Hong
                            Kong;

"HONG KONG"                 means the Hong Kong Special Administrative Region of
                            the People's Republic of China;

"LATEST PRACTICABLE DATE"   means 15th September, 2005, being the latest
                            practicable date for ascertaining certain
                            information included in this circular;

"LISTING RULES"             means the Rules Governing the Listing of Securities
                            on The Stock Exchange of Hong Kong Limited;

"PRC"                       means the People's Republic of China;

"SFO"                       means the Securities and Futures Ordinance (Chapter
                            571 of the Laws of Hong Kong);

"STOCK EXCHANGE"            means The Stock Exchange of Hong Kong Limited; and

                                   DEFINITIONS

"US$" means United States dollar, the lawful currency of the United States of America.

                       LETTER FROM THE BOARD OF DIRECTORS

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

DIRECTORS:                                        LEGAL ADDRESS:
Li Fenghua (Chairman, Executive Director)         66 Airport Street
Luo Chaogeng (President, Executive Director)      Pudong International Airport
Cao Jianxiong (Non-executive Director)            Shanghai
Wan Mingwu (Vice President, Executive Director)   The People's Republic of China
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)                  HEAD OFFICE:
                                                  2550 Hongqiao Road
Independent non-executive Directors:              Shanghai
Hu Honggao                                        The People's Republic of China
Peter Lok
Wu Baiwang                                        PRINCIPAL PLACE OF BUSINESS
Zhou Ruijin                                          IN HONG KONG:
Xie Rong                                          5th Floor, McDonald's Building
                                                  48 Yee Wo Street
                                                  Hong Kong

                                                  HONG KONG SHARE REGISTRAR AND
                                                     TRANSFER OFFICE:
                                                  Hong Kong Registrars Limited
                                                  Rooms 1712-1716, 17th Floor
                                                  Hopewell Centre
                                                  183 Queen's Road East
                                                  Hong Kong

                                                  19th September, 2005

To the shareholders of the Company

Dear Sir or Madam,

                          VERY SUBSTANTIAL ACQUISITION

1.   INTRODUCTION

     As disclosed in the Company's announcement dated 8th August, 2005, the Company entered into the 787 Aircraft Agreement with Boeing Company regarding the purchase of fifteen Boeing

                       LETTER FROM THE BOARD OF DIRECTORS

787 aircraft (with engines).

     As the relevant "percentage ratio" for the 787 Aircraft Agreement calculated in strict compliance with Rule 14.07 of the Listing Rules is above 100%, the 787 Aircraft Agreement constitutes a very substantial acquisition of the Company under the Listing Rules as applied by the Stock Exchange, and is therefore subject to shareholders' approval at the EGM as required under the Listing Rules. The Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the 787 Aircraft Agreement would be aggregated with the 737 Aircraft Agreement and the 747 Aircraft Agreement, and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules.

2.   PARTIES

     The Company is principally engaged in the business of civil aviation.

     Boeing Company, to the Directors' knowledge, is a company incorporated in the State of Delaware of the United States of America and is principally engaged in the business of aircraft manufacturing. To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Boeing Company and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

3.   THE AIRCRAFT AGREEMENTS

737 AIRCRAFT AGREEMENT

     Details of the 737 Aircraft Agreement and the transactions thereunder are set out in the Company's announcement and circular dated 23rd December, 2004 and 13th January, 2005, respectively.

747 AIRCRAFT AGREEMENT

     Details of the 747 Aircraft Agreement and the transactions thereunder are set out in the Company's announcement and circular dated 6th June, 2005 and 12th July, 2005, respectively.

787 AIRCRAFT AGREEMENT

                       LETTER FROM THE BOARD OF DIRECTORS

     The Company agreed with Boeing Company on 8th August, 2005 regarding the purchase of the 787 Aircraft.

787 AIRCRAFT

     Based on the information provided by Boeing Company, the total asset value of the 787 Aircraft, as determined by reference to the relevant catalogue price supplied by Boeing Company, amounts in aggregate to approximately US$1.848 billion (approximately HK$14.377 billion). The Company has not conducted any independent valuation on the 787 Aircraft.

CONSIDERATION AND PAYMENT TERMS

     The aggregate consideration for the 787 Aircraft, which was determined as a matter of commercial decision after arm's length negotiations, is less than the total asset value of the 787 Aircraft as stated above.

     The consideration is payable by cash in United States dollars in instalments, and is (as currently contemplated) being funded principally by way of financing arrangements with banking or financial institutions.

CONDITION PRECEDENT

     The 787 Aircraft Agreement is conditional upon shareholders' approval being obtained by the Company at the EGM. Pursuant to the 787 Aircraft Agreement, if, on or before 8th November, 2005, Boeing Company has not received written or telegraphic notice from the Company confirming that shareholders' approval has been obtained, either party will have the right to terminate the 787 Aircraft Agreement, by written or telegraphic notice given to the other within 10 days after such date.

DELIVERY

     The 787 Aircraft are expected to be delivered to the Company in stages from June 2008 to August 2010.

REASONS FOR AND BENEFITS EXPECTED TO ACCRUE TO THE COMPANY

     Approval of the 787 Aircraft Agreement has been obtained from (Chinese Character) (National Development and Reform Commission of the People's Republic of China). The Company expects that the 787 Aircraft will be introduced to satisfy the anticipated increasing

                       LETTER FROM THE BOARD OF DIRECTORS

demand in the aviation market in the coming years, and will further enhance the development of Shanghai, being the operation base of the Company, as a hub of the industry. It is also believed that the transaction will enhance the Company's market share and competitiveness in the market segment serving middle to long range air-routes, thereby improving its aviation network coverage and profitability, and achieving better control on fuel cost. By utilising these advanced 787 Aircraft, the Company will be able to provide safer and better quality services to domestic and international passengers.

     The Directors believe that the terms of the 787 Aircraft Agreement are fair and reasonable and in the interests of the Company's shareholders as a whole.

FINANCIAL IMPACT

     As mentioned above, the consideration is being funded principally by way of financial arrangements with banking or financial institutions. The transaction may therefore result in an increase in the Company's debt-to-equity ratio, but is not expected to impact on the Company's cash-flow position or its business operations.

4.   IMPLICATIONS UNDER THE LISTING RULES

     As the relevant "percentage ratio" for the 787 Aircraft Agreement calculated in strict compliance with Rule 14.07 of the Listing Rules is above 100%, the 787 Aircraft Agreement constitutes a very substantial acquisition of the Company under the Listing Rules as applied by the Stock Exchange, and is therefore subject to shareholders' approval at the EGM as required under the Listing Rules. The Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the 787 Aircraft Agreement would be aggregated with the 737 Aircraft Agreement and the 747 Aircraft Agreement, and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules.

     CEA Holding, which holds approximately 61.64% of the issued share capital of the Company, does not have any interest in the 787 Aircraft Agreement (other than its indirect interest through the Company), and is not required to abstain from voting on the resolution approving the 787 Aircraft Agreement at the EGM. No shareholder of the Company is required to abstain from voting on such resolution.

5.   RECOMMENDATION

     The terms of the 787 Aircraft Agreement, including the consideration, were determined as a matter of commercial decision after arm's length negotiations, and the Directors therefore believe

                       LETTER FROM THE BOARD OF DIRECTORS

that such terms and the transaction are fair and reasonable and are in the interests of the Company and the Company's shareholders as a whole. Accordingly, the Directors recommend the shareholders of the Company to vote in favour of the ordinary resolution to be proposed at the EGM to approve the 787 Aircraft Agreement and the transaction.

6.   EGM

EGM

     The EGM is resolved to be held at Meeting Centre, Shanghai Home You Hotel (Chinese Character), 2550 Hongqiao Road, Shanghai, the PRC at 2:00 p.m. on Friday, 4th November, 2005 to approve, among other things if considered appropriate and/or required, the 787 Aircraft Agreement and all transactions contemplated thereunder.

CLOSURE OF BOOKS

     In respect of the Company's H shareholders, shareholders whose names appear on the H share register of members of the Company at the close of business on Monday, 3rd October, 2005 will be entitled to attend the EGM upon completion of the necessary registration procedures. The H share register of members of the Company will be closed from Tuesday, 4th October, 2005 to Thursday, 3rd November, 2005, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the EGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong, by 4:00 p.m. on Monday, 3rd October, 2005.

ATTENDANCE SLIP AND PROXY FORM

     If you are eligible and intend to attend the EGM, please complete and return the attendance slip in respect of the EGM, a copy of which is enclosed with this circular, in accordance with the instructions printed thereon as soon as possible and in any event by Friday, 14th October, 2005.

     If you are not able to attend and/or vote at the EGM, you are strongly urged to complete and return the EGM proxy form, a copy of which is enclosed with this circular, in accordance with the instructions printed thereon as soon as possible and in any event not later than 24 hours before the time appointed for the holding of the EGM or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting in person at the EGM or any

                       LETTER FROM THE BOARD OF DIRECTORS

adjournment thereof should you so wish.

PROCEDURE TO DEMAND A POLL

     Pursuant to articles 73 to 75 of the Company's articles of association, a poll may (before or after any vote by show of hands) be demanded:

     (i)  by the chairman of the meeting;

     (ii) by at least two shareholders entitled to vote present in person or by proxy;

     (iii) by one or more shareholders present in person or by proxy and representing 10% or more of all shares carrying the right to vote at the meeting.

     The demand for a poll may be withdrawn by the person who makes such demand.

     A poll demanded on the election of the chairman of the meeting, or on a question of adjournment of the meeting, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll. The result of the poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

     On a poll taken at the meeting, a shareholder (including proxy) entitled to two or more votes need not cast all his or her votes in the same way.

7.   ADDITIONAL INFORMATION

     Your attention is also drawn to the additional information set out in the appendices to this circular.

                                                 Yours faithfully,
                                  For and on behalf of the board of Directors of
                                    CHINA EASTERN AIRLINES CORPORATION LIMITED
                                                    LI FENGHUA
                                                     Chairman

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     The following is a summary of the audited financial information of the Group for the three financial years ended 31 December 2004 and the audited financial statements of the Group for the financial year ended 31 December 2004. The financial information is extracted from the Company's annual reports. Certain comparative figures have been reclassified to conform with the presentation in the Company's 2004 financial statements.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

A.   THREE YEARS FINANCIAL SUMMARY

CONSOLIDATED INCOME STATEMENTS

                                                                2002            2003           2004
                                                           --------------   -----------   --------------
                                                                RMB'000       RMB'000          RMB'000
Traffic revenues
   Passenger                                                   10,037,830    10,261,027       15,357,614
   Cargo and mail                                               2,444,667     3,186,984        4,428,360
Other operating revenues                                          596,492       829,147        1,252,802
Turnover                                                       13,078,989    14,277,158       21,038,776
Other operating income, net                                       281,183        60,890          154,422
Operating expenses
   Wages, salaries and benefits                                (1,035,853)   (1,449,054)      (1,865,879)
   Take-off and landing charges                                (1,987,835)   (2,254,456)      (3,019,742)
   Aircraft fuel                                               (2,563,701)   (3,044,956)      (5,429,658)
   Food and beverages                                            (605,894)     (541,669)        (758,046)
   Aircraft depreciation and operating leases                  (2,455,403)   (2,851,047)      (3,672,133)
   Other depreciation, amortisation and operating leases         (400,291)     (495,079)        (495,916)
   Aircraft maintenance                                        (1,077,764)   (1,329,304)      (1,396,283)
   Commissions                                                   (379,674)     (465,147)        (772,219)
   Office and administration                                   (1,044,113)   (1,057,500)      (1,337,850)
   Revaluation deficit of fixed assets                           (171,753)           --               --
   Others                                                        (574,424)     (628,373)        (966,295)
Total operating expenses                                      (12,296,705)  (14,116,585)     (19,714,021)
                                                           --------------   -----------   --------------
Operating profit                                                1,063,467       221,463        1,479,177
Non-operating income                                                   --            --          133,029
Finance costs, net                                               (768,907)     (782,783)        (762,687)
Share of results before tax of associates                         (31,666)      (28,511)          (4,112)
                                                           --------------   -----------   --------------
Profit/(loss) before taxation                                     262,894      (589,831)         845,407
Income tax expenses                                               (54,438)     (247,554)        (181,224)
                                                           --------------   -----------   --------------
Profit/(loss) after taxation                                      208,456      (837,385)         664,183
Minority interests                                               (122,087)     (112,431)        (150,108)
                                                           --------------   -----------   --------------
Profit/(loss) attributable to shareholders                         86,369      (949,816)         514,075
                                                           ==============   ===========   ==============
Earnings/(loss) per share
- basic and diluted                                        RMB       0.02      (RMB0.20)  RMB       0.11
                                                           ==============   ===========   ==============

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

CONSOLIDATED BALANCE SHEETS

                                                      2002         2003          2004
                                                   ----------   ----------   -----------
                                                     RMB'000      RMB'000      RMB'000
NON-CURRENT ASSETS
   Fixed assets                                    20,465,950   26,838,903    30,220,319
   Construction in progress                           413,812      219,788       188,654
   Lease prepayments                                  867,368      847,319       828,808
   Investments in associates                          331,570      626,084       656,190
   Goodwill and negative goodwill                      40,707       38,505        36,303
   Advances on aircraft and flight equipment        3,227,720    2,239,893     2,678,603
   Other long-term receivables and investments      2,223,768    1,962,362     2,202,606
   Deferred tax assets                                569,997      399,771       395,465
   Derivative assets                                    9,891        2,814        11,571
                                                   28,150,783   33,175,439    37,218,519

CURRENT ASSETS
   Flight equipment spare parts less
      allowance for obsolescence                      556,376      552,172       523,186
   Trade receivables less allowance for
      doubtful accounts                               965,226    1,325,677     1,462,672
   Prepayments, deposits and other receivables        854,673    1,371,043     1,108,964
   Short-term investments                             290,000           --            --
   Cash and cash equivalents                        1,944,525    1,582,780     2,114,447
                                                    4,610,800    4,831,672     5,209,269

CURRENT LIABILITIES
   Trade payables                                      64,523      109,242        64,718
   Notes payables                                     411,250      756,490       838,337
   Sales in advance of carriage                       700,714      926,453       719,957
   Other payables and accrued expenses              2,791,033    4,299,989     5,353,649
   Current portion of obligations under
      finance leases                                2,247,059    1,692,084     1,189,648
   Current portion of long-term bank loans          1,261,902    2,250,734     3,193,432
   Tax payable                                         44,560      106,113       162,606
   Short-term bank loans                            4,526,509    4,631,918     6,188,919
                                                   12,047,550   14,773,023    17,711,266
                                                   ----------   ----------   -----------
NET CURRENT LIABILITIES                            (7,436,750)  (9,941,351)  (12,501,997)
                                                   ----------   ----------   -----------
TOTAL ASSETS LESS CURRENT LIABILITIES              20,714,033   23,234,088    24,716,522
                                                   ==========   ==========   ===========
SHARE CAPITAL                                       4,866,950    4,866,950     4,866,950
RESERVES                                            2,512,153    1,515,201     2,015,294
TOTAL CAPITAL AND RESERVES                          7,379,103    6,382,151     6,882,244
MINORITY INTERESTS                                    404,517      522,713       831,208
NON-CURRENT LIABILITIES
   Obligations under finance leases                 5,936,907    5,408,802     7,472,638

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

   Long-term bank loans                             5,232,729    8,972,189     7,542,828
   Deferred tax liabilities                           802,822      740,112       752,917
   Accrued aircraft overhaul expenses                 243,684      191,384       175,960
   Long-term portion of other payable                 142,250      121,860       100,204
   Post-retirement benefit obligations                528,924      545,771       562,632
   Long-term portion of staff housing allowances           --      254,669       276,248
   Derivative liabilities                              43,097       94,437       119,643
                                                   12,930,413   16,329,224    17,003,070
                                                   ----------   ----------   -----------
                                                   20,714,033   23,234,088    24,716,522
                                                   ==========   ==========   ===========

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE GROUP FOR THE YEAR ENDED 31 DECEMBER 2004

CONSOLIDATED INCOME STATEMENT

(Prepared in accordance with International Financial Reporting Standards)

Year ended 31 December 2004

                                                NOTE            2004           2003
                                                ----       --------------   -----------
                                                               RMB'000       RMB'000
Traffic revenues
   Passenger                                                   15,357,614    10,261,027
   Cargo and mail                                               4,428,360     3,186,984
Other operating revenues                                        1,252,802       829,147
Turnover                                         3             21,038,776    14,277,158
Other operating income, net                      4                154,422        60,890
Operating expenses
   Wages, salaries and benefits                  5             (1,865,879)   (1,449,054)
   Take-off and landing charges                                (3,019,742)   (2,254,456)
   Aircraft fuel                                               (5,429,658)   (3,044,956)
   Food and beverages                                            (758,046)     (541,669)
   Aircraft depreciation and operating leases                  (3,672,133)   (2,851,047)
   Other depreciation, amortisation and
      operating leases                                           (495,916)     (495,079)
   Aircraft maintenance                                        (1,396,283)   (1,329,304)
   Commissions                                                   (772,219)     (465,147)
   Office and administration                                   (1,337,850)   (1,057,500)
   Others                                                        (966,295)     (628,373)
Total operating expenses                                      (19,714,021)  (14,116,585)
                                                           --------------   -----------
Operating profit                                                1,479,177       221,463
Non-operating income                            38(c)(ii)         133,029            --
Finance costs, net                               6               (762,687)     (782,783)
Share of results before tax of associates       16                 (4,112)      (28,511)
                                                           --------------   -----------
Profit/(loss) before taxation                    7                845,407      (589,831)
Income tax expenses                              9(a)            (181,224)     (247,554)
                                                           --------------   -----------

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Profit/(loss) after taxation                                      664,183      (837,385)
Minority interests                              32               (150,108)     (112,431)
                                                           --------------   -----------
Profit/(loss) attributable to shareholders                        514,075      (949,816)
                                                           ==============   ===========
Earnings/(loss) per share
   - basic and diluted                          10         RMB       0.11      (RMB0.20)
                                                           ==============   ===========

CONSOLIDATED BALANCE SHEET

(Prepared in accordance with International Financial Reporting Standards)

As at 31 December 2004

                                                         NOTE       2004         2003
                                                         ----   -----------   ----------
                                                                  RMB'000       RMB'000
NON-CURRENT ASSETS
   Fixed assets                                           12     30,220,319   26,838,903
   Construction in progress                               13        188,654      219,788
   Lease prepayments                                      14        828,808      847,319
   Investments in associates                              16        656,190      626,084
   Goodwill and negative goodwill                         17         36,303       38,505
   Advances on aircraft and flight equipment              18      2,678,603    2,239,893
   Other long-term receivables and investments            19      2,202,606    1,962,362
   Deferred tax assets                                    30        395,465      399,771
   Derivative assets                                      40         11,571        2,814
                                                                 37,218,519   33,175,439

CURRENT ASSETS
   Flight equipment spare parts less allowance
      for obsolescence (2004: RMB471,750,000;
      2003: RMB400,534,000)                                         523,186      552,172
   Trade receivables less allowance for doubtful
      accounts (2004: RMB94,147,000;
      2003: RMB83,663,000)                                20      1,462,672    1,325,677
Prepayments, deposits and other receivables               21      1,108,964    1,371,043
Cash and cash equivalents                                         2,114,447    1,582,780
                                                                  5,209,269    4,831,672
CURRENT LIABILITIES
   Trade payables                                         22         64,718      109,242
   Notes payables                                         22        838,337      756,490
   Sales in advance of carriage                                     719,957      926,453
   Other payables and accrued expenses                    23      5,353,649    4,299,989
   Current portion of obligations under finance leases    25      1,189,648    1,692,084
   Current portion of long-term bank loans                26      3,193,432    2,250,734
   Tax payable                                                      162,606      106,113
   Short-term bank loans                                  27      6,188,919    4,631,918
                                                                 17,711,266   14,773,023
                                                                -----------   ----------

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

NET CURRENT LIABILITIES                                         (12,501,997)  (9,941,351)
                                                                -----------   ----------
TOTAL ASSETS LESS CURRENT LIABILITIES                            24,716,522   23,234,088
                                                                ===========   ==========

                                                   NOTE        2004        2003
                                                   ----    ----------   ----------
                                                             RMB'000      RMB'000
SHARE CAPITAL                                       28      4,866,950    4,866,950
RESERVES                                            29      2,015,294    1,515,201
TOTAL CAPITAL AND RESERVES                                  6,882,244    6,382,151
MINORITY INTERESTS                                  32        831,208      522,713

NON-CURRENT LIABILITIES
   Obligations under finance leases                 25      7,472,638    5,408,802
   Long-term bank loans                             26      7,542,828    8,972,189
   Deferred tax liabilities                         30        752,917      740,112
   Accrued aircraft overhaul expenses               24        175,960      191,384
   Long-term portion of other payable               31        100,204      121,860
   Post-retirement benefit obligations              33(b)     562,632      545,771
   Long-term portion of staff housing allowances    34(b)     276,248      254,669
   Derivative liabilities                           40        119,643       94,437
                                                           17,003,070   16,329,224
                                                           ----------   ----------
                                                           24,716,522   23,234,088
                                                           ==========   ==========

     These financial statements have been approved for issue by the Board of Directors on 12 April 2005.


-------------------------------------   ----------------------------------------
LI FENGHUA                              WAN MINGWU
Director                                Director

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

CONSOLIDATED CASH FLOW STATEMENT

(Prepared in accordance with International Financial Reporting Standards)

Year ended 31 December 2004

                                                                  2004        2003
                                                               ---------   ---------
                                                                RMB'000     RMB'000
CASH FLOWS FROM OPERATING ACTIVITIES:
   Profit/(loss) after taxation before minority interests        664,183    (837,385)
ADJUSTMENTS TO RECONCILE PROFIT/(LOSS) ATTRIBUTABLE TO
   SHAREHOLDERS TO NET CASH FROM OPERATING ACTIVITIES:

   Depreciation of fixed assets                                2,282,195   1,974,462
   Losses on disposal of aircraft and flight equipment            40,564      28,767
   (Gains)/losses on disposals of other fixed assets             (13,001)      4,811
   Fair value gains on short-term investments                     (5,235)    (21,920)
   Amortisation of lease prepayments                              18,414      20,049
   Provision for post-retirement benefits                         24,611      20,844
   Amortisation of goodwill and negative goodwill                  2,202       2,202
   Interest income (including amortisation of bond discount)    (129,020)   (147,846)
   Interest expenses                                             870,988     860,304
   Provision for income tax                                      160,502     124,530
   Share of results after tax of associates                        5,256      32,738
   Foreign exchange (gains)/losses                               (40,168)     77,850

MOVEMENTS IN:
   Flight equipment spare parts                                   28,986       4,204
   Trade receivables                                            (136,995)   (360,451)
   Prepayments and other receivables                            (361,345)    197,006
   Trade payables                                                (44,524)     44,719
   Sales in advance of carriage                                 (206,496)    225,739
   Other payables and accrued expenses                         1,069,237   1,759,628
   Interest accrued on a long-term payable                         8,344       9,610
   Deferred taxation                                              19,578     118,797
   Long-term portion of accrued aircraft overhaul expenses       (15,424)    (52,300)
                                                               3,578,669   4,923,743
                                                               ---------   ---------

CASH GENERATED FROM OPERATIONS                                 4,242,852   4,086,358
   Interest paid                                                (872,738)   (860,304)
   Income tax paid                                              (104,009)    (62,977)
                                                               ---------   ---------

NET CASH INFLOW FROM OPERATING ACTIVITIES                      3,266,105   3,163,077
                                                               =========   =========

                                                                    2004         2003
                                                                ----------   -----------
                                                                  RMB'000      RMB'000
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions of aircraft and flight equipment                   (1,206,508)   (5,560,406)
   Instalment payment for acquisition of an airlines business      (30,000)      (30,000)
   Proceeds on disposals of aircraft, flight equipment,

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

      other fixed assets and equipment                             667,824        91,940
   Purchase of buildings, other fixed assets and equipment        (319,337)     (216,211)
   Additions of construction in progress                          (178,065)     (249,737)
   Investments in associates                                       (12,673)     (327,252)
   Advances on aircraft and flight equipment                    (2,076,990)   (1,295,656)
   Repayments of advances on aircraft and flight equipment          80,000            --
   Proceeds from maturity of US Treasury zero coupon bonds         585,736            --
   Increase in long-term bank deposits                             (51,108)      (64,255)
   Purchase of short-term investments                             (270,350)           --
   Proceeds from disposals of short-term investments               275,585       311,920
   Interest received                                                71,900       104,243
   Net decrease/(increase) in short-term deposits with
      original maturities over three months                         31,424       (69,246)
NET CASH OUTFLOW FROM INVESTING ACTIVITIES                      (2,432,562)   (7,304,660)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from short-term bank loans                           8,988,970    10,920,917
   Repayments of short-term bank loans                          (7,431,931)  (10,815,508)
   Proceeds from long-term bank loans                            2,155,310     5,606,107
   Repayments of long-term bank loans                           (2,647,930)     (898,022)
   Principal repayments of finance lease obligations            (1,617,001)   (1,400,749)
   Proceeds from notes payables                                  1,347,786     1,254,030
   Repayments of notes payables                                 (1,265,939)     (908,790)
   Capital injection from minority shareholders                    218,387         5,765
   Dividends paid to minority shareholders                         (60,000)           --
NET CASH (OUTFLOW)/INFLOW FROM FINANCING ACTIVITIES               (312,348)    3,763,750
                                                                ----------   -----------

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS               521,195      (377,833)
CASH AND CASH EQUIVALENTS AT 1 JANUARY                           1,582,780     1,944,525
EXCHANGE ADJUSTMENT                                                 10,472        16,088
                                                                ----------   -----------

CASH AND CASH EQUIVALENTS AT 31 DECEMBER                         2,114,447     1,582,780
                                                                ==========   ===========

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(Prepared in accordance with International Financial Reporting Standards)

Year ended 31 December 2004

                                                      SHARE       OTHER     RETAINED
                                                     CAPITAL    RESERVES     PROFITS
                                                    (NOTE 28)   (NOTE 29)   (NOTE 29)     TOTAL
                                                    ---------   ---------   ---------   ---------
                                                     RMB'000     RMB'000     RMB'000     RMB'000
BALANCE AT 1 JANUARY 2003                           4,866,950   1,004,655   1,507,498   7,379,103
Net gains/(losses) not recognised in
   the income statement
Unrealised losses on cashflow hedges                       --     (62,810)         --     (62,810)
Realised losses on cashflow hedges                         --      13,156          --      13,156
Release of reserves upon disposals of aircraft             --     (14,269)     16,787       2,518

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                           --     (63,923)     16,787     (47,136)
Loss attributable to shareholders                          --          --    (949,816)   (949,816)
Transfer from retained profits to other reserves           --      72,510     (72,510)         --
                                                    ---------   ---------   ---------   ---------
BALANCE AT 31 DECEMBER 2003 AND 1 JANUARY 2004      4,866,950   1,013,242     501,959   6,382,151
Net losses not recognised in the income statement
Unrealised losses on cashflow hedges                       --      (5,143)         --      (5,143)
Realised gains on cashflow hedges                          --      (8,839)         --      (8,839)
                                                           --     (13,982)         --     (13,982)
Profit attributable to shareholders                        --          --     514,075     514,075
Transfer from retained profits to other reserves           --      67,136     (67,136)         --
                                                    ---------   ---------   ---------   ---------
BALANCE AT 31 DECEMBER 2004                         4,866,950   1,066,396     948,898   6,882,244
                                                    =========   =========   =========   =========

NOTES TO THE FINANCIAL STATEMENTS

(Prepared in accordance with International Financial Reporting Standards)

Year ended 31 December 2004

1.   CORPORATE INFORMATION

     China Eastern Airlines Corporation Limited (the "Company") was incorporated in the People's Republic of China ("PRC") as a joint stock company limited by shares on 14 April 1995. The Company is majority owned by China Eastern Air Holding Company ("CEA Holding"), a state-owned enterprise. The Company and its subsidiaries (the "Group") are principally engaged in the operation of civil aviation, air cargo, postal delivery and other extended transportation services.

2.   PRINCIPAL ACCOUNTING POLICIES

(a)  Basis of preparation

     The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and the disclosure requirements of the Hong Kong Companies Ordinance. This basis of accounting differs in certain material respects from that used in the preparation of the Group's statutory accounts in the PRC. The statutory accounts of the Group have been prepared in accordance with the accounting principles and the relevant regulations applicable to PRC joint stock limited companies ("PRC Accounting Regulations"). In preparing these financial statements, appropriate restatements have been made to the Group's statutory accounts to conform with IFRS.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     The consolidated financial statements have been prepared under historical cost convention as modified by the revaluation of fixed assets, short-term investments and derivative financial instruments.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current event and actions, actual results ultimately may differ from those estimates.

(b)  Group accounting

     The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to 31 December.

     (i)  Subsidiaries

          Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies, are consolidated.

          Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill. See note 2(m) for the accounting policy on goodwill. Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Where necessary, accounting policies of subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

          Minority interests represent the interests of outside members in the operating results and net assets of subsidiaries.

          In the Company's balance sheet, the investments in subsidiaries are stated at cost less provision for impairment losses.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     (ii) Associates

          Investments in associates are accounted for by the equity method of accounting. Under this method the Company's share of the post-acquisition profits or losses of associates is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the cost of the investment. Associates are entities over which the Group generally has between 20% and 50% of the voting rights, or over which the Group has significant influence, but which it does not control.

          Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. The Group's investment in associates includes goodwill (net of accumulated amortisation) on acquisition. When the Group's share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognise further losses, unless the Group has incurred obligations or made payments on behalf of the associates.

          In the Company's balance sheet, the investments in associates are stated at cost less provision for impairment losses. The results of associates are accounted for by the Company on the basis of dividends received and receivable.

(c)  Foreign currency translation

     The Group maintains its books and records in Renminbi ("RMB") which is the measurement currency of the Group. Transactions in foreign currencies are translated at the applicable rates of exchange prevailing at the dates of the transactions, quoted by the People's Bank of China. Monetary assets and liabilities denominated in foreign currencies are translated into RMB at the rates prevailing at the balance sheet date as quoted by the People's Bank of China. Exchange differences are included in the income statement, except when deferred in equity as qualifying cashflow hedges.

(d)  Revenue recognition and sales in advance of carriage

     Passenger, cargo and mail revenues are recognised as traffic revenues when the transportation services are provided. The value of sold but unused tickets is included in the current liabilities as sales in advance of carriage.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     Revenues from other operating businesses, including income derived from the provision of ground services and commission income are recognised when services are rendered. Commission income includes amounts earned from other carriers in respect of sales made by the Group's agents. The related commission payable to agents are included as commission expenses in the income statement in the period that revenue is recognised. Rental income from leasing office premises and cargo warehouses is recognised on a straight-line basis over the lease term.

     Revenues are presented net of business tax.

     Interest income is recognised on a time-proportionate basis.

     Rental income from subleases is recognised on a straight-line basis over the terms of the respective leases.

(e)  Segmental reporting

     In accordance with the Group's internal financial reporting, the Group has determined that business segments be presented as the primary reporting format and geographical as the secondary reporting format.

     In respect of the geographical segment, the analysis of turnover and operating profit by geographical segment is based on the following criteria:-

     (i) Traffic revenue from domestic services within the PRC (excluding Hong Kong Special Administrative Region ("Hong Kong")) is attributed to the domestic operation. Traffic revenue from inbound and outbound services between the PRC and Hong Kong or overseas markets is attributed to the geographical area in which the relevant overseas origin or destination lies.

     (ii) Other operating revenues from ticket handling services, airport ground services and other miscellaneous services are attributed on the basis of where the services are performed.

(f)  Retirement benefits

     The Group participates in defined contribution retirement schemes regarding pension and medical benefit for employees organised by the municipal governments of respective provinces. The contributions to the schemes are charged to the income statement as and when incurred.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     In addition, the Group provides retirees with post-retirement benefits including retirement subsidies, transportation subsidies, social function activity subsidies as well as other welfare. The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

     Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to income over the employees' expected average remaining working lives.

     Past-service costs are recognised immediately in income, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortised on a straight-line basis over the vesting period.

(g)    Maintenance and overhaul costs

     In respect of aircraft and engines under operating leases, the Group has the responsibility to fulfill certain return conditions under relevant leases. In order to fulfill these return conditions, major overhauls are required to be conducted on a regular basis. Accordingly, the present value of estimated costs of major overhauls for aircraft and engines under operating leases are accrued and charged to the income statement over the estimated period between overhauls using the ratios of actual flying hours/cycles and estimated flying hours/cycles between overhauls. The costs of major overhaul comprise mainly labour and materials. Differences between the estimated cost and the actual cost of the overhaul are included in the income statement in the period of overhaul.

     All other routine repairs and maintenance costs incurred in restoring such fixed assets to their normal working condition are charged to the income statement as and when incurred.

     Improvements are capitalised and depreciated over their expected useful lives to the Group.

(h)  Government grant

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     Grants from the government are recognised at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions.

     Government grants relating to costs are deferred and recognised in the income statement over the period necessary to match them with the costs they are intended to compensate.

     Government grants relating to the fixed assets are included in non-current liabilities as other liabilities and are credited to the income statement on a straight-line basis over the expected lives of the related assets.

(i)  Taxation

     The Group provides for taxation on the basis of the results for the year as adjusted for items which are not assessable or deductible for income tax purposes. Taxation of the Group is determined in accordance with the relevant tax rules and regulations applicable in the jurisdictions where the Group operates.

     Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax is measured using tax rates enacted, or substantively enacted at the balance sheet date.

     Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(j)  Fixed assets

     (i) Fixed assets are recognised initially at cost which comprises purchase price, costs transferred from construction in progress and any directly attributable costs of bringing the assets to the condition for their intended use.

          Subsequent to the initial recognition, fixed assets are stated at revalued amount less accumulated depreciation and accumulated impairment losses. Independent valuations are performed at least every five years or sooner if considered necessary by the directors. In the intervening years, the directors review the carrying values of the fixed assets and adjustment is made where these are materially different from fair value. Increases in the carrying amount arising on revaluation are credited to the revaluation reserve. Decreases in valuation of fixed assets are first offset against increases from earlier valuations of the same asset and are thereafter charged to the income statement.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          All other decreases in valuation are charged to the income statement. Any subsequent increases are credited to the income statement up to the amount previously charged.

     (ii) Depreciation of fixed assets is calculated on the straight-line method to write off the cost or revalued amount of each asset to their residual value over their estimated useful lives. The estimated useful lives used for the calculation of annual depreciation charges are as follows:-

Aircraft                           -   20 years
Flight equipment
   - Engines                       -   20 years
   - Other flight equipment        -   20 years
Buildings                          -   15 to 35 years
Other fixed assets and equipment   -   5 to 20 years

     (iii) Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. When revalued assets are sold, the amounts included in revaluation reserves are transferred to retained earnings.

(k)  Construction in progress

     Construction in progress represents office buildings, various infrastructure projects under construction and plant and equipment pending installation. This includes the costs of construction and acquisition and interest capitalised. No depreciation is provided on construction in progress until the asset is completed and put into use.

(l)  Lease prepayments

     Lease prepayments represent acquisition costs of land use rights less accumulated amortisation. Amortisation is provided over the lease period of land use rights on a straight-line basis.

(m)  Goodwill and negative goodwill

     (i) Goodwill

          Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary or associate at the date of acquisition.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          Goodwill arising from a business combination is presented as cost less accumulated amortisation and accumulated impairment losses. Amortisation is made using the straight-line method over its estimated useful life. Management determines the estimated useful life of goodwill based on its evaluation of the respective companies at the time of the acquisition, considering factors such as existing market share, potential growth and other factors inherent in the acquired companies. At each balance sheet date, the Group assesses whether there is any indication of impairment. If such indications exist, an analysis is performed to assess whether the carrying amount of goodwill is fully recoverable. A write down is made if the carrying amount exceeds the recoverable amount.

     (ii) Negative goodwill

          Negative goodwill represents the excess of the fair value of the Group's share of the net assets acquired subsidiary or associate over the cost of acquisition. Negative goodwill is presented in the same balance sheet classifications as goodwill.

          To the extent that negative goodwill relates to expected future losses and expenses that are identified in the Group's plan for the acquisition and can be measured reliably, but which do not represent identifiable liabilities, that portion of negative goodwill is recognised as income when the future losses and expenses are recognised. Any remaining negative goodwill, not exceeding the fair values of the non-monetary assets acquired, is recognised in the income statement over the remaining weighted average useful life of those assets. Negative goodwill in excess of the fair values of those assets is recognised in the income statement immediately.

          At each balance sheet date, the Group assesses whether there is any indication of impairment. If such indications exist, an analysis is performed to assess whether the carrying amount of goodwill is fully recoverable. A write down is made if the carrying amounts exceeds the recoverable amount.

          The gain or loss on disposals of an entity includes the carrying amount of goodwill relating to the entity sold.

(n)  Advances on aircraft and flight equipment

     Advance contract payments to aircraft manufacturers to secure deliveries of aircraft and flight equipment in future years are capitalised along with attributable interests, and transferred to fixed assets upon delivery of the aircraft.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(o)  Borrowing costs

     Interest attributable to funds used to finance the acquisition of new aircraft and construction of major ground facilities is capitalised as an additional cost of the related asset. Interest is capitalised at the Group's weighted average interest rate on borrowings or, where applicable, the interest rate related to specific borrowings during the period of time that is required to complete and prepare the asset for its intended use.

     All other borrowing costs are charged to the income statement in the period in which they are incurred.

(p)  Long-term bank deposits

     Long-term bank deposits placed to secure future lease obligations are classified as held-to-maturity financial assets and measured at amortised cost.

(q)  Impairment

     Fixed assets and other non-current assets, including goodwill are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the carrying amount of the asset exceeds its recoverable amount which is the higher of an asset's net selling price and value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cashflows.

(r)  Flight equipment spare parts

     Flight equipment spare parts are carried at weighted average cost less allowance for obsolescence.

(s)  Trade receivables

     Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established if there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the present value of expected cashflows, discounted at the effective interest rate.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(t)  Cash and cash equivalents

     Cash and short-term highly liquid investments, which are readily convertible into cash and have original maturities of three months or less at the date of acquisition, are classified as cash and cash equivalents.

(u)  Provisions

     Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

(v)  Leases

     (i)  A Group company is the lessee

          Leases of fixed assets where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased asset or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

          Leased assets are depreciated using the straight-line method over their expected useful lives to residual values.

          Leases of assets under which a significant portion of the lease risks and rewards of ownership are retained by the lessor are classified as operating leases. Lease payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

     (ii) A Group company is the lessor

          When assets are leased out under a finance lease, the present value of the lease payments is recognised as a receivable. The difference between the gross receivable and the present value of the receivable is recognised as unearned finance income. Lease income is

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     recognised over the term of the lease using the net investment method, which reflects a constant periodic rate of return.

          Assets leased out under operating leases are included in fixed assets in the balance sheet. They are depreciated over their expected useful lives on a basis consistent with similar fixed assets. Rental income is recognised on a straight-line basis over the lease term.

(w)  Derivative financial instruments

     Derivative financial instruments are initially recognised in the balance sheet at cost and subsequently are remeasured at their fair value. The method of recognising the resulting gain or loss is dependent on the nature of the item being hedged. The Group designates certain derivatives as either (1) a hedge of the fair value of a recognised asset or liability (i.e. fair value hedge), or
(2) a hedge of a forecasted transaction or of a firm commitment (i.e. cashflow hedge).

     Derivative financial instrument that does not qualify for hedge accounting is accounted for as trading instrument and any unrealised gain or loss, being changes in fair value of the derivative, is recognised in the income statement immediately.

     Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the income statement, along with any changes in the fair value of the hedged assets or liabilities that are attributable to the hedged risk.

     Derivative financial instrument that qualifies for hedge accounting and is designated as a specific hedge of the variability in cashflows of a highly probable forecast transaction, is accounted for as follows:-

     (i) the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity. Where the forecasted transaction or firm commitment results in the recognition of an asset or a liability, the gains and losses previously deferred in equity are included in the initial measurement of the cost of the asset or liability. Otherwise, the cumulative gain or loss on the derivative financial instrument is removed from equity and recognised in the income statement in the same period during which the hedged forecast transaction affects net profit or loss.

     (ii) the ineffective part of any gain or loss is recognised in the income statement immediately.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the income statement when the committed or forecasted transaction ultimately occurs. When a committed or forecasted transaction is no longer expected to occur, the cumulative gain or loss that was recorded in equity is immediately transferred to the income statement.

(x)  Dividend

     Dividend distribution to the Company's shareholders is recongised as a liability in the Group's financial statements in the period in which the dividends are approved by the Company's shareholders.

(y)  Comparatives

     Where necessary, comparative figures have been reclassified to conform with changes in presentation in the current year.

3.   REVENUES AND TURNOVER

     The Group is principally engaged in the provision of domestic, Hong Kong and international passenger, cargo and mail airline services. Turnover comprises revenues from airline and related services net of business tax and civil aviation infrastructure levies.

                                                                 GROUP
                                                        -----------------------
                                                           2004         2003
                                                        ----------   ----------
                                                          RMB'000      RMB'000
Gross turnover                                          21,566,944   14,575,443
Less: Business tax (note (a))                             (528,168)    (168,639)
   Civil aviation infrastructure levies (note (b))              --     (129,646)
                                                        ----------   ----------
                                                        21,038,776   14,277,158
                                                        ==========   ==========

     (a) Pursuant to various PRC business tax rules and regulations, the Group is required to pay PRC business tax. Except for traffic revenues derived from inbound international and regional flights which are not subject to PRC business tax, the Group's traffic revenues, commission income and ground service income are subject to PRC business tax levied at rates ranging from 3% to 5%.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     (b) Prior to 1 May 2003, the civil aviation infrastructure levies were paid to Civil Aviation Administration of China ("CAAC"), at rates of 5% and 2% respectively for domestic and international or regional traffic revenues.

          From 1 May 2003 to 31 March 2004, civil aviation infrastructure levies for all traffic revenues of the Group are waived by CAAC, in compensating for the airlines' losses on revenue due to the outbreak of Severe Acute Respiratory Syndrome ("SARS").

          Effective from 1 April 2004, in accordance with the related new policy promulgated by the PRC Government, civil aviation infrastructure levies are payable based on the route, aircraft model and tonne-kilometres, and the levies of RMB251,185,000 incurred for the year ended 31 December 2004 are recorded in the operating expenses.

4.   OTHER OPERATING INCOME, NET

                                                               GROUP
                                                         -----------------
                                                           2004      2003
                                                         -------   -------
                                                         RMB'000   RMB'000
Rental income from operating subleases of
   aircraft (note 38(c)(i))                              121,480    31,209
Government subsidy (note (a))                             73,506    58,448
Losses on disposals of aircraft and engines (note (b))   (40,564)  (28,767)
                                                         -------   -------
                                                         154,422    60,890
                                                         =======   =======

     (a) In 2004, government subsidy was granted by the local government to the Company in consideration of the relocation of the Company's international flights and related facilities from Hongqiao Airport to Pudong International Airport. In 2003, the government subsidy was granted for compensation of SARS impact on airlines business.

     (b) During the year, the Group disposed 17 engines (2003: three B737-200 aircraft) to a third party.

5.   WAGES, SALARIES AND BENEFITS

                                                             GROUP
                                                     ---------------------
                                                        2004        2003
                                                     ---------   ---------
                                                      RMB'000     RMB'000
Wages, salaries and allowances                       1,590,722   1,027,092
Contribution under defined contribution retirement
   schemes (note 33(a))                                194,200     121,200

APPENDIX 1                                    FINANCIAL INFORMATION OF THE GROUP

Post-retirement benefits (note 33(b)(iii))              51,704      40,299
Staff housing allowances (note 34(b))                   29,253     260,463
                                                     ---------   ---------
                                                     1,865,879   1,449,054
                                                     =========   =========
Average number of employees for the year ended          19,666      16,435
                                                     =========   =========

6.   FINANCE COSTS, NET

                                                                 GROUP
                                                          -------------------
                                                            2004       2003
                                                          --------   --------
                                                           RMB'000    RMB'000
Interest charged on obligations under finance leases       339,276    490,456
Interest on bank loans
   - wholly repayable within five years                    431,517    265,955
   - not wholly repayable within five years                144,693    180,291
                                                           576,210    446,246
Net foreign exchange losses                                 32,207     62,179
Interest accrued on a long-term payable (note 31)            8,344      9,610
Interest on loans from an associate                          1,629      6,396
Less: amounts capitalised into advances on aircraft and
flight equipment (note 18)                                 (57,120)   (97,414)
                                                          --------   --------
                                                           900,546    917,473
Interest income                                           (129,020)  (147,846)
                                                          --------   --------
                                                           771,526    769,627
Fair value (gains)/losses on financial instrument
   - interests rate swap                                     2,659      5,010
   - forward foreign exchange contract                     (11,498)     8,146
                                                          --------   --------
                                                           762,687    782,783
                                                          ========   ========

     The capitalisation rates used for the year ended 31 December 2004 ranged between 3 months LIBOR+0.25% and 5.76% per annum (2003: 3 months LIBOR+0.25% and 5.76% per annum).

7.   PROFIT/(LOSS) BEFORE TAXATION

                                                                    GROUP
                                                           ----------------------
                                                              2004        2003
                                                           ---------   ----------
                                                            RMB'000     RMB'000
Profit/(loss) before taxation is stated after charging:-
Depreciation of fixed assets
   - owned assets                                          1,698,260   1,396,739
   - assets held under finance leases and for own use        583,935     577,723
Operating lease rentals
   - aircraft                                              1,720,736   1,238,012

APPENDIX 1                                    FINANCIAL INFORMATION OF THE GROUP

   - land and buildings                                      146,704     116,279
Amortisation of lease prepayments                             18,414      20,049
Loss on disposals of other fixed assets                           --       4,811
Amortisation of goodwill and negative goodwill                 2,202       2,202
Consumption of consumables                                   139,711      86,009
Allowances for obsolescence of flight equipment
   spare parts                                                73,406      53,336
Allowances for doubtful accounts                              24,250      19,229
Auditors' remuneration                                         7,380       7,380
                                                           ---------   ---------
and after crediting:-
Gain on disposals of other fixed assets                      13,001          --
Fair value gain on disposals of short-term investments        5,235      21,920
                                                          =========   =========

8.   EMOLUMENTS OF DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

(a)  Directors' and supervisors' emoluments comprise the following:-

                                                      GROUP
                                                -----------------
                                                  2004      2003
                                                -------   -------
                                                RMB'000   RMB'000
Emoluments for executive directors
   - salaries, allowances and benefits in kind    202       425
   - bonuses                                      269       124
Emoluments for supervisors
   - salaries, allowances and benefits in kind    127        46
   - bonuses                                      113        18
                                                  ---       ---
                                                  711       613
                                                  ===       ===

     During the year ended 31 December 2004, no directors and supervisors waived their emoluments (2003: nil).

(b)  The five highest paid individuals of the Group are as follows:-

                                    NUMBER OF INDIVIDUALS
                                        2004   2003
                                        ----   ----
Directors                                  1      2
Non-directors and non-supervisors          4      3
                                         ---    ---
                                           5      5
                                         ===    ===

(c)  The emoluments of the five highest paid individuals:-

APPENDIX 1                                    FINANCIAL INFORMATION OF THE GROUP

     One (2003: two) of the Group's five highest paid individuals in 2004 are executive directors whose remunerations are included in the directors' emoluments above. Details of the remuneration of the remaining four (2003: three) highest paid individuals are as follows:-

                                                  GROUP
                                            -----------------
                                              2004      2003
                                            -------   -------
                                            RMB'000   RMB'000
Salaries, allowances and benefits in kind     981       705
Bonuses                                       431       138
                                            -----       ---
                                            1,412       843
                                            =====       ===

     During the year ended 31 December 2004, no emoluments were paid by the Group to the directors, supervisors or the five highest paid individuals as an inducement to join or upon joining the Group, or as a compensation for loss of office (2003: nil).

9.   TAXATION

(a)  Taxation is charged to the consolidated income statement as follows:-

                                                          GROUP
                                                    -----------------
                                                      2004      2003
                                                    -------   -------
                                                    RMB'000   RMB'000
Provision for PRC income tax - current year         160,502   124,530
Deferred taxation (note 30)                          19,578   118,797
                                                    -------   -------
                                                    180,080   243,327
Share of tax attributable to associates (note 16)     1,144     4,227
                                                    -------   -------
                                                    181,224   247,554
                                                    =======   =======

     (i) Pursuant to the Circular Hu Shui Er Cai (2001) No. 104 dated 22 October 2001 issued by local tax bureau, with retrospective effect from 1 July 2001, the Company is entitled to a reduced income tax rate of 15%.

     (ii) The Company has two major subsidiaries, namely China Cargo Airlines Co., Ltd. ("China Cargo") and China Eastern Airlines Jiangsu Co., Ltd. ("CEA Jiangsu"). Pursuant to the Circular (2000) No. 52 jointly issued by the Shanghai Municipal Financial Bureau and Shanghai Municipal State Tax Bureau, China Cargo is subject to

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          a reduced income tax rate of 15%. CEA Jiangsu is subject to the standard PRC income tax rate of 33%.

     (iii) The difference between the actual taxation charge in the consolidated income statement and the amounts which would result from applying the enacted tax rate to profit/(loss) before taxation can be reconciled as follows:-

                                                    GROUP
                                             -------------------
                                               2004       2003
                                             --------   --------
                                              RMB'000    RMB'000
Profit/(loss) before taxation                 845,407   (589,831)
Tax calculated at enacted tax rate of 15%    (126,811)    88,475
Effect attributable to subsidiaries and
   associates charged at tax rate of 33%      (24,902)    (4,117)
Adjustments:-
   Expenses not deductible for tax purposes   (35,428)   (62,421)
   Utilisation of previously unrecognised
      tax losses of the Company                 6,395         --
   Unrecognised tax losses of the Company          --   (258,515)
   Unrecognised tax losses of associates      (20,993)   (14,821)
   Utilisation of previously unrecognised
      tax losses of associates                 19,998         --
Others                                            517      3,845
                                             --------   --------
Tax charge                                   (181,224)  (247,554)
                                             ========   ========

(b) The Group operates international flights to certain overseas destinations. There was no material overseas taxation for the year as there exists double tax relief between PRC and the corresponding jurisdictions (including Hong
     Kong).

10.  EARNINGS/(LOSS) PER SHARE

     The calculation of earnings/(loss) per share is based on the profit attributable to shareholders of RMB514,075,000 (2003: loss of RMB949,816,000) and 4,866,950,000 (2003: 4,866,950,000) shares in issue during the year. The
Company has no potential dilutive ordinary shares.

11.  DIVIDEND

     On 12 April 2005, the Board of Directors proposed a final dividend of RMB0.02 per share totalling RMB97,339,000 for the year ended 31 December 2004 (2003: nil). These financial statements do not reflect this dividend payable, which will be accounted for in the shareholders' equity as an appropriation of retained earnings in the year ending 31 December 2005.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

12.  FIXED ASSETS

                                                              GROUP
                                 --------------------------------------------------------------
                                         AIRCRAFT
                                   AND FLIGHT EQUIPMENT
                                 -----------------------
                                              HELD UNDER               OTHER FIXED
                                                FINANCE                 ASSETS AND
                                    OWNED       LEASES     BUILDINGS     EQUIPMENT      TOTAL
                                 ----------   ----------   ---------   -----------   ----------
                                   RMB'000      RMB'000     RMB'000      RMB'000       RMB'000
VALUATION
   At 1 January 2004             22,163,218   10,956,426   2,224,520    2,038,181    37,382,345
   Reclassification upon
      purchase of aircraft
      under a finance lease         356,328     (356,328)         --           --            --
   Lease rebate upon purchase
      of aircraft under a
      finance lease (note a)        (98,921)          --          --           --       (98,921)
   Transfers from construction
   in progress (note 13)                 --           --      84,847      124,352       209,199
   Transfers from advances
      (note 18)                     535,548    1,079,852          --           --     1,615,400
   Additions                      1,574,829    2,808,904      22,159      227,428     4,633,320
   Disposals                       (912,312)          --     (77,511)     (68,604)   (1,058,427)
                                 ----------   ----------   ---------    ---------    ----------
   At 31 December 2004           23,618,690   14,488,854   2,254,015    2,321,357    42,682,916
                                 ==========   ==========   =========    =========    ==========
ACCUMULATED DEPRECIATION
   At 1 January 2004              5,657,593    3,613,309     334,951      937,589    10,543,442
   Reclassification upon
      purchase of aircraft
      under a finance lease          40,746      (40,746)         --           --            --
   Charge for the year            1,367,462      583,935      85,761      245,037     2,282,195
   Disposals                       (283,444)          --     (28,503)     (51,093)     (363,040)
                                 ----------   ----------   ---------    ---------    ----------
   At 31 December 2004            6,782,357    4,156,498     392,209    1,131,533    12,462,597
                                 ----------   ----------   ---------    ---------    ----------
NET BOOK VALUE AT
   31 DECEMBER 2004              16,836,333   10,332,356   1,861,806    1,189,824    30,220,319
                                 ==========   ==========   =========    =========    ==========
Net book value at
   31 December 2003              16,505,625    7,343,117   1,889,569    1,100,592    26,838,903
                                 ==========   ==========   =========    =========    ==========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                                      COMPANY
                                          --------------------------------------------------------------
                                                  AIRCRAFT
                                            AND FLIGHT EQUIPMENT
                                          -----------------------
                                                       HELD UNDER               OTHER FIXED
                                                         FINANCE                 ASSETS AND
                                             OWNED       LEASES     BUILDINGS     EQUIPMENT      TOTAL
                                          ----------   ----------   ---------   -----------   ----------
                                            RMB'000      RMB'000     RMB'000      RMB'000       RMB'000
VALUATION
   At 1 January 2004                      17,922,994   10,956,426   1,347,425    1,392,428    31,619,273
   Reclassification upon purchase
      of aircraft under a finance lease      356,328     (356,328)         --           --            --
   Lease rebate upon purchase
      of aircraft under a finance
      lease (note a)                         (98,921)          --          --           --       (98,921)
   Transfer to a subsidiary                 (257,407)          --          --           --      (257,407)
   Transfers from construction
      in progress (note 13)                       --           --      75,659       13,218        88,877
   Transfer from advance (note 18)           535,548    1,079,852          --           --     1,615,400
   Additions                               1,356,662    2,808,904      20,812      188,199     4,374,577
   Disposals                                (912,312)          --     (72,901)     (57,072)   (1,042,285)
                                          ----------   ----------   ---------    ---------    ----------
   At 31 December 2004                    18,902,892   14,488,854   1,370,995    1,536,773    36,299,514
                                          ----------   ----------   ---------    ---------    ----------

ACCUMULATED DEPRECIATION
   At 1 January 2004                       4,687,965    3,613,309     235,517      698,722     9,235,513
   Reclassification upon purchase
      of aircraft under a finance lease       40,746      (40,746)         --           --            --
   Transfer to a subsidiary                  (40,746)          --          --           --       (40,746)
   Charge for the year                     1,012,161      583,935      56,878      179,772     1,832,746
   Disposals                                (283,444)          --     (28,021)     (41,651)     (353,116)
                                          ----------   ----------   ---------    ---------    ----------
   At 31 December 2004                     5,416,682    4,156,498     264,374      836,843    10,674,397
                                          ----------   ----------   ---------    ---------    ----------
   NET BOOK VALUE
      AT 31 DECEMBER 2004                 13,486,210   10,332,356   1,106,621      699,930    25,625,117
                                          ==========   ==========   =========    =========    ==========
   Net book value
      at 31 December 2003                 13,235,029    7,343,117   1,111,908      693,706    22,383,760
                                          ==========   ==========   =========    =========    ==========

     (a) In January 2004, the Company exercised its right upon settlement and termination of a finance lease arrangement to purchase an aircraft at a consideration equal to the present value of the remaining minimum lease payments on the date of the purchase. As part of the finance lease arrangement, the Company is entitled to receive a rebate in the amount of RMB98,921,000 if it meets certain conditions as defined in the lease arrangement.

          All the conditions to receive such rebate had been satisfied and the amount was received in February 2004 and was recognised as an adjustment to the carrying value of the aircraft to which the rebate relates.

     (b) On 30 June 2001, the fixed assets were revalued by an independent valuer registered in PRC on a market value basis. The revalued amount were not materially different from

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          the carrying values of these fixed assets. On 31 December 2002, the Group's fixed assets were revalued by the directors of the Company on a market value basis. The difference between the valuation and the carrying amount of the fixed assets as at 31 December 2002 was recognised. On 31 December 2004, the directors of the Company reviewed the carrying value of the Group's fixed assets as at 31 December 2004 and are of the opinion that the carrying amount is not materially different from the fair value.

          Had the Group's fixed assets been stated at cost less accumulated depreciation and impairment losses as at 31 December 2004, the carrying amounts of fixed assets would have been RMB30,067,348,000 (2003: RMB26,618,747,000).

     (c) Certain aircraft of the Group and the Company with an aggregate carrying value of approximately RMB13,032,759,000 were pledged as collateral under certain loan agreements as at 31 December 2004 (2003:
          RMB9,735,106,000) (see note 26).

13.  CONSTRUCTION IN PROGRESS

                                            GROUP               COMPANY
                                     -------------------   -----------------
                                       2004       2003       2004      2003
                                     --------   --------   -------   -------
                                      RMB'000    RMB'000   RMB'000   RMB'000
At 1 January                          219,788    413,812    92,520   109,785
Additions                             178,065    249,737    73,891    52,439
Transfer to fixed assets (note 12)   (209,199)  (443,761)  (88,877)  (69,704)
                                     --------   --------   -------   -------
At 31 December                        188,654    219,788    77,534    92,520
                                     ========   ========   =======   =======

14.  LEASE PREPAYMENTS

     Lease prepayments represent unamortised prepayments for land use rights.

     The Group's land use rights are located in the PRC and majority of these land use rights have terms of 50 years from the date of grant. As at 31 December 2004, majority of these land use rights had remaining terms ranging from 42 to 48 years (2003: from 43 to 49 years).

     Certificates of certain land use rights with nil carrying value (2003: nil) of the Group are currently registered under the name of CEA Holding. The procedures to change the registration of the land use rights certificates with the relevant municipal land bureaus are currently being addressed by CEA Holding. Until the completion of these transfer procedures, the Group is unable to assign or pledge these land use rights. However, the Group currently has no need to assign and

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

no intention to pledge these land use rights. In addition, the Group is entitled to lawfully and validly occupy and use these lands for its daily operations in spite of the fact that the procedures of changing the registration of these land use rights have not been fully completed. Accordingly, the directors of the Company do not believe the lack of certificates of certain land use rights has any material impact on the financial position of the Group.

15.  INVESTMENTS IN SUBSIDIARIES

                                       COMPANY
                                ---------------------
                                   2004        2003
                                ---------   ---------
                                 RMB'000     RMB'000
Unlisted shares, at cost        2,146,856   1,600,156
Amounts due from subsidiaries     614,652   2,208,459
                                ---------   ---------
                                2,761,508   3,808,615
                                =========   =========

     Particulars of the principal subsidiaries, all of which are limited companies established and operating in the PRC, are as follows:-

                                                                 ATTRIBUTABLE
                                                                    EQUITY
                              PLACE AND       PAID-UP CAPITAL      INTEREST
                               DATE OF       -----------------   ------------        PRINCIPAL
COMPANY                     ESTABLISHMENT      2004      2003     2004   2003       ACTIVITIES
-------                   ----------------   -------   -------    ----   ----   ------------------
                                             RMB'000   RMB'000
China Cargo Airlines      PRC                500,000   500,000     70%    70%   Provision of
   Co., Ltd.              22 July 1998                                          cargo carriage
                                                                                services

China Eastern Airlines    PRC                803,666   236,579     63%    55%   Provision of
   Jiangsu Co., Ltd.(*)   3 May 1993                                            airline services

Eastern Airlines          PRC                 70,000    70,000     86%    86%   Provision of hotel
   Hotel Co., Ltd.        18 March 1998                                         services to crew
                                                                                members

Shanghai Eastern          PRC                473,000   473,000     95%    95%   Provision of
   Flight Training Co.,   18 December 1995                                      flight training
   Ltd.                                                                         services

Shanghai Eastern          PRC                412,500   412,500     99%    99%   Investment holding
   Airlines Investment    8 May 2002
   Co., Ltd.

Shanghai Eastern          PRC                200,000        --     70%    --    Provision of
   Logistics Co., Ltd.    23 August 2004                                        cargo logistics
   (**)                                                                         services

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

* In 2004, the Company and one of a minority shareholder contributed additional capital of RMB408,100,000 and RMB158,987,000 respectively to the subsidiary. The Company's interest in the subsidiary increased from 55% to 63% because the Company contributed proportionally more than its original ownership interest.

** In 2004, the Company, China Cargo and a minority shareholder contributed capital of RMB138,600,000, RMB2,000,000 and RMB59,400,000 respectively to set up the subsidiary. 69% shareholding are held directly and 1% shareholding are held indirectly by the Company.

16.  INVESTMENTS IN ASSOCIATES

                                     GROUP              COMPANY
                               -----------------   -----------------
                                 2004      2003      2004      2003
                               -------   -------   -------   -------
                               RMB'000   RMB'000   RMB'000   RMB'000
Unlisted investment, at cost        --        --   625,964   590,601
Share of net assets            609,130   572,818        --        --
Goodwill                        47,060    53,266        --        --
                               -------   -------   -------   -------
                               656,190   626,084   625,964   590,601
                               =======   =======   =======   =======

                                                              GROUP
                                                        -----------------
                                                          2004      2003
                                                        -------   -------
                                                        RMB'000   RMB'000
Movement of investments in associates is as follows:-
At 1 January                                            626,084   331,570
Cost of investments                                      35,362   327,252
Share of results before taxation                         (4,112)  (28,511)
Share of taxation (note 9(a))                            (1,144)   (4,227)
                                                        -------   -------
At 31 December                                          656,190   626,084
                                                        =======   =======

     The share of results before taxation includes an amortisation of RMB6,206,000 (2003: RMB6,206,000) for the goodwill in respect of acquisition of associates and a provision of RMB51,200,000 (2003: RMB28,000,000) for a receivable from a shareholder of an associate.

     Particulars of the principal associates, all of which are limited companies established and operating in the PRC, are as follows:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                       ATTRIBUTABLE EQUITY
                                PLACE                        INTEREST
                             AND DATE OF     PAID-UP   -------------------       PRINCIPAL
COMPANY                     ESTABLISHMENT    CAPITAL       2004   2003          ACTIVITIES
-------                   ----------------   -------       ----   ----       ----------------
                                             RMB'000
China Eastern Airlines    PRC                600,000        40%    40%       Provision of air
   Wuhan Co., Ltd.        16 August 2002                                     transportation
                                                                             services

Eastern Air Group         PRC                400,000        25%    25%       Provision of
   Finance Co., Ltd.      6 December 1995                                    financial
                                                                             services to
                                                                             companies
                                                                             comprising CEA
                                                                             Holding

Eastern Aviation          PRC                10,000         45%    45%       Provision of
   Advertising Services   4 March 1986                                       aviation
   Co., Ltd.                                                                 advertising
                                                                             agency services

China Eastern Air         PRC                350,000        45%    45%       Provision of air
   Catering Investment    17 November 2003                                   catering
   Co., Ltd.                                                                 services

Eastern Aviation Import   PRC                80,000         45%    45%       Provision of
   & Export Co., Ltd.     9 June 1993                                        aviation
                                                                             equipment, spare
                                                                             parts and tools
                                                                             trading

Shanghai Dongmei          PRC                31,000         45%    45%       Provision of
   Aviation Travel Co.,   17 October 2003                                    travelling and
   Ltd.                                                                      accommodation
                                                                             agency services

Qingdao Liuting           PRC                450,000        25%    25%       Provision of
   International          1 December 2000                                    airport
   Airport Co., Ltd                                                          operation
                                                                             services

17.  GOODWILL AND NEGATIVE GOODWILL

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                  GROUP AND COMPANY
                                            -----------------------------
                                                       NEGATIVE
                                            GOODWILL   GOODWILL    TOTAL
                                            --------   --------   -------
                                             RMB'000    RMB'000   RMB'000
Cost
   At 1 January 2004 and 31 December 2004    113,105   (55,245)    57,860
                                             -------   -------     ------
Accumulated amortisation
   At 1 January 2004                          28,275    (8,920)    19,355
   Charge for the year                         5,654    (3,452)     2,202
                                             -------   -------     ------
   At 31 December 2004                        33,929   (12,372)    21,557
                                             -------   -------     ------
Net book value
   At 31 December 2004                        79,176   (42,873)    36,303
                                             =======   =======     ======
   At 31 December 2003                        84,830   (46,325)    38,505
                                             =======   =======     ======

18.  ADVANCES ON AIRCRAFT AND FLIGHT EQUIPMENT

                                                   GROUP AND COMPANY
                                                -----------------------
                                                   2004         2003
                                                ----------   ----------
                                                  RMB'000      RMB'000
At 1 January                                     2,239,893    3,227,720
Additions                                        1,996,990    1,198,242
Interest capitalised during the year (note 6)       57,120       97,414
Transfers to fixed assets (note 12)             (1,615,400)  (2,283,483)
                                                ----------   ----------
At 31 December                                   2,678,603    2,239,893
                                                ==========   ==========

     Included in the balance as at 31 December 2004 is interest capitalised of RMB160,016,000 (2003: RMB130,965,000).

19.  OTHER LONG-TERM RECEIVABLES AND INVESTMENTS

                                            GROUP                  COMPANY
                                    ---------------------   ---------------------
                                       2004        2003        2004        2003
                                    ---------   ---------   ---------   ---------
                                     RMB'000     RMB'000     RMB'000     RMB'000
Long-term bank deposits (note 25)   1,908,398   1,743,924   1,908,398   1,743,924
Deposits for aircraft under
   operating leases                   133,159     110,812     133,159      90,339
Prepaid custom duty and value
   added tax                           21,083      37,410      21,083      37,410
Prepayments and other long-term
   receivables                        139,966      70,216     118,941      53,875
                                    ---------   ---------   ---------   ---------
                                    2,202,606   1,962,362   2,181,581   1,925,548
                                    =========   =========   =========   =========

20.  TRADE RECEIVABLES LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     The credit terms given to trade customers are determined on an individual basis, with the credit period ranging from half a month to three months.

     As at 31 December 2004, the aging analysis of the trade receivables are as follows:-

                            GROUP                COMPANY
                    ---------------------   -----------------
                       2004        2003       2004      2003
                    ---------   ---------   -------   -------
                     RMB'000     RMB'000    RMB'000   RMB'000
Less than 31 days   1,077,804     853,303   738,246   564,870
31 to 60 days         216,236     348,159    95,537   221,498
61 to 90 days          68,845      28,094    43,910       968
Over 90 days           99,787      96,121    49,400    58,168
                    ---------   ---------   -------   -------
                    1,462,672   1,325,677   927,093   845,504
                    =========   =========   =======   =======

21.  PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

                                             GROUP                 COMPANY
                                     ---------------------   -------------------
                                        2004        2003       2004       2003
                                     ---------   ---------   -------   ---------
                                      RMB'000     RMB'000    RMB'000    RMB'000
Amounts due from related
   companies (note 38(a)(i))           122,253      45,389   116,001      35,785
Receivables from provision of
   ground services                     243,890     111,129   243,890     111,129
Receivables from provision of
   cargo handling services             118,446      70,022        --          --
Prepaid aircraft operating lease
   rentals                             115,456      95,959   101,358      79,340
Short-term deposits with original
   maturity over three months           77,446     108,870    12,721       7,441
Discounts on aircraft acquisitions
   receivable                           31,136      29,814    31,136      29,814
US Treasury zero coupon bonds               --     585,736        --     585,736
   Others                              400,337     324,124   314,888     273,266
                                     ---------   ---------   -------   ---------
                                     1,108,964   1,371,043   819,994   1,122,511
                                     =========   =========   =======   =========

22.  TRADE PAYABLES AND NOTES PAYABLES

     As at 31 December 2004 and 2003, all trade payables were current balances and aged within 30 days.

     As at 31 December 2004, all notes payables were unsecured, interest free and repayable in six months.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

23.  OTHER PAYABLES AND ACCRUED EXPENSES

                                                   GROUP                  COMPANY
                                           ---------------------   ---------------------
                                              2004        2003        2004        2003
                                           ---------   ---------   ---------   ---------
                                            RMB'000     RMB'000     RMB'000     RMB'000
Amounts due to related
   companies (note 38(a)(i))                 138,968     771,643     164,216     739,427
Accrued fuel cost                          1,290,038     697,652   1,136,343     603,381
Accrued take-off and landing charges         749,458     703,994     629,948     540,298
Current portion of accrued aircraft
   overhaul expenses (note 24)               539,249     385,168     464,268     377,224
Other accrued operating expenses             427,294     603,260     290,727     492,295
Accrued salaries, wages and benefits         333,910     138,954     286,467     119,117
Flight equipment purchase payable            289,232     147,775     281,001     141,920
Airport construction levy payable            243,295          --     243,295          --
Levies collected from ticket sales
   on behalf of overseas tax authorities     218,915      82,862     218,915      82,862
Duties and levies payable                    188,627      10,049     150,178          --
Airport expenses related to
   provision of ground services               98,162      42,320      98,162      42,320
Current portion of provision for staff
   housing allowances (note 34 (b))           93,427      85,973      85,387      78,771
Current portion of long-term
   payables (note 31)                         30,000      30,000      30,000      30,000
Current portion of post-retirement
   benefit obligations (note 33(b)(i))        27,500      19,750      25,771      18,635
Amounts due to minority shareholders              --     156,308          --          --
Others                                       685,574     424,281     580,920     339,670
                                           ---------   ---------   ---------   ---------
                                           5,353,649   4,299,989   4,685,598   3,605,920
                                           =========   =========   =========   =========

24.  ACCRUED AIRCRAFT OVERHAUL EXPENSES

                                         GROUP                COMPANY
                                  -------------------   -------------------
                                    2004       2003       2004       2003
                                  --------   --------   --------   --------
                                   RMB'000    RMB'000   RMB'000     RMB'000
At 1 January 2004                  576,552    547,813    515,534    441,863
Additional provisions              244,625    123,213    175,314    121,839
Over provision                     (20,814)   (59,456)   (20,814)   (26,860)
Utilised during the year           (85,154)   (35,018)   (72,755)   (21,308)
                                  --------   --------   --------   --------
At 31 December 2004                715,209    576,552    597,279    515,534
Less: current portion (note 23)   (539,249)  (385,168)  (464,268)  (377,224)
                                  --------   --------   --------   --------
Long-term portion                  175,960    191,384    133,011    138,310
                                  ========   ========   ========   ========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     Accrued aircraft overhaul expenses represent present value of estimated costs of major overhauls for aircraft and engines under operating lease as the Group has the responsibility to fulfill certain return conditions under relevant leases.

25.  OBLIGATIONS UNDER FINANCE LEASES

     At 31 December 2004, the Group and the Company had 22 aircraft (2003: 18 aircraft) under finance leases. Under the terms of the leases, the Group and the Company has the option to purchase, at or near the end of the lease term, certain aircraft at fair market value and others at either fair market value or a percentage of the respective lessor's defined cost of the aircraft.

     The future minimum lease payments, interest and present value of minimum lease payments which are principally denominated in foreign currencies, under these finance leases as at 31 December 2004 are as follows:-

                                                                  GROUP AND COMPANY
                                       ------------------------------------------------------------------------
                                                   2004                                     2003
                                       -----------------------------------   ----------------------------------
                                                                  PRESENT                             Present
                                                                 VALUE OF                             value of
                                         MINIMUM                  MINIMUM      Minimum                minimum
                                          LEASE                    LEASE        lease                  lease
                                        PAYMENTS     INTEREST    PAYMENTS     payments    Interest    payments
                                       ----------   ---------   ----------   ----------   --------   ----------
                                         RMB'000     RMB'000      RMB'000      RMB'000     RMB'000    RMB'000
Within one year                         1,526,981     337,333    1,189,648    2,049,079    356,995    1,692,084
In the second year                      1,962,208     262,372    1,699,836    1,242,950    256,355      986,595
In the third to fifth year inclusive    3,924,600     168,346    3,756,254    4,361,682    322,316    4,039,366
After the fifth year                    2,401,578     385,030    2,016,548      408,853     26,012      382,841
                                       ----------   ---------   ----------   ----------   --------   ----------
Total                                   9,815,367   1,153,081    8,662,286    8,062,564    961,678    7,100,886
                                       ----------   ---------   ----------   ----------   --------   ----------
Less: amount repayable
   within one year                     (1,526,981)   (337,333)  (1,189,648)  (2,049,079)  (356,995)  (1,692,084)
                                       ----------   ---------   ----------   ----------   --------   ----------
Long-term portion                       8,288,386     815,748    7,472,638    6,013,485    604,683    5,408,802
                                       ==========   =========   ==========   ==========   ========   ==========

     At 31 December 2004, the Group and the Company had long-term bank deposits totalling RMB1,908,398,000 (2003: long-term bank deposits and U.S. Treasury zero coupon bonds totalling RMB2,329,660,000) pledged as securities under certain finance lease arrangements (see note 19). All of these bank deposits will be used to meet future lease obligations as they fall due.

     In addition, the Group's finance lease obligations are secured by the related aircraft, the relevant insurance policies and bank guarantees.

26.  LONG-TERM BANK LOANS

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                     GROUP                    COMPANY
                                            -----------------------   -----------------------
                                               2004         2003         2004         2003
                                            ----------   ----------   ----------   ----------
                                              RMB'000      RMB'000      RMB'000      RMB'000
Bank loans
   - secured                                 5,912,958    6,495,507    5,912,958    6,495,507
   - unsecured                               4,823,302    4,727,416    4,792,679    4,727,416
                                            ----------   ----------   ----------   ----------
Total                                       10,736,260   11,222,923   10,705,637   11,222,923
Less: amount repayable
   within one year                          (3,193,432)  (2,250,734)  (3,185,156)  (2,250,734)
                                            ----------   ----------   ----------   ----------
Long-term portion                            7,542,828    8,972,189    7,520,481    8,972,189
                                            ==========   ==========   ==========   ==========

The bank loans are repayable as follows:-

Within one year                              3,193,432    2,250,734    3,185,156    2,250,734
In the second year                           2,386,862    2,438,574    2,370,309    2,438,574
In the third to fifth year inclusive         3,216,181    4,163,578    3,210,387    4,163,578
After the fifth year                         1,939,785    2,370,037    1,939,785    2,370,037
                                            ----------   ----------   ----------   ----------
Total                                       10,736,260   11,222,923   10,705,637   11,222,923
                                            ==========   ==========   ==========   ==========

The terms of long-term bank loans can be summarised as follows:-

                                                              GROUP                    COMPANY
                                                     -----------------------   -----------------------
        INTEREST RATE AND FINAL MATURITIES              2004         2003         2004         2003
        ----------------------------------           ----------   ----------   ----------   ----------
                                                       RMB'000      RMB'000      RMB'000      RMB'000
RMB denominated bank loans:-

Loans for        Fixed interests rates ranging
   working          from 4.94% to 5.76% per annum
   capital          as at 31 December 2004; 3-year
                    loans with final maturity
                    through to 2007                   1,710,100    1,306,700    1,710,100    1,306,700

Loans for the    Fixed interest rate of 5.18% per
   purchases        annum as at 31 December 2004;
   of aircraft      2 to 8-year loans with final
                    maturity through to 2012            880,000           --      880,000           --

Loans for        Fixed interest rate of 5.76% per
  construction      annum as at 31 December 2004;
  projects          7 to 10-year loans with final
                    maturities through to 2007          412,500      637,500      412,500      637,500

U.S. dollar denominated bank loans:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Loans for the    Fixed interest rates ranging from
   purchases        5.65% to 6.86% per annum and
   of aircraft      floating interest rates
                    ranging from 3 months LIBOR
                    +0.25% to 6 months LIBOR +0.3%
                    as at 31 December 2004; 2 to
                    10-year loans with final
                    maturities through to 2013        7,703,037    9,278,723    7,703,037    9,278,723

Loan for the     Floating interest rates of 6
   purchase of      months LIBOR +0.6% as at 31
   an aircraft      December 2004; 3-year loans
   simulator        with final maturity in 2007          30,623           --           --           --
                                                     ----------   ----------   ----------   ----------
Total long-term bank loans                           10,736,260   11,222,923   10,705,637   11,222,923
                                                     ==========   ==========   ==========   ==========

     All secured bank loans as at 31 December 2004 and 2003 of the Group and the Company for the purchases of aircraft were secured by the related aircraft (note 12(b)). In addition, certain secured bank loans with aggregate amount of RMB1,162,186,000 (2003: RMB1,456,320,000) were also guaranteed by Export-Import Bank of the United States, China Industrial and Commercial Bank and China Construction Bank.

     Certain unsecured bank loans of the Group and the Company with aggregate amount of RMB2,122,600,000 (2003: RMB1,944,200,000) were guaranteed by CEA Holding (note 38(b)).

27.  SHORT-TERM BANK LOANS

     Short-term bank loans of the Group and the Company are repayable within one year with interest charged at the prevailing market rates based on the rates quoted by the People's Bank of China. The interest rates related to such loans were between 2.22% and 5.04% per annum (2003: 2.06% and 5.04% per annum). During the year ended 31 December 2004, the weighted average interest rate on short-term bank loans was 3.81% per annum (2003: 3.34% per annum).

28.  SHARE CAPITAL

                                                       2004        2003
                                                    ---------   ---------
                                                     RMB'000     RMB'000
Registered, issued and fully paid of RMB1.00 each
   A shares
      State-owned shares held by CEA Holding        3,000,000   3,000,000
      Shares held by public                           300,000     300,000
                                                    ---------   ---------
                                                    3,300,000   3,300,000
Overseas listed foreign H shares                    1,566,950   1,566,950
                                                    ---------   ---------
                                                    4,866,950   4,866,950
                                                    =========   =========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     Pursuant to articles 49 and 50 of the Company's Articles of Association, the A shares held by CEA Holding, employees, the public and H shares are all registered ordinary shares, carrying equal rights.

29.  RESERVES

                                    STATUTORY   STATUTORY  DISCRETIONARY
                                     COMMON      COMMON        COMMON
                                     RESERVE     WELFARE      RESERVE                             HEDGING
                          SHARE       FUND        FUND          FUND      REVALUATION   CAPITAL   RESERVE   RETAINED
                         PREMIUM   (NOTE (B))  (NOTE (C))    (NOTE (D))     RESERVE     RESERVE  (NOTE 40)   PROFITS    TOTAL
                        ---------  ----------  ----------  -------------  -----------  --------  ---------  --------  ---------
                         RMB'000     RMB'000     RMB'000      RMB'000       RMB'000     RMB'000   RMB'000   RMB'000   RMB'000
GROUP
   AT 1 JANUARY 2004    1,006,455    143,498     142,548       27,989       490,688    (720,057)  (77,879)   501,959  1,515,201
   UNREALISED LOSSES
      ON CASHFLOW
      HEDGES (NOTE 40)
         - GROSS               --         --          --           --            --          --    (7,610)        --     (7,610)
         - TAX                 --         --          --           --            --          --     1,141         --      1,141
   REALISED GAINS ON
      CASHFLOW
      HEDGES (NOTE 40)
         - GROSS               --         --          --           --            --          --    (8,839)        --     (8,839)
         - TAX                 --         --          --           --            --          --     1,326         --      1,326
   PROFIT ATTRIBUTABLE
      TO SHAREHOLDERS          --         --          --           --            --          --        --    514,075    514,075
   TRANSFER FROM
      RETAINED PROFITS
      TO RESERVES
      (NOTE (A))               --     35,299      31,837           --            --          --        --    (67,136)        --
                        ---------    -------     -------       ------       -------    --------   -------    -------  ---------
   AT 31 DECEMBER 2004  1,006,455    178,797     174,385       27,989       490,688    (720,057)  (91,861)   948,898  2,015,294
                        =========    =======     =======       ======       =======    ========   =======    =======  =========

COMPANY
   AT 1 JANUARY 2004    1,006,455     77,214      77,214       27,908       448,859    (720,057)  (77,879)   131,249    970,963
   UNREALISED LOSSES
      ON CASHFLOW
      HEDGES (NOTE 40)
         - GROSS               --         --          --           --            --          --    (7,610)        --     (7,610)
         - TAX                 --         --          --           --            --          --     1,141         --      1,141
   REALISED GAINS ON
      CASHFLOW
      HEDGES (NOTE 40)
         - GROSS               --         --          --           --            --          --    (8,839)        --     (8,839)

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

         - TAX                 --         --          --           --            --          --     1,326         --      1,326
   RELEASE OF RESERVES
      UPON DISPOSALS
      OF AIRCRAFT, NET
      OF TAX                   --         --          --           --       (13,782)         --        --     13,782         --
   PROFIT FOR THE YEAR         --         --          --           --            --          --        --    393,291    393,291
                        ---------    -------     -------       ------       -------    --------   -------    -------  ---------
AT 31 DECEMBER 2004     1,006,455     77,214      77,214       27,908       435,077    (720,057)  (91,861)   538,322  1,350,272
                        =========    =======     =======       ======       =======    ========   =======    =======  =========

                                    STATUTORY   STATUTORY  DISCRETIONARY
                                     COMMON      COMMON        COMMON
                                     RESERVE     WELFARE      RESERVE                             HEDGING
                          SHARE       FUND        FUND          FUND      REVALUATION   CAPITAL   RESERVE    RETAINED
                         PREMIUM   (NOTE (B))  (NOTE (C))    (NOTE (D))     RESERVE     RESERVE  (NOTE 40)    PROFITS      TOTAL
                        ---------  ----------  ----------  -------------  -----------  --------  ---------  ----------  ----------
                         RMB'000     RMB'000     RMB'000      RMB'000       RMB'000     RMB'000   RMB'000     RMB'000     RMB'000
Group
   At 1 January 2003    1,006,455    106,809     106,727       27,989       504,957    (720,057)  (28,225)   1,507,498   2,512,153
   Unrealised losses
      on cashflow
      hedges (note 40)
         - gross               --         --          --           --            --          --   (71,573)          --     (71,573)
         - tax                 --         --          --           --            --          --    10,736           --      10,736
   Realised losses on
      cashflow
      hedges (note 40)
         - gross               --         --          --           --            --          --    13,156           --      13,156
         - tax                 --         --          --           --            --          --    (1,973)          --      (1,973)
   Release of reserves
      upon disposals
      of aircraft
         - gross               --         --          --           --       (16,787)         --        --       16,787          --
         - tax                 --         --          --           --         2,518          --        --           --       2,518
   Loss attributable
      to Shareholders          --         --          --           --            --          --        --     (949,816)   (949,816)
   Transfer from
      retained Profits
      to reserves
      (note (a))               --     36,689      35,821           --            --          --        --      (72,510)         --
                        ---------    -------     -------       ------       -------    --------   -------   ----------  ----------
   At 31 December 2003  1,006,455    143,498     142,548       27,989       490,688    (720,057)  (77,879)     501,959   1,515,201
                        =========    =======     =======       ======       =======    ========   =======   ==========  ==========

Company
   At 1 January 2003    1,006,455     77,214      77,214       27,908       517,549    (720,057)  (28,225)   1,297,904   2,255,962
   Unrealised losses
      on cashflow
      hedges (note 40)
         - gross               --         --          --           --            --          --   (71,573)          --     (71,573)
         - tax                 --         --          --           --            --          --    10,736           --      10,736
   Realised losses on
      cashflow
      hedges (note 40)

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

         - gross               --         --          --           --            --          --    13,156           --      13,156
         - tax                 --         --          --           --            --          --    (1,973)          --      (1,973)
   Release of
   reserves upon
      disposals
   of aircraft
      - gross                  --         --          --           --       (80,812)         --        --       80,812          --
      - tax                    --         --          --           --        12,122          --        --           --      12,122
   Loss for the year           --         --          --           --            --          --        --   (1,247,467) (1,247,467)
                        ---------    -------     -------       ------       -------    --------   -------   ----------  ----------
   At 31 December 2003  1,006,455     77,214      77,214       27,908       448,859    (720,057)  (77,879)     131,249     970,963
                        =========    =======     =======       ======       =======    ========   =======   ==========  ==========

     (a) For the year ended 31 December 2004, under the PRC Accounting Regulations, the profit for the year of the Company is used to offset the loss incurred in 2003. Accordingly, no profit appropriation of the Company to reserves has been made for the year ended 31 December 2004 (2003: nil). Transfer from retained profits to reserves for the year represents the profit appropriation to reserves of certain subsidiaries of the Company.

     (b) Pursuant to PRC regulations and the Company's Articles of Association, the Company is required to transfer 10% of its profit for the year, as determined under the PRC Accounting Regulations, to statutory common reserve fund until the fund aggregates to 50% of the Company's registered capital.

          Statutory common reserve fund can be used to make good previous years' losses, if any, and to issue new shares to shareholders in proportion to their existing shareholdings or to increase the par value of the shares currently held by them, provided that the balance after such issue is not less than 25% of the registered capital.

     (c) Pursuant to PRC regulations and the Company's Articles of Association, the Company is required to transfer 5% to 10% of its profit for the year, as determined under the PRC Accounting Regulations, to the statutory common welfare fund. This fund can only be used to provide staff welfare facilities and other collective benefits to the Company's employees. This fund is non-distributable other than in liquidation.

     (d) The Company is allowed to transfer 5% of the profit for the year as determined under the PRC Accounting Regulations, to discretionary common reserve fund. The transfer to this reserve is subject to the approval by shareholder's meetings.

30.  DEFERRED TAXATION

     As at 31 December 2004, the deferred tax assets and liabilities (prior to offsetting of balances within the same tax jurisdiction) were made up of taxation effects of the followings:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                 2004                                2003
                                   --------------------------------   ----------------------------------
                                   CURRENT   NON-CURRENT     TOTAL     Current    Non-current     Total
                                   -------   -----------   --------   ---------   -----------   --------
                                   RMB'000     RMB'000      RMB'000    RMB'000      RMB'000      RMB'000
GROUP
Deferred tax assets:-
   Tax losses carried forward           --     349,562      349,562          --     312,916      312,916
   Provision for obsolete flight
      equipment and spare parts         --      54,014       54,014          --      41,960       41,960
Repair cost on flight equipment         --     119,039      119,039          --     160,541      160,541
   Provision for post-retirement
      benefits                       4,192      91,060       95,252       2,999      86,734       89,733
   Other accrued expenses          104,493      16,211      120,704     108,518      13,744      122,262
                                   -------    --------     --------    --------    --------     --------
                                   108,685     629,886      738,571     111,517     615,895      727,412
   Less: unrecognised assets            --    (252,120)    (252,120)         --    (258,515)    (258,515)
                                   -------    --------     --------    --------    --------     --------
                                   108,685     377,766      486,451     111,517     357,380      468,897
                                   -------    --------     --------    --------    --------     --------
Deferred tax liabilities:-
   Provision for overhaul               --    (106,128)    (106,128)         --    (103,853)    (103,853)
   Depreciation and amortisation        --    (737,775)    (737,775)         --    (705,385)    (705,385)
                                   -------    --------     --------    --------    --------     --------
                                        --    (843,903)    (843,903)         --    (809,238)    (809,238)
                                   -------    --------     --------    --------    --------     --------
Deferred tax
   assets/(liabilities), net       108,685    (466,137)    (357,452)    111,517    (451,858)    (340,341)
                                   =======    ========     ========    ========    ========     ========

COMPANY
Deferred tax assets:-
   Tax losses carried forward           --     349,562      349,562          --     312,916      312,916
   Provision for obsolete flight
      equipment and spare parts         --      53,108       53,108          --      43,660       43,660
Repair cost on flight equipment         --     120,071      120,071          --     161,573      161,573
   Provision for
      post-retirement benefits       3,866      78,161       82,027       2,795      77,900       80,695
   Other accrued expenses           66,838      16,211       83,049      64,371      13,744       78,115
                                   -------    --------     --------    --------    --------     --------
                                    70,704     617,113      687,817      67,166     609,793      676,959
   Less: unrecognised assets            --    (252,120)    (252,120)         --    (258,515)    (258,515)
                                   -------    --------     --------    --------    --------     --------
                                    70,704     364,993      435,697      67,166     351,278      418,444
                                   -------    --------     --------    --------    --------     --------
Deferred tax liabilities:-
   Provision for overhaul               --     (60,619)     (60,619)         --     (60,441)     (60,441)
   Depreciation and amortisation        --    (715,481)    (715,481)         --    (672,639)    (672,639)
                                   -------    --------     --------    --------    --------     --------
                                        --    (776,100)    (776,100)         --    (733,080)    (733,080)
                                   -------    --------     --------    --------    --------     --------
Deferred tax
   assets/(liabilities), net        70,704    (411,107)    (340,403)     67,166    (381,802)    (314,636)
                                   =======    ========     ========    ========    ========     ========

     Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current liabilities and when the deferred income taxes relate to the same authority. The following amounts, determined after appropriate offsetting, are shown in the balance sheets:

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                  GROUP                COMPANY
                           -------------------   -------------------
                             2004       2003       2004       2003
                           --------   --------   --------   --------
                            RMB'000    RMB'000    RMB'000    RMB'000
Deferred tax assets         395,465    399,771    344,711    349,318
Deferred tax liabilities   (752,917)  (740,112)  (685,114)  (663,954)
                           --------   --------   --------   --------
                           (357,452)  (340,341)  (340,403)  (314,636)
                           ========   ========   ========   ========

     In accordance with PRC tax law, tax losses may be carried forward against future taxable income for a period of five years. As at 31 December 2004, the Company had tax losses carried forward of approximately RMB2,330 million (2003:
RMB2,086 million) which will expire between 2006 and 2009, available to set off against the Company's future taxable income. For the year ended 31 December 2004, the Company did not recognise RMB252,120,000 (2003: RMB258,515,000) of deferred tax asset arising from the tax losses available as management believe it was more likely than not that such tax losses would not be realised before they expire.

     Movement in net deferred taxation liability is as follows:-

                                               GROUP              COMPANY
                                         -----------------   -----------------
                                           2004      2003      2004      2003
                                         -------   -------   -------   -------
                                         RMB'000   RMB'000   RMB'000   RMB'000
At 1 January                             340,341   232,825   314,636   217,941
Charged/(credited) to income statement    19,578   118,797    28,234   117,580
Charged/(credited) to equity
   - revaluation reserves                     --    (2,518)       --   (12,122)
   - unrecognised losses on
     cashflow hedges                      (2,467)   (8,763)   (2,467)   (8,763)
                                         -------   -------   -------   -------
At 31 December                           357,452   340,341   340,403   314,636
                                         =======   =======   =======   =======

31.  LONG-TERM PORTION OF OTHER PAYABLE

                                            GROUP AND COMPANY
                                            -----------------
                                              2004      2003
                                            -------   -------
                                            RMB'000   RMB'000
At 1 January                                151,860   172,250
Less: instalments paid during the year      (30,000)  (30,000)
                                            -------   -------
                                            121,860   142,250
Interest accrued during the year (note 6)     8,344     9,610
                                            -------   -------
At 31 December                              130,204   151,860
Less: Current portion (note 23)             (30,000)  (30,000)
                                            -------   -------
Long-term portion                           100,204   121,860
                                            =======   =======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     Balance is unsecured, accrue interest at an effective rate of 6.21% and is repayable by annual instalment of RMB30 million (before taking into account of time value) up to year 2009.

32.  MINORITY INTERESTS

                                                 GROUP
                                           -----------------
                                             2004      2003
                                           -------   -------
                                           RMB'000   RMB'000
At 1 January                               522,713   404,517
Contributions from minority shareholders   218,387     5,765
Dividends paid to minority shareholders    (60,000)       --
Share of profits of subsidiaries           150,108   112,431
                                           -------   -------
At 31 December                             831,208   522,713
                                           =======   =======

33.  RETIREMENT BENEFIT PLANS AND POST-RETIREMENT BENEFITS

(a)  Defined contribution retirement schemes

     (i)  Pension

          Substantially all of the Group employees are eligible to participate in the Group's retirement schemes. The Group participates in defined contribution retirement schemes organised by the municipal governments of the various provinces in which the Group operates. The Group is required to make annual contributions to the schemes at rates ranging from 20% to 22% of salary costs including certain allowances calculated in the prior year. Employees contribute at rates ranging from 7% to 8% of their basic salaries. The Group has no other material obligation for the payment of retirement benefits beyond the annual contributions under these schemes. For the year ended 31 December 2004, the Group's pension cost charged to the income statement amounted to RMB146,500,000 (2003: RMB121,200,000).

     (ii) Medical insurance

          In 1998, the State Council announced that each municipal government should introduce a medical insurance scheme for employees and retirees of all enterprises, of which the detailed policies and regulations were to be set out by individual municipal government.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          In the end of 2000, the Shanghai Municipal Government promulgated the detailed policies and regulations of its medical insurance scheme. In January 2001, the Group joined this scheme under which the Group and its employees contribute approximately 12% and 2% of the employee's basic salaries to the scheme respectively. The Group has no other obligation for the payment of medical expense beyond the annual contributions. For the year ended 31 December 2004, the Group's medical insurance contribution charged to the income statement amounted to RMB76,288,000 (2003:
     RMB65,012,000).

(b)  Post retirement benefits

     In addition to the above retirement schemes, the Group provides retirees with post-retirement benefits including transportation subsidies, social function activities subsidies as well as other welfare. The expected cost of providing these post-retirement benefits is actuarially determined and recognised by using the projected unit credit method, which involves a number of assumptions and estimates including the rate of inflation, discount rate and employees' turnover ratio.

     (i) As at 31 December 2004, the post-retirement benefit obligations recognised in the balance sheets of the Group and the Company were as follows:-

                                        GROUP              COMPANY
                                  -----------------   -----------------
                                    2004      2003      2004      2003
                                  -------   -------   -------   -------
                                  RMB'000   RMB'000   RMB'000   RMB'000
Present value of unfounded
   post-retirement benefit
   obligations                    538,428   514,351   462,997   440,362
Unrecognised actuarial gains       51,704    51,170    34,948    48,702
                                  -------   -------   -------   -------
Post-retirement benefit
   obligations                    590,132   565,521   497,945   489,064
Less: current portion (note 23)   (27,500)  (19,750)  (25,771)  (18,635)
                                  -------   -------   -------   -------
Post-retirement benefit
   obligations
   - long-term portion            562,632   545,771   472,174   470,429
                                  =======   =======   =======   =======

     (ii) Changes in post-retirement benefit obligations are as follows:-

                                        GROUP              COMPANY
                                  -----------------   -----------------
                                    2004      2003      2004      2003
                                  -------   -------   -------   -------
                                  RMB'000   RMB'000   RMB'000   RMB'000
At 1 January                      565,521   544,677   489,064   466,068
Current service cost               20,849    13,064    17,497    11,262
Interest on obligation             29,857    27,235    25,058    23,474
Actuarial loss recognised             998        --       998        --

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Payment made in the year          (27,093)  (19,455)  (26,067)  (18,712)
Transfer (to)/from subsidiaries        --        --    (8,605)    6,972
                                  -------   -------   -------   -------
At 31 December                    590,132   565,521   497,945   489,064
                                  =======   =======   =======   =======

     (iii) The costs of post-retirement benefits were recognised under wages, salaries and benefits in the consolidated income statement for the year as follows:-

                                  GROUP
                            -----------------
                              2004      2003
                            -------   -------
                            RMB'000   RMB'000
Current service cost         20,849    13,064
Interest on obligation       29,857    27,235
Actuarial loss recognised       998        --
                             ------    ------
Total (note 5)               51,704    40,299
                             ======    ======

     (iv) Principal actuarial assumptions at the balance sheet date are as follows:-

                                    GROUP
                                 -----------
                                 2004   2003
                                 ----   ----
Discount rate                    5.00%  5.00%
Annual rate of increase of per
   capita benefit payment        1.50%  1.50%
Employees turnover rate          3.00%  3.00%
                                 ====   ====

34.  STAFF HOUSING BENEFITS

(a)  Staff housing fund

     In accordance with the PRC housing reform regulations, the Group is required to make contribution to the State-sponsored housing fund at a range from 1% to 15% (2003: 1% to 15%) of the specified salary amount of its PRC employees. At the same time, the employees are required to make contribution equal to the Group's contribution out of their salaries. The employees are entitled to claim the entire sum of the fund contribution under certain specified withdrawal circumstances. For the year ended 31 December 2004, the Group's contributions to the housing funds amounted to RMB94,200,000 (2003:
RMB65,300,000) which is charged to the income statement.

(b)  Staff housing allowances

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     Upon the issuance of the government circulars in 2000, the Company's directors estimated a provision of approximately RMB80,179,000 for staff housing allowance payable to eligible employees who joined in the Group prior to 1998 with reference to staff housing policies already set out by certain provincial governments then. Such provision for staff housing benefits is included in other payables in the Group's consolidated balance sheet as at 31 December 2002.

     In October 2003, the Board of directors approved a new staff housing policy (the "New Staff Housing Policy") which is extended to cover all existing staff who have not been allocated sufficient housing quarters. The benefit level given to the staff under the New Staff Housing Policy is generally higher as compared to the policies to which the Company's directors made reference in 2000.

     Under the New Staff Housing Policy, staff who have not been allocated with any housing quarters or who have not been allocated with a quarter up to the minimum area as set out in the New Staff Housing Policy are entitled to a cash allowance. An eligible staff's entitlement is calculated based on area of quarter entitled and the unit price as set out in the New Staff Housing Policy. The total entitlement is principally vested over a period of 20 years. Upon an employee's resignation, his or her entitlement will cease and any unpaid entitlement related to past services will be paid. Upon the establishment of the New Staff Housing Policy, employees are entitled to a portion of the total entitlement already accrued based on his or her past service period. Such entitlement will be paid over a period of 4 to 5 years. The Group recognised a provision of RMB 340,642,000 as related to its present obligation for its employee's staff housing entitlements, RMB 85,973,000 of which is classified as current portion in other payables in the Group's consolidated balance sheet as at 31 December 2003 (note 23). The incremental obligation of RMB 260,463,000 for staff housing benefits as a result of the New Staff Housing Policy was charged to the 2003's income statement.

     For the year ended 31 December 2004, the staff housing benefit provided under the New Staff Housing Policy amounted to RMB29,253,000 and is charged to the income statement.

35.  SUPPLEMENTARY INFORMATION TO THE CONSOLIDATED CASHFLOW STATEMENT

                                                         2004       2003
                                                      ---------   -------
                                                       RMB'000    RMB'000
Investing activities not affecting cash:-
   Discounts on aircraft acquisition used for
      purchases of flight equipment and spare parts          --    50,220
Financing activities not affecting cash:-
   Finance lease obligations incurred for
      acquisition of aircraft                         3,177,225        --
                                                      =========    ======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

36.  COMMITMENTS AND CONTINGENT LIABILITIES

(a)  Capital commitments

     As at 31 December 2004, the Group and the Company had the following capital commitments:-

                                                      GROUP                   COMPANY
                                             ----------------------   -----------------------
                                                2004         2003        2004         2003
                                             ----------   ---------   ----------   ----------
                                               RMB'000     RMB'000      RMB'000      RMB'000
Authorised and contracted for:-
   - Aircraft and related equipment           8,791,472   7,668,801    8,791,472    7,668,801
   - Other                                      437,574     358,415      406,494      358,415
                                             ----------   ---------   ----------   ----------
                                              9,229,046   8,027,216    9,197,966    8,027,216
                                             ----------   ---------   ----------   ----------
Authorised but not contracted for:-
   - Aircraft and related equipment           3,533,000     723,000    1,900,000           --
   - Additional investment in subsidiaries           --          --           --      992,183
   - Other                                    2,381,710   1,122,526    2,117,727    1,054,650
                                             ----------   ---------   ----------   ----------
                                              5,914,710   1,845,526    4,017,727    2,046,833
                                             ==========   =========   ==========   ==========
                                             15,143,756   9,872,742   13,215,693   10,074,049
                                             ==========   =========   ==========   ==========

     The above commitments mainly include amounts for acquisition of five A320, two A321, twenty A330, six B737, five A319 and five ERJ145 aircraft (2003: ten A320, two A340, four A321 aircraft and two A340 engines) for delivery between 2005 and 2008 (2003: between 2004 and 2005).

     Contracted expenditures for the above aircraft and related equipment, including deposits prior to delivery, subject to an inflation increase built in the contracts and any discounts available upon delivery of the aircraft, were expected to be paid as follows:-

       GROUP AND COMPANY
              2004
       -----------------
            RMB'000
2005       6,945,235
2006       1,350,420
2007         495,817
           ---------
           8,791,472
           =========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(b)  Operating lease commitments

     As at 31 December 2004, the Group and the Company had commitments under operating leases to pay future minimum lease rentals as follows:-

                                                2004                     2003
                                       ----------------------   ----------------------
                                         AIRCRAFT                 Aircraft
                                       AND FLIGHT    LAND AND   and flight    Land and
                                        EQUIPMENT   BUILDINGS    equipment   buildings
                                       ----------   ---------   ----------   ---------
                                         RMB'000     RMB'000      RMB'000     RMB'000
GROUP
Within one year                         1,024,857     19,287     1,063,619     49,532
In the second year                      1,095,792     14,874     1,134,669     12,284
In the third to fifth year inclusive    3,094,495     25,401     2,735,477     24,413
After the fifth year                      550,310     22,139     1,145,355     11,206
                                        ---------     ------     ---------     ------
                                        5,765,454     81,701     6,079,120     97,435
                                        =========     ======     =========     ======
COMPANY
Within one year                           831,187     19,207       869,944     45,343
In the second year                        902,122     14,794       940,995     12,175
In the third to fifth year inclusive    2,397,661     25,379     1,910,171     24,313
After the fifth year                      550,310     22,139     1,080,134     11,206
                                        ---------     ------     ---------     ------
                                        4,681,280     81,519     4,801,244     93,037
                                        =========     ======     =========     ======

37.  SEGMENTAL REPORTING

(a)  Primary reporting format by business segment

     The Group operates in one business segment which is the common carriage of passengers, cargo and mail over various routes authorised by CAAC.

(b)  Secondary reporting format by geographical segment

     The Group's turnover and segment results by geographical segments is analysed as follows:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                                     OTHER
                               DOMESTIC   HONG KONG     JAPAN     COUNTRIES(*)      TOTAL
                              ---------   ---------   ---------   ------------   ----------
                               RMB'000     RMB'000     RMB'000       RMB'000       RMB'000
2004
TRAFFIC REVENUES
   - PASSENGER                8,283,701   2,186,810   1,466,070     3,421,033    15,357,614
   - CARGO AND MAIL             298,846     592,008     647,181     2,890,325     4,428,360
                              8,582,547   2,778,818   2,113,251     6,311,358    19,785,974
OTHER OPERATING REVENUES      1,163,205      22,223      16,900        50,474     1,252,802
                              ---------   ---------   ---------     ---------    ----------
TURNOVER                      9,745,752   2,801,041   2,130,151     6,361,832    21,038,776
                              ---------   ---------   ---------     ---------    ----------
SEGMENT RESULTS                 226,803     388,497     238,192       471,263     1,324,755
                              ---------   ---------   ---------     ---------
UNALLOCATED INCOME (NOTE 4)                                                         154,422
                                                                                 ----------
OPERATING PROFIT                                                                  1,479,177
                                                                                 ==========

2003
Traffic revenues
   - Passenger                5,591,640   1,627,093     977,610     2,064,684    10,261,027
   - Cargo and mail             279,003     390,088     588,361     1,929,532     3,186,984
                              5,870,643   2,017,181   1,565,971     3,994,216    13,448,011
Other operating revenues        788,811      10,738       8,336        21,262       829,147
                              ---------   ---------   ---------     ---------    ----------
Turnover                      6,659,454   2,027,919   1,574,307     4,015,478    14,277,158
                              ---------   ---------   ---------     ---------    ----------
Segment results                (576,838)    224,683     190,042       322,686       160,573
                              ---------   ---------   ---------     ---------
Unallocated income (note 4)                                                          60,890
                                                                                 ----------
Operating profit                                                                    221,463
                                                                                 ==========

(*)  include U.S., Europe and other Asian countries

     The major revenue-earning assets of the Group are its aircraft fleet, all of which are registered in the PRC. Since the Group's aircraft fleet is deployed flexibly across its route network, there is no suitable basis of allocating such assets and the related liabilities to geographical segments and hence segment assets and capital expenditure by segment has not been presented.

38.  RELATED PARTY TRANSACTIONS

(a)  Balances with related companies

     (i)  Amounts due from/to fellow subsidiaries

          Amounts due from/to fellow subsidiaries arising from trading activities are unsecured, interest free and with no fixed terms of repayment. As at 31 December 2004, such balances mainly included the following:-

          China Eastern Air Northwest Company ("CEA Northwest")

          Amount of RMB118,433,000 (2003: RMB217,680,000) due to CEA Northwest comprised amount of air tickets sold by CEA but uplift by CEA Northwest and operating lease rental charges for aircraft.

          China Eastern Air Yunnan Company ("CEA Yunnan")

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          Amount of RMB42,087,000 due from CEA Yunnan (2003: amount due to CEA Yunnan RMB129,789,000) comprised amount of air tickets sold by CEA but uplift by CEA Yunnan and operating lease rental charges for aircraft.

          Nanjing Airlines Co., Ltd. ("Nanjing Airlines")

          Amount of RMB44,370,000 (2003: RMB15,535,000) due from Nanjing Airlines comprised operating lease rental charges for aircraft.

     (ii) Amounts due from/to associates

          China Eastern Airlines Wuhan Co., Ltd. ("CEA Wuhan Airlines")

          Amount of RMB19,063,000 (2003: RMB36,099,000) due to CEA Wuhan Airlines comprised amount of air tickets sold by CEA but uplift by CEA Wuhan Airlines and operating lease rental income for operating lease of aircraft.

          Eastern Aviation Import & Export Co., Ltd. ("EAIEC")

          Amount of RMB47,093,000 (2003: RMB509,249,000) due to EAIEC comprised prepayments and purchases of flight equipment and flight equipment spare parts payable to EAIEC.

          Shanghai Dongmei Aviation Travel Co., Ltd. ("SDATC")

          Amount of RMB39,485,000 (2003: RMB24,940,000) due from SDATC represented amount of tickets sold by SDATC.

     (iii) Short-term deposits with an associate

          The Group and the Company have short-term deposits of RMB413,870,000 and RMB43,207,000 (2003: RMB214,241,000 and RMB88,124,000) respectively placed with Eastern Air Group Finance Co., Ltd. ("EAGF"), an associate. The short-term deposits yield interest at an average rate of 0.72% per annum (2003: 0.72% per annum).

     (iv) Short-term loans from an associate

          The Group and the Company have short-term loans of RMB140,765,000 and RMB132,765,000 (2003: RMB860,000,000 and RMB830,000,000) respectively from
     EAGF. During the year ended 31 December 2004, the weighted average interest rate on the loan was 4.5% per annum (2003: 4.54% per annum).

(b)  Guarantee by the holding company

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     As at 31 December 2004, unsecured long-term bank loans of the Group and the Company with aggregate amount of RMB2,122,600,000 (2003: RMB1,944,200,000) are guaranteed by CEA Holding (note 26).

(c)  Related party transactions

     Except as disclosed in note 8 of the financial statement, the Group had the following material transactions with its related parties during the year ended 31 December 2004, which were, in the opinion of the directors, carried out in the normal course of business:-

     (i)  Sublease arrangement with CEA Northwest

          During the year ended 31 December 2004, the Company entered into operating lease agreements with two third-party lessors to lease six A320 aircraft. These aircraft were operated by CEA Northwest from the effective date of the relevant lease to the date of agreement being modified (refer below for details). No agreements were entered into between the Company and CEA Northwest regarding the arrangement, nor written consents obtained from the lessors for the operation of the six A320 by CEA Northwest. Under the lease arrangement, the Company is liable to the lessors for all obligations under the lease agreement. Upon the Board of Directors being notified of the arrangement in August 2004, it appropriately took action and the Company entered into agreements in December 2004 and April 2005 with the third-party lessors, CEA Northwest, and the relevant leasing company to modify the original lease agreement (the "Novation and Amendment Agreements") to completely relieve the Company of the lease obligations for the lease arrangements. From the inception of the lease to the effective date of the Novation and Amendment Agreements, the Company charged CEA Northwest the same amount it paid to the third-party lessors for use of the six A320 aircraft.

          Under the Novation and Amendment Agreements, the Company was relieved from all obligations related to the original lease arrangements from the inception of the lease and CEA Northwest will become the sole lessee to the amended lease agreements. During 2004, prior to the execution of the Novation and Amendment Agreements, the Company account for the arrangement as a sublease, the lease income of RMB83,241,000 from CEA Northwest are recorded as other operating income, and the same amount paid to the third-party lessors as lease expense.

     (ii) Rescission of lease arrangements with fellow subsidiaries

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

          During the year ended 31 December 2004, the Group entered into certain lease arrangements to lease aircraft from fellow subsidiaries to operate on certain of the Company's air routes. In connection with the lease arrangements, the Company operated the aircraft, recognising traffic revenue and expenses, relating to payments to independent third parties for fuel, take-off and landing fees, and other costs related to the operation of those aircraft.

          Under PRC Company Law and applicable stock exchange listing rules, certain related party transactions meeting specified thresholds, including lease transactions, require prior approval by the Board of Directors, including the independent directors. Certain of the lease arrangements to lease three A310 aircraft from CEA Northwest and three Bae146 aircraft from Nanjing Airlines, a subsidiary of CEA Northwest, (collectively, the "Leased Aircraft") in 2004 had not been properly authorised and approved in advance by the Board of Directors. Accordingly, as such lease arrangements were not properly approved in advance, the Board of Directors resolved in August and December 2004 to terminate the lease arrangements, and agreement was reached with CEA Northwest to terminate such arrangements. In connection with the termination of the lease arrangements, the Company and CEA Northwest agreed to retroactively rescind the transactions from the inception of the lease arrangements as permitted under PRC laws. The Company has been advised by its external PRC counsel that under PRC law, a transaction can be rendered invalid from inception upon agreement by all parties. However, under IFRS, because the Group actually operated the Leased Aircraft in its normal business operations during the period from the inception to rescission of the lease, the air traffic revenue of RMB440,864,000 and related operating costs of RMB573,893,000 (including the lease charges of RMB192,098,000 and RMB44,695,000 payable to CEA Northwest and Nanjing Airlines respectively) have been recognised in the financial statements of the Company. The impact of the retroactive rescission of the CEA Northwest lease arrangements was for CEA Northwest and Nanjing Airlines to waive amounts owed by the Group totaling RMB133,029,000 (the "Settlement Amount"), which represents the operating losses incurred on the operation of the Leased Aircraft during 2004. The Settlement Amount was in effect an extinguishment of a financial liability through a reduction of the Group's inter-company payable account with CEA Northwest or Nanjing Airlines, as applicable. The Settlement Amount was recognised as non-operating income for the year ended 31 December 2004 due to its nature being that of a financing transaction. The action of the Board of Directors to disapprove and retroactively rescind such arrangement, with consent from CEA Northwest or Nanjing, was to ensure that the Group's financial position being restored to what it would have been had the lease arrangements never been entered into.

     (iii) In addition to the transaction disclosed above, the Group had the following transactions, with its related parties during the year ended 31 December, 2004:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                                        INCOME/
                                                                 (EXPENSES, PAYMENTS OR
                                                                PURCHASE CONSIDERATION)
                                                                -----------------------
NATURE OF TRANSACTION                      RELATED PARTY            2004       2003
---------------------                ------------------------     --------   --------
                                                                   RMB'000    RMB'000
WITH CEA HOLDING OR
   COMPANIES DIRECTLY OR
   INDIRECTLY HELD BY CEA
   HOLDING:-

Interest income on deposits at       EAGF                            4,897      4,096
   rates of 0.72% per annum
   (2003: 0.72% per annum)

Interest expenses on loans at        EAGF                           (1,150)    (6,396)
   rates of 4.5% per annum
   (2003: 4.54% per annum)

Commission income on                 - CEA Northwest                93,062     51,667
   carriage service provided by      - CEA Yunnan                   81,517     50,442
   other airlines with air tickets   - CEA Wuhan Airlines           32,396     28,964
   sold by the Group at fixed
   rates ranging from 3% to 9%
   of value of tickets sold

Commission expenses on air           - Shanghai Tourism            (13,201)    (6,046)
   tickets sold on behalf of the        Company (Hong Kong)
   Group at rates ranging from          Limited
   3% to 9% of value of tickets
   sold
                                     - CEA Northwest               (14,181)   (17,776)
                                     - CEA Yunnan                  (22,494)   (10,743)
                                     - Certain other               (19,402)   (25,466)
                                        subsidiaries
                                        of CEA Holding
                                     - CEA Wuhan                   (32,396)    (8,547)
                                     - Airlines
                                     - SDATC                        (8,228)   (24,940)

Handling charges of 0.1% to          EAIEC                         (34,270)   (21,393)
   2% for purchase of aircraft,
   flight, equipment flight
   equipment spare parts and
   other fixed assets

Ticket reservation service           TravelSky Technology          (86,311)   (71,884)
   charges for utilisation of           Limited
   computer reservation system

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Repairs and maintenance              CEA Northwest                  (9,535)        --
  expenses for ground service
  facilities

Repairs and maintenance              Shanghai Eastern              (25,445)   (25,361)
   expenses or aircraft and             Union Aviation
   engines                              Wheels & Brakes
                                        Overhaul Engineering
                                        Co., Ltd.

Lease rental income from             CEA Wuhan Airlines             38,239     31,209
   operating lease of aircraft

Lease rental charges for             - CEA Northwest              (199,188)   (69,118)
   operating lease of aircraft       - Nanjing Airlines                 --    (23,348)
                                     - CEA Yunnan                  (86,341)   (27,726)

Source of food and beverages         - Eastern Air (Shantou)       (57,623)   (36,413)
                                        Economic Development
                                        Co., Ltd.
                                     - China Eastern Air          (188,406)        --
                                        Catering Investment
                                        Co., Ltd
                                     - Shanghai Eastern                 --    (96,984)
                                        Air Catering Co., Ltd
                                     - Qilu Eastern Air                 --     (5,285)
                                        Catering Co., Ltd.
                                     - Qingdao Air Service              --     (2,518)
                                        Co., Ltd.

Advertising expenses                 Eastern Aviation               (5,629)    (2,676)
                                        Advertising Service
                                        Co., Ltd. ("EAASC")

Purchase of aviation                 Shanghai Eastern              (14,850)    (3,149)
   equipment                            Aviation Equipment
                                        Manufacturing
                                        Corporation

Rental expenses                      Shanghai Eastern               (5,582)    (5,945)
                                        Aviation Equipment
                                        Manufacturing
                                        Corporation

Investment in China Eastern          CEA Holding                    (5,000)        --
   Air Real Estate Investment
   Co., Ltd.,a company 95%
   owned by CEA Holding

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

Investment in an associate,          CEA Holding                        --    (43,820)
   Eastern Aviation Import &
   Export Co. Ltd., a company
   55% owned by CEA
   Holding

Investment in an associate,          CEA Holding                        --   (157,500)
   China Eastern Air Catering
   Investment Co., Ltd., 55%
   interests of which is owned
   by CEA Holding

Investment in an associate,          CEA Holding                        --     (6,828)
  Shanghai Dongmei Aviation
  Travel Co., Ltd., 55%
  interests of which is
  owned by CEA Holding

     (iv) Other related party arrangements with CEA Northwest/CEA Yunnan

          In addition to the related party transactions disclosed above, the Company also has other non-monetary arrangements with CEA Northwest and CEA Yunnan as follows:

          - Air routes - In the PRC, air routes are assigned by CAAC. The Company has permitted CEA Northwest and CEA Yunnan to use some of the air routes allocated to the Company during the year of 2004 at no charge to CEA Northwest or CEA Yunnan, as applicable, as the Company did not have sufficient capacity to fully utilise those air routes.

          - Inter-airline billing code - As with all other airlines in the PRC, the Company pays a processing fee to CAAC for use of the ticket settlement system based on the volume of the tickets processed. At the direction of CAAC, the Company has permitted CEA Northwest and CEA Yunnan to use the Company's unique inter-airline billing code ("781") at no incremental charge other than amounts paid to CAAC to facilitate ticket settlement between the airlines. Internal administrative cost for ticket handling and processing are not charged to CEA Northwest and CEA Yunnan.

     (v)  Related party transaction of an associate

          China Eastern Air Catering Investment Co., Ltd, an associate of the Company in which the Company and CEA Holding hold 45% and 55% interest respectively, acquired certain

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     subsidiaries from CEA Holding in an aggregate consideration of RMB263,804,000 during the year ended 31 December 2004.

(d) In accordance with a specific exemption in IAS 24, "Related Party Disclosure", the Group does not accumulate or disclose transactions with other state-owned enterprises as related party transactions.

39.  FINANCIAL RISK MANAGEMENT

     Financial assets of the Group mainly include short-term deposits and bank balances, deposits with and amounts due from related companies, trade receivables, long-term receivables, bank deposits, short-term investments and derivative assets. Financial liabilities of the Group include bank and other loans, obligations under finance leases, amounts due to related companies, trade payables, notes payables, derivative liabilities and other payables.

(a)  Business risk

     The operations of the air transportation industry are substantially influenced by global political and economic development. Accidents, wars, natural disasters, etc. may have material impact on the Group's operations or the industry as a whole. In addition, the Group conducts its principal operations in the PRC and accordingly is subject to special consideration and significant risks not typically associated with companies in the United States of America and Western Europe. These include risks associated with, among others, the political, economic and legal environment, competition and influence of CAAC in the PRC civil aviation industry.

(b)  Price risk

     The Group's results of operations may be significantly affected by the fluctuation of the fuel prices which is a significant expense for the Group. While the international fuel prices are determined by worldwide market demand and supply, domestic fuel prices are regulated by CAAC. It is the Group's plan to strengthen the control over the fuel price risk through financial derivatives.

(c)  Interest rate risk

     The Group has significant bank borrowings and is exposed to risk arising from changes in market interest rates. To hedge against the variability in the cashflow arising from a change in market interest rates, the Group entered into certain interest rate swaps during the year (note 40(a)). The interest rates and terms of repayment of loans made to the Group are disclosed in notes 25, 26 and 27.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

(d)  Credit risk

     The Group has no significant concentrations of credit risk. The Group has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history. The Group also receives deposit from customers and counter-parties, where appropriate, if they require credit. A major portion of sales is conducted through sales agents and majority of these agents is connected to various settlement plans and/or clearing systems which have tight requirements on credit standing of these agents.

     Transactions in relation to derivative financial instruments are only carried out with financial institutions of high reputation. The Group has policies that limit the amount of credit exposure to any one financial institution.

     (i)  Deposits with an associate and cash and bank balances

          Substantially all the Group's cash and bank balances are placed with a number of international and PRC banks and an associate, EAGF. Amount placed with any one institution is subject to a cap. Regular assessment of credit ratings on these institution has been performed. Details of deposits placed with EAGF have been disclosed in note 38(a)(iii).

     (ii) Trade receivables

          These are mainly tickets sales receivable from sales agents and receivables related to uplifts by the Company on behalf of other carriers which are spread among numerous third parties.

     (iii) Other receivables

     These are spread among numerous third parties.

(e)  Liquidity risk

     The Group's primary cash requirements have been for additions of and upgrades on aircraft and flight equipment and payments on related debts. The Group finances its working capital requirements through a combination of funds generated from operations and short-term bank loans. The Group generally acquires aircraft through long-term finance leases. To take advantage of the low interest rate for long-term loans, recently the Group also purchased certain number of aircraft through long-term loans from banks in the PRC.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     The Group generally operates with a working capital deficit. As at 31 December 2004, the Group's net current liabilities amounted to RMB 12,502 million (2003: RMB9,941 million). For the year ended 31 December 2004, the Group recorded a net cash inflow from operating activities of RMB3,266 million (2003:
RMB3,163 million), a net cash outflow from investing activities and financing activities of RMB2,745 million (2003: RMB3,541 million), and an increase in cash and cash equivalents of RMB521 million (2003: decrease of RMB378 million).

     The directors of Company believe that cash from operations and short-term bank borrowings will be sufficient to meet the Group's operating cashflow. Due to the dynamic nature of the underlying businesses, the Group treasury aims at maintaining flexibility in funding by keeping credit lines available. The directors of the Company believe that the Group has obtained sufficient general credit facilities from PRC banks for financing future capital commitments and for working capital purposes.

(f)  Foreign currency risk

     The Group's finance lease obligation as well as certain bank and other loans are denominated in US dollars, Japanese Yen and Euro, and certain expenses of the Group are denominated in currencies other than RMB. The Group generates foreign currency revenues from ticket sales made in overseas offices and would normally generate sufficient foreign currencies after payment of foreign currency expenses, to meet its foreign currency liabilities repayable within one year. RMB against US dollars had been comparatively stable in the past. However, RMB against Japanese Yen and Euro had experienced a significant level of fluctuation over the past two years which is the major reason for the significant exchange differences recognised by the Group for the years ended 31 December 2003 and 2004.

     The Group enters into certain foreign currency forward contracts with PRC banks to hedge against foreign currency risk (note 40).

(g)  Fair value

     The carrying amounts and estimated fair value of the Group's significant financial assets and liabilities at 31 December 2004 are set out as follows:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                   GROUP AND COMPANY
                                   -------------------------------------------------
                                             2004                      2003
                                   -----------------------   -----------------------
                                    CARRYING                  Carrying
                                     AMOUNT     FAIR VALUE     amount     Fair value
                                   ----------   ----------   ----------   ----------
                                     RMB'000     RMB'000       RMB'000      RMB'000
Long-term bank loans               10,705,637    9,878,592   11,222,923   10,131,805
Obligations under finance leases    8,662,286    8,382,324    7,100,886    7,069,346
Long-term bank deposits             1,908,398    1,990,832    1,743,924    1,840,139
                                   ==========    =========   ==========   ==========

     The fair values of the long-term bank loans, obligation under finance leases and long-term bank deposits are estimated by applying a discounted cashflow approach using current market interest rates for similar indebtedness/investment.

     The fair value of cash and bank balances, trade receivables, other receivables, amounts due from and to related companies, trade payables, notes payables, other payables and short-term bank loans are not materially different from their carrying amounts because of the short maturities of these instruments.

     Fair value estimates are made at specific point in time and are based on relevant market information. This estimate is subjective in nature and involves uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in valuation methods and assumptions could significantly affect the estimates.

40.  DERIVATIVE FINANCIAL INSTRUMENTS

                                                  GROUP AND COMPANY
                                                ---------------------
                                                 ASSETS   LIABILITIES
                                                -------   -----------
                                                RMB'000     RMB'000
AT 31 DECEMBER 2004
INTEREST RATE SWAPS (NOTE (A))                   11,571      19,447
FORWARD FOREIGN EXCHANGE CONTRACTS (NOTE (B))        --     100,196
                                                -------     -------
                                                 11,571     119,643
                                                =======     =======

At 31 December 2003
Interest rate swaps (note (a))                    2,814      40,390
Forward foreign exchange contracts (note (b))        --      54,047
                                                -------     -------
                                                  2,814      94,437
                                                =======     =======

(a)  Interest rate swaps

     The Group uses interest rate swaps to reduce risk of changes in market interest rates (note 39(c)). The interest rate swaps entered into by the Group generally for swapping variable rates, usually reference to LIBOR, with fixed rates. The Group's interest rate swaps fulfill the criteria for hedge accounting and are accounted for as cashflow hedge. As at 31 December 2004, the notional

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

amount of the outstanding interest rate swap agreements was approximately US$437 million (2003: US$164 million) which will expire between 2006 and 2013. For the year ended 31 December 2004, a net gain of RMB29,700,000 (2003: loss of RMB315,000) arising from changes in the fair value of the interest rate swaps subsequent to initial recognition is recognised directly in the hedging reserve (note 29).

(b)  Forward foreign exchange contracts

     The Group uses currency forward contracts to reduce risks of changes in currency exchange rates in respect of ticket sales and expenses denominated in foreign currencies (note 39(f)). These contracts were generally entered for sales of Japanese Yen and purchases of U.S. dollars at fixed exchange rates. The Group's currency forward contracts qualify for hedge accounting and are accounted for as cashflow hedges of firm commitments. As at 31 December 2004, the notional amount of the outstanding currency forward contracts were approximately US$226 million (2003: US$237 million). These currency forward contracts will expire between 2006 and 2010. For the year ended 31 December 2004, a net loss of RMB46,149,000 (2003: RMB58,102,000) arising from changes in the fair value of these foreign currency forwards subsequent to initial recognition is recognised directly in the hedging reserve (note 29).

41.  ULTIMATE HOLDING COMPANY

     The directors regard CEA Holding, a company established in the PRC, as being the immediate holding and the ultimate holding company.

42.  POST BALANCE SHEET DATE EVENT

     On 2 March 2005, the Company entered into an agreement with United Technologies Far East Limited ("UTFEL"), to establish Hamilton Sundstrand (Shanghai) Aerospace Technology Limited ("HSSATL"), a jointly controlled entity which will be principally engaged in the provision of repair and maintenance services for auxiliary power units of aircraft in the PRC. The registered capital of HSSATL is US$8,900,000, which is to be contributed by the Company and UTFEL in proportion of 51% and 49% respectively.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

B.   INTERIM FINANCIAL STATEMENTS

     The following are the interim financial statements of the Group for the six months ended 30 June 2005 together with the comparative figures for the corresponding period in 2004, and the relevant notes, as extracted from the interim report of the Company for the six months ended 30 June 2005.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

CONDENSED CONSOLIDATED INCOME STATEMENT

                                                               (UNAUDITED)
                                                         SIX MONTHS ENDED 30 JUNE
                                                       ---------------------------
                                                                        Restated
                                                NOTE       2005           2004
                                                ----   -----------   -------------
                                                         RMB'000        RMB'000
                                                                        (note 2)
Traffic revenues
   Passenger                                             7,479,529       7,038,094
   Cargo and mail                                        2,260,641       1,955,581
Other operating revenues                                   620,877         479,276
Turnover                                          3     10,361,047       9,472,951
Other operating income, net                       4         99,732          94,363
Operating expenses
   Wages, salaries and benefits                           (747,912)       (755,914)
   Take-off and landing charges                         (1,561,415)     (1,509,209)
   Aircraft fuel                                        (3,324,323)     (2,356,769)
   Food and beverages                                     (383,240)       (355,091)
   Aircraft depreciation and operating leases           (1,702,733)     (1,778,211)
   Other depreciation, amortisation and
      operating leases                                    (268,699)       (228,812)
   Aircraft maintenance                                   (770,300)       (590,140)
   Commissions                                            (405,049)       (292,772)
   Office and administration                              (807,916)       (509,040)
   Others                                                 (483,524)       (393,880)
Total operating expenses                               (10,455,111)     (8,769,838)
                                                       -----------   -------------
Operating profit                                             5,668         797,476
Finance costs, net                                        (433,868)       (339,149)
Share of results of associates                             (12,687)          7,384
                                                       -----------   -------------
(Loss)/profit before income tax                           (440,887)        465,711
Income tax expenses                               5        (34,419)        (66,434)
                                                       -----------   -------------
(Loss)/profit for the period                              (475,306)        399,277
                                                       ===========   =============
Attributable to:
   (Loss)/profit attributable to shareholders             (471,417)        345,629
   Minority interests                                       (3,889)         53,648
                                                       -----------   -------------
                                                          (475,306)        399,277
                                                       ===========   =============
(Loss)/earnings per share
   - Basic and diluted                            6      (RMB0.097)  RMB     0.071
                                                       ===========   =============

CONDENSED CONSOLIDATED BALANCE SHEET

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                         (UNAUDITED)    (Audited)
                                                           30 JUNE     31 December
                                                  NOTE      2005           2004
                                                  ----   -----------   -----------
                                                           RMB'000       RMB'000
                                                                         (note 2)
NON-CURRENT ASSETS
   Fixed assets                                     9     37,729,107    30,220,319
   Construction in progress                                  205,027       188,654
   Lease prepayments                                         908,804       828,808
   Investments in associates                                 681,272       656,190
   Goodwill                                        10        902,880        36,303
   Advances on aircraft and fight equipment                6,563,301     2,678,603
   Other long-term receivables and investments             2,876,727     2,202,606
   Deferred tax assets                                       452,899       395,465
   Derivative assets                                          80,977        11,571
                                                          50,400,994    37,218,519
CURRENT ASSETS
   Flight equipment spare parts less allowance
      for obsolescence                                       784,054       523,186
   Trade receivables less allowance for
      doubtful accounts                            11      1,620,278     1,462,672
   Prepayments, deposits and other receivables             1,469,068     1,108,964
   Cash and cash equivalents                               2,705,656     2,114,447
                                                           6,579,056     5,209,269
CURRENT LIABILITIES
   Trade payables                                  12        238,816        64,718
   Notes payables                                  12      1,907,628       838,337
   Sales in advance of carriage                              693,865       719,957
   Other payables and accrued expenses                     9,043,929     5,353,649
   Dividend payable                                           97,339            --
   Current portion of obligations under finance
      leases                                               2,259,028     1,189,648
   Current portion of long-term bank loans                 2,536,401     3,193,432
   Tax payable                                               212,190       162,606
   Short-term bank loans                                  12,896,887     6,188,919
                                                          29,886,083    17,711,266
                                                         -----------   -----------
NET CURRENT LIABILITIES                                  (23,307,027)  (12,501,997)
                                                         -----------   -----------
TOTAL ASSETS LESS CURRENT LIABILITIES                     27,093,967    24,716,522
                                                         ===========   ===========
CAPITAL AND RESERVES ATTRIBUTABLE TO THE
   COMPANY'S EQUITY HOLDERS
   Share capital                                           4,866,950     4,866,950
   Other reserves                                          1,141,453     1,066,396
   Retained earnings                                         423,015       948,898
                                                           6,431,418     6,882,244

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

MINORITY INTEREST                                            737,319       831,208
                                                         -----------   -----------
TOTAL EQUITY                                               7,168,737     7,713,452
                                                         -----------   -----------
NON-CURRENT LIABILITIES
Obligations under finance leases                           9,090,452     7,472,638
Long-term bank loans                                       8,005,667     7,542,828
Derivatives liabilities                                       78,524       119,643
Other long-term liabilities                                2,750,587     1,867,961
                                                         -----------   -----------
                                                          19,925,230    17,003,070
                                                         -----------   -----------
                                                          27,093,967    24,716,522
                                                         ===========   ===========

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                   ATTRIBUTABLE TO EQUITY
                                                   HOLDERS OF THE COMPANY
                                              --------------------------------
                                                SHARE       OTHER     RETAINED   MINORITY     TOTAL
(UNAUDITED)                                    CAPITAL     RESERVES   EARNINGS   INTEREST    EQUITY
-----------                                   ---------   ---------   --------   --------   ---------
                                               RMB'000     RMB'000     RMB'000    RMB'000   RMB'000
Balance as at
1 January 2005, as previously presented       4,866,950   1,066,396    948,898         --   6,882,244
Re-presentation as a result of the adoption
   of the revised IAS1 and IAS27 (note 1)            --          --         --    831,208     831,208
Effect of changes in accounting
   policy (note 1)                                   --          --     42,873         --      42,873
                                              ---------   ---------   --------   --------   ---------
Balance as at 1 January 2005                  4,866,950   1,066,396    991,771    831,208   7,756,325
Net gains not recognised in the
   income statement
   - Unrealised gains on cash flow hedges            --      75,057         --         --      75,057
Loss for the period                                  --          --   (471,417)    (3,889)   (475,306)
Dividend relating to 2004                            --          --    (97,339)   (90,000)   (187,339)
                                              ---------   ---------   --------   --------   ---------
Balance as at 30 June 2005                    4,866,950   1,141,453    423,015    737,319   7,168,737
                                              =========   =========   ========   ========   =========
Balance as at
1 January 2004, as previously presented       4,866,950   1,013,242    501,959         --   6,382,151
Re-presentation as a result of the adoption
   of the revised IAS1 and IAS27 (note 1)            --          --         --    734,500     734,500
                                              ---------   ---------   --------   --------   ---------
Balance as at 1 January 2004                  4,866,950   1,013,242    501,959    734,500   7,116,651
Net gains not recognised in the
   income statement
   - Unrealised gains on cash flow hedges            --      39,547         --         --      39,547
Profit for the period (note 2)                       --          --    345,629     53,648     399,277
                                              ---------   ---------   --------   --------   ---------
Balance as at 30 June 2004                    4,866,950   1,052,789    847,588    788,148   7,555,475
                                              =========   =========   ========   ========   =========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

                                               SIX MONTHS ENDED 30 JUNE
                                               ------------------------
(UNAUDITED)                                        2005         2004
-----------                                     ----------   ----------
                                                  RMB'000      RMB'000
Net cash generated from operating activities       727,590    1,813,810
Net cash used in investing activities           (4,173,129)  (1,964,933)
Net cash generated from financing activities     4,054,520       43,753
                                                ----------   ----------
Net increase/(decrease) in cash and cash
   equivalents                                     608,981     (107,370)
Cash and cash equivalents at 1 January           2,114,447    1,582,780
Exchange adjustment                                (17,772)      (2,864)
                                                ----------   ----------
Cash and cash equivalents at 30 June             2,705,656    1,472,546
                                                ==========   ==========

Analysis of the balances of cash and cash equivalents

                                                      30 JUNE     30 June
                                                        2005        2004
                                                     ---------   ---------
                                                      RMB'000     RMB'000
Cash and bank balances                               2,701,245   1,497,775
Short-term deposits with an associate                   93,217      58,845
Less: short-term deposits with original maturities
   over three months                                   (88,806)    (84,074)
                                                     ---------   ---------
                                                     2,705,656   1,472,546
                                                     =========   =========

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1.   BASIS OF PREPARATION AND PRINCIPAL ACCOUNTING POLICIES

     The unaudited condensed consolidated interim financial statements comprise the consolidated financial statements of the Company and all its subsidiaries (the "Group") at 30 June 2005 and of their results for the six months ended 30 June 2005. All significant transactions between and among the Company and its subsidiaries are eliminated on consolidation.

     The unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), in particular, International Accounting Standard ("IAS") 34 Interim Financial Reporting. This basis of accounting differs in

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

certain material respects from that used in the preparation of the Group's interim financial statements in the People's Republic of China ("PRC"), which are prepared in accordance with the accounting and the relevant regulations applicable in the PRC ("PRC Accounting Regulations").

     The accounting polices used in the preparation of these unaudited condensed consolidated interim financial statements are consistent with those used in the annual audited financial statements for the year ended 31 December 2004 except for those modified by the Group as a result of the adoption of the new revised IFRS.

     In 2005, the Group adopted the new revised IFRS below, which are relevant to its operation. The adoption of the IFRS did not result in substantial changes to the Group's accounting policies. In summary:

     - IAS 1 and 27 (both revised in 2003) have affected the presentation of minority interest. IAS 1 (revised in 2003) also has affected the presentation of share of profit of associates and other disclosures.

     -    IAS 2, 8, 10, 16, 17, 21, 28, 32, 33 (all revised in 2003) and 39
          (revised in 2004), IFRS 2 and 5 had no material effect on the Group's policies.

     - The Company adopted IFRS 3 on 31 March 2004. As a result of adopting IFRS 3, the Group ceased amortisation of goodwill and negative goodwill from 1 January 2005. Accumulated amortisation as at 31 December 2004 has been eliminated with a corresponding decrease in the costs of goodwill. From 1 January 2005 onwards, goodwill arising from all acquisitions is tested annually for impairment, as well as when there are indications of impairment. The negative goodwill is derecognised as at 1 January 2005 with a corresponding adjustment to the opening balance of retained earnings. Negative goodwill of RMB42,873,000 has been derecognised and credited to the opening balance of retained earnings as at 1 January 2005.

2.   COMPARATIVES

     The interim results for the six months ended 30 June 2004 have been restated for the purposes of this report to reflect corrections made in connection with (1) the rescission of certain related party lease arrangements (as described in note 38(c) to the financial statements of the Company's 2004 annual report) and (2) certain changes in the recognition of lease benefit received upon termination of a finance lease (as described below). These corrections have already been made with respect to, and are fully reflected in, the Company's annual audited financial statements for the year ended 31 December 2004, which contain the corrected actual net profit and other corrected figures.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     As described in the Company's 2004 annual report, in January 2004, the Company exercised its right to purchase an aircraft upon settlement and termination of an aircraft finance lease arrangement and received a lease rebate from the third party lessor. The previously reported financial results for the six months ended 30 June 2004 recognised the lease rebate as other operating income. It was determined that for accounting purposes, in accordance with IFRS, the lease rebate should have been recognised as an adjustment to the carrying value of the purchased aircraft.

     As a result of the restatement for the aforementioned items, (i) turnover was increased by RMB149,870,000, (ii) other operating income was reduced by RMB98,921,000, (iii) operating expenses were increased by RMB192,285,000, and
(iv) net profit after tax was reduced by RMB134,232,000 for the six months ended 30 June 2004 from the previously reported results.

     In addition to the above restatement, the 2004 comparative numbers have also been amended as required, in accordance with the relevant requirements and current period classification.

3.   TURNOVER

     The Group is principally engaged in the provision of domestic, Hong Kong Special Administrative Region ("Hong Kong") and international passenger, cargo and mail airline services. Turnover comprises revenues from airline and related services net of sales tax. The turnover and segment results by geographical segments are analysed as follows:-

                                          FOR THE SIX MONTHS ENDED 30 JUNE
                           -------------------------------------------------------------
                                                                   OTHER
(UNAUDITED)                 DOMESTIC   HONG KONG     JAPAN     COUNTRIES(*)     TOTAL
-----------                ---------   ---------   ---------   ------------   ----------
                            RMB'000     RMB'000     RMB'000       RMB'000       RMB'000
2005
Traffic revenues
   - Passenger             3,659,559   1,134,546     674,601     2,010,823     7,479,529
   - Cargo and mail          111,628     295,613     320,658     1,532,742     2,260,641
                           3,771,187   1,430,159     995,259     3,543,565     9,740,170
Other operating revenues     586,971       8,124       5,653        20,129       620,877
                           ---------   ---------   ---------     ---------    ----------
Turnover                   4,358,158   1,438,283   1,000,912     3,563,694    10,361,047
                           ---------   ---------   ---------     ---------    ----------
Segment results             (306,452)     96,120      11,592       104,676       (94,064)
                           ---------   ---------   ---------     ---------
Unallocated income                                                                99,732
                                                                              ----------
Operating profit                                                                   5,668
                                                                              ==========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

2004
Traffic revenues
   - Passenger             3,904,170   1,047,235     657,213     1,429,476     7,038,094
   - Cargo and mail          145,533     245,381     349,079     1,215,588     1,955,581
                           4,049,703   1,292,616   1,006,292     2,645,064     8,993,675
Other operating revenues     454,290       6,533       5,086        13,367       479,276
                           ---------   ---------   ---------     ---------    ----------
Turnover                   4,503,993   1,299,149   1,011,378     2,658,431     9,472,951
                           ---------   ---------   ---------     ---------    ----------
Segment results               20,659     105,364     238,841       338,249       703,113
                           ---------   ---------   ---------     ---------
Unallocated income                                                                94,363
                                                                              ----------
Operating profit                                                                 797,476
                                                                              ==========

* includes United States of America, Europe and Asian countries other than Japan.

4.   OTHER OPERATING INCOME, NET

                                                      (UNAUDITED)
                                                  FOR THE SIX MONTHS
                                                     ENDED 30 JUNE
                                                  ------------------
                                                            Restated
                                           NOTE     2005      2004
                                           ----   -------   --------
                                                  RMB'000    RMB'000
                                                            (note 2)
Rental income from subleases of aircraft           36,693    41,733
Government subsidies                        (a)    63,039    52,630
                                                   ------    ------
                                                   99,732    94,363
                                                   ======    ======

     (a) The government subsidies represent (i) subsidies granted by local government to the Company in consideration of the relocation of the Company's international flights and related facilities from Hongqiao Airport to Pudong International Airport and (ii) subsidies granted by various local municipalities to encourage the Group to operate certain routes with lower profitability.

5.   TAXATION

     (a)  Taxation is charged to the consolidated income statement as follows:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                     (UNAUDITED)
                                 FOR THE SIX MONTHS
                                    ENDED 30 JUNE
                                 ------------------
                                           Restated
                                   2005      2004
                                 -------   --------
                                 RMB'000    RMB'000
                                           (note 2)
Provision for PRC income tax -
   current period                 26,857    52,963
Deferred taxation                  7,562    13,471
                                  ------    ------
                                  34,419    66,434
                                  ======    ======

          (i) Pursuant to the Circular Hu Shui Er Cai (2001) No.104 dated 22 October 2001 issued by local tax bureau, with retrospective effect from 1 July 2001, the Company is entitled to a reduced income tax rate of 15%.

          (ii) The Company has three major subsidiaries, namely China Cargo Airlines Co., Ltd. ("China Cargo"), China Eastern Airlines Jiangsu Co., Ltd. ("CEA Jiangsu") and Shanghai Eastern Logistics Co., Ltd. ("Eastern Logistics"). Pursuant to the Circular (2000) No.52 jointly issued by Shanghai Municipal Financial Bureau and Shanghai Municipal State Tax Bureau, China Cargo is subject to a reduced income tax rate of 15%. CEA Jiangsu is subject to the standard PRC income tax rate of 33%. Pursuant to the Circular Hu Di Shui 2nd Shui (2004) No.68 issued by Shanghai Municipal Administration Local Taxation, Eastern Logistics is exempted from enterprise income tax in 2005.

     (b) The Group operates international flights to certain overseas destinations. There was no material overseas taxation for the six months ended 30 June 2005 as there exists double tax relief between PRC and the corresponding jurisdictions (including Hong Kong).

6.   (LOSS)/EARNINGS PER SHARE

     The calculation of (loss)/earnings per share is based on the unaudited consolidated loss attributable to shareholders of RMB471,417,000 (2004: earnings of RMB345,629,000, as restated) and 4,866,950,000 (2004: 4,866,950,000) shares in issue during the period. The Company has no potential dilutive ordinary shares.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

7.   DIVIDENDS

     The Board of Directors of the Company does not recommend the payment of an interim dividend for the six months ended 30 June 2005 (2004: Nil).

8.   PROFIT APPROPRIATION

     No appropriations from retained profits were made to the statutory reserves during the six months ended 30 June 2005. Such appropriations will be made at the year end in accordance with the PRC regulations and the Company's Articles of Association.

9.   FIXED ASSETS

                                                                    BUILDINGS,
                                                       AIRCRAFT    OTHER FIXED
                                                      AND FLIGHT   ASSETS AND
(UNAUDITED)                                            EQUIPMENT    EQUIPMENT       TOTAL
-----------                                           ----------   -----------   ----------
                                                        RMB'000      RMB'000       RMB'000
VALUATION
   At 1 January 2005                                  38,107,544    4,575,372    42,682,916
   Transfer from construction in progress                     --      121,377       121,377
   Additions through business acquisition (note 14)    6,937,182      269,195     7,206,377
   Other additions                                     1,312,327      145,456     1,457,783
   Disposals                                             (14,936)    (235,473)     (250,409)
                                                      ----------    ---------    ----------
   At 30 June 2005                                    46,342,117    4,875,927    51,218,044
                                                      ----------    ---------    ----------

ACCUMULATED DEPRECIATION
   At 1 January 2005                                  10,938,855    1,523,742    12,462,597
   Charge for the period                               1,031,424      180,940     1,212,364
   Disposals                                             (13,986)    (172,038)     (186,024)
                                                      ----------    ---------    ----------
   At 30 June 2005                                    11,956,293    1,532,644    13,488,937
                                                      ----------    ---------    ----------
NET BOOK VALUE AT 30 JUNE 2005                        34,385,824    3,343,283    37,729,107
                                                      ==========    =========    ==========
Net book value at 31 December 2004                    27,168,689    3,051,630    30,220,319
                                                      ==========    =========    ==========

     As at 30 June 2005, the title transfer of the fixed assets acquired through business acquisition are still in progress.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

10.  GOODWILL

                                                              NEGATIVE
(UNAUDITED)                                        GOODWILL   GOODWILL    TOTAL
----------                                         --------   --------   -------
                                                    RMB'000    RMB'000   RMB'000
Balance as at 1 January 2005,
   as previously presented                           79,176   (42,873)    36,303
Re-presentation as a result of
   the adoption of IFRS 3 (note 1)                       --    42,873     42,873
                                                    -------   -------    -------

Balance as at 1 January 2005                         79,176        --     79,176
Additions through business acquisition (note 14)    823,704        --    823,704
                                                    -------   -------    -------
At 30 June 2005                                     902,880        --    902,880
                                                    =======   =======    =======

11.  TRADE RECEIVABLES LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The credit terms given to trade customers are determined on individual basis, with the credit period ranging from half a month to three months.

     As at 30 June 2005, the aging analysis of the trade receivables was as follows:-

                    (UNAUDITED)    (Audited)
                      30 JUNE     31 December
                        2005          2004
                    -----------   -----------
                      RMB'000       RMB'000
Less than 31 days      950,459     1,077,804
31 to 60 days          531,566       216,236
61 to 90 days           33,732        68,845
Over 90 days           104,521        99,787
                     ---------     ---------
                     1,620,278     1,462,672
                     =========     =========

12.  TRADE PAYABLES AND NOTES PAYABLES

     As at 30 June 2005 and 31 December 2004, all trade payables were current balances and aged within 30 days.

     As at 30 June 2005 and 31 December 2004, all notes payables were unsecured, interest free and repayable in six months.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

13.  COMMITMENTS

     (a)  Capital commitments

          The Group had the following capital commitments:-

                                       (UNAUDITED)    (Audited)
                                         30 JUNE     31 December
                                           2005          2004
                                       -----------   -----------
                                         RMB'000       RMB'000
Authorised and contracted for:-
   - Aircraft and related equipment     37,649,478    8,791,472
   - Other                                 387,787      437,574
                                        ----------   ----------
                                        38,037,265    9,229,046
                                        ----------   ----------

Authorised but not contracted for:-
   - Aircraft and related equipment     18,834,003    3,533,000
   - Other                               1,889,998    2,381,710
                                        ----------   ----------
                                        20,724,001    5,914,710
                                        ----------   ----------
                                        58,761,266   15,143,756
                                        ==========   ==========

          The above commitments mainly include amounts relating to the acquisition of five A-319, six A-320, thirteen A-321, twenty A-330, six B-737, two B-747, fifteen B-787 and five ERJ-145 aircraft for delivery between 2005 to 2010.

     (b)  Operating lease commitments

          The Group had commitments under operating leases to pay future minimum lease rentals as follows:-

                                              (UNAUDITED)                 (Audited)
                                             30 JUNE 2005             31 December 2004
                                       ------------------------   ------------------------
                                       AIRCRAFT AND               Aircraft and
                                          FLIGHT       LAND AND      flight       Land and
                                         EQUIPMENT    BUILDINGS     equipment    buildings
                                       ------------   ---------   ------------   ---------
                                          RMB'000      RMB'000       RMB'000      RMB'000
Within one year                          1,593,599      45,627      1,024,857      19,287
In the second year                       1,168,518      19,900      1,095,792      14,874
In the third to fifth year inclusive     3,710,623      29,127      3,094,495      25,401
After the fifth year                       815,390       4,753        550,310      22,139
                                         ---------      ------      ---------      ------
                                         7,288,130      99,407      5,765,454      81,701
                                         =========      ======      =========      ======

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

14.  BUSINESS ACQUISITION

     On 30 June 2005, pursuant to an acquisition agreement ("Acquisition Agreement") entered between the Company, CEA Holding, China Eastern Air Northwest Company ("CEA Northwest") and China Eastern Air Yunnan Company ("CEA Yunnan"), both of which are wholly owned subsidiaries of CEA Holding, and upon approval by the Company's shareholders in the Company Annual General Meeting, the Company acquired certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan. The aggregate acquisition price paid by the Company under the Acquisition Agreement is RMB985,692,800, with adjustment by the operating results of the aviation businesses of CEA Northwest and CEA Yunnan during the period from 31 December 2004 to 30 June 2005 as determined under PRC Accounting Regulations. The net consideration, including amount payable in cash and forgiveness of certain receivable, was RMB796,618,000 for the acquisition of the aviation businesses of CEA Northwest and CEA Yunnan.

     The goodwill is attributable to an increase in the Company's competitiveness as a result of its increased size and the extension of the business scope geographically to the north-western and southern-western regions of the PRC.

     The Group's operating results do not include the operations of the CEA Northwest and CEA Yunnan as the acquisition was effective on 30 June 2005.

     Details of net liabilities assumed from CEA Northwest and related goodwill are as follows:-

                                                          RMB'000
Purchase consideration:
   - Receivable                                           (635,105)
   - Receivable waived                                      34,325
   - Direct costs relating to the acquisition               14,289
                                                         ---------
Total purchase consideration                              (586,491)
Fair value of net liabilities assumed - shown as below   1,042,572
                                                         ---------
Goodwill                                                   456,081
                                                         =========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     The assets and liabilities arising from the acquisition are as follows:-

                                                             ACQUIREES'
                                                              CARRYING
                                                FAIR VALUE     AMOUNT
                                                ----------   ----------
                                                  RMB'000      RMB'000
Cash and cash equivalents                          409,023      409,023
Fixed assets (note 9)                            2,986,199    2,986,199
Construction in progress                             2,371        2,371
Lease prepayments                                   74,339       74,339
Investments in associates                            1,172        1,172
Other long-term receivables                        733,135      698,353
Deferred tax assets                                 71,907       67,719
Flight equipment spare parts                       105,284      105,284
Trade receivables, prepayment,
   deposits and other receivables                   67,781       67,781
Trade payables, notes payables, other payable
   and accrued expenses                         (1,823,817)  (1,823,817)
Sales in advance of carriage                        (1,702)      (1,702)
Short-term bank loans                             (526,590)    (526,590)
Obligations under finance leases                (2,515,423)  (2,452,724)
Other long-term liabilities                       (626,251)    (626,251)
                                                ----------   ----------
Net liabilities assumed                         (1,042,572)  (1,018,843)
                                                ----------   ----------
Purchase consideration settled in cash                               --
Cash and cash equivalents in business acquired                  409,023
                                                             ----------
Cash inflow on acquisition                                      409,023
                                                             ==========

     Details of net assets acquired from CEA Yunnan and related goodwill are as follows:-

                                                       RMB'000
Purchase consideration:
   - Cash (note a)                                    1,325,954
   - Receivable waived                                   41,476
   - Direct costs relating to the acquisition            15,679
                                                     ----------
Total purchase consideration                          1,383,109
Fair value of net assets acquired - shown as below   (1,015,486)
                                                     ----------
Goodwill                                                367,623
                                                     ==========

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

     The assets and liabilities arising from the acquisition are as follows:-

                                                                   ACQUIREES'
                                                                    CARRYING
                                                     FAIR VALUE      AMOUNT
                                                     ----------    ----------
                                                       RMB'000       RMB'000
Cash and cash equivalents                               219,990       219,990
Fixed assets (note 9)                                 4,220,178     4,220,178
Construction in progress                                 11,206        11,206
Investments in associates                                 4,632         4,632
Other long-term receivables                              44,269        44,269
Deferred tax assets                                      54,789        54,789
Flight equipment spare parts                            128,895       128,895
Trade receivables, prepayment, deposits and
   other receivables                                    186,083       186,083
Trade payables, other payable and accrued expenses   (1,093,470)   (1,093,470)
Current portion of long-term bank loans                (284,901)     (284,901)
Tax payable                                             (26,319)      (26,319)
Short-term bank loans                                (1,618,013)   (1,618,013)
Other long-term liabilities                            (831,853)     (831,853)
                                                     ----------    ----------
Net assets acquired                                   1,015,486     1,015,486
                                                     ----------    ----------
Purchase consideration settled in cash (note a)                            --
Cash and cash equivalents in business acquired                        219,990
                                                                   ----------
Cash inflow on acquisition                                            219,990
                                                                   ==========

     (a)  The cash consideration has not been paid as at 30 June 2005.

15.  RELATED PARTY TRANSACTIONS

     The Group is ultimately controlled by the PRC government, which also controls a significant portion of the productive assets and entities in the PRC. The Group sells tickets through sales agents and thus, is likely to have extensive transactions with the employees of state controlled entities while such employees are on corporate business as well as key management personnel and their close family members. These transactions are carried out on normal commercial terms that are consistently applied to all customers. Due to the large volume and the pervasiveness of these transactions, the management is unable to determine the aggregate amount of the transactions for disclosure. Therefore, retail transactions with these related parties are not disclosed herein. Management believes that meaningful related party disclosures have been adequately made.

     In addition to the business acquisition as described in note 14, the Group has entered into the following significant transactions in the normal course of business during the period:-

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                                                      (UNAUDITED)
                                                                                   FOR THE SIX MONTHS
                                                                                     ENDED 30 JUNE
                                                                                 ---------------------
NATURE OF TRANSACTION                                   RELATED PARTY               2005        2004
---------------------                          -------------------------------   ---------   ---------
                                                                                  RMB'000     RMB'000
(I)   WITH CAAC AND ITS AFFILIATES:-

      Commission income on carriage            PRC airlines                         55,414      41,055
         service provided by other airlines
         with air tickets sold by the Group
         at fixed rates ranging from 3% to
         9% of value of tickets sold

      Take-off and landing fees charged        PRC airports                        717,003     729,098
         at predetermined scale of rates
         published by CAAC

      Purchase of aircraft fuel at State       Civil Aviation Oil Supply         2,314,435   1,742,690
         controlled prices                        Company

      Civil aviation infrastructure levies     CAAC                                136,558      57,767
         collected on behalf of CAAC

      Commission expenses on air               PRC airlines                          4,877       1,957
         tickets sold on behalf of the
         Group at rates ranging from 3%
         to 9% of value of tickets sold

      Aircraft insurance premium               CAAC                                 67,957      75,996
         paid through CAAC who
         entered into the insurance
         policy on behalf of the Group

(II)  WITH CEA HOLDING OR COMPANIES
         DIRECTLY OR INDIRECTLY HELD BY
         CEA HOLDING:-

      Handling charges of 0.1% to 2%           Eastern Aviation Import &            13,053      12,230
         for purchase of aircraft, flight         Export Co., Ltd
         equipment, flight equipment
         spare parts and other fixed assets,
         and repair of engines

      Commission expenses on air               - CEA Northwest                       6,507       4,898
         tickets sold on behalf of the         - CEA Yunnan                          5,273       8,170
         Group at rates ranging from           - China Eastern Wuhan Airlines        4,141       4,723
         3% to 9% of value of tickets sold        Co., Ltd. ("CEA Wuhan
                                                  Airlines")
                                               - China Eastern Air                   6,672          --

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

                                                  Development (HK) Ltd.
                                               - Shanghai Dongmei Aviation           3,346       2,897
                                                  Transportation Co., Ltd.

      Ticket reservation service charges       Travel Sky Technology Limited        20,000      29,075
         for utilisation of computer
         reservation system

      Repair and maintenance expenses          Shanghai Eastern Union Aviation      26,667      19,464
         for aircraft and engines                 Wheels & Brakes Overhaul
                                                  Engineering Co., Ltd.

      Lease rental income from operating       - CEA Yunnan                         24,510          --
         lease of aircraft                     - CEA Wuhan Airlines                 12,184      20,858

      Lease rental charges for operating       - CEA Northwest                          --     243,216
         lease of aircraft                     - CEA Yunnan                             --      56,212
                                               - Nanjing Airlines Co., Ltd.             --      22,348

      Lease rental charges for equipment       Shanghai Eastern Aviation             2,563       3,359
                                                  Equipment Manufacturing
                                                  Corporation

      Source of food and beverages             - Shanghai Eastern Air Catering      94,848      57,444
                                                  Co., Ltd.
                                               - China Eastern Airlines             33,503      20,000
                                                  Shantou Economic
                                                  Development Co., Ltd.

      Advertising expenses                     Eastern Aviation Advertising          3,454         382
                                                  Service Co., Ltd.

      Purchase of aviation equipment           Shanghai Eastern Aviation             1,020      12,212
                                                  Equipment Manufacturing
                                                  Corporation

16.  CONVENIENCE TRANSLATION

     The unaudited consolidated financial statements have been prepared in Renminbi ("RMB"), the national currency of the PRC. Translations of amounts from RMB into United States dollars ("US$") solely for convenience have been made at the rate of US$1.00 to RMB8.2765 being the average of the buying and selling rates as quoted by People's Bank of China at the close of business on 30 June 2005. No representation is made that the RMB amounts could have been or could be converted into US$ at that rate or at any other rate on 30 June 2005 or any other date.

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

17.  WORKING CAPITAL

     The Group's primary cash requirements have been for additions of and upgrades on aircraft and flight equipment and payments for debt related to such additions and upgrades. The Group finances its working capital requirements through a combination of funds generated from operations and short-term bank loans. The Group generally acquires aircraft through long-term finance leases. To take advantage of the low interest rate for long-term loans, recently the Group also purchased certain number of aircraft through long-term loans from banks in the PRC.

     The Group generally operates with a working capital deficit. The Directors believe that cash from operations and short-term bank borrowings will be sufficient to meet the Group's operating cash flow needs for the foreseeable future. The Group's treasury department aims to maintain flexibility in funding by keeping credit lines available. The Directors believe that the Group has obtained sufficient general credit facilities from PRC banks for financing future capital commitments and for working capital purposes.

18.  POST BALANCE SHEET DATE EVENT

     On 23 August 2005, the Company issued short-term debentures in the PRC with a total principal amount of RMB2,000 million and a unit face value of RMB100 each. The first tranche of RMB1,000 million were issued at an agreed issue price being received by the Company of RMB97.16 per debenture, with a maturity period of 365 days. The second tranche of RMB1,000 million were issued at an agreed issue price being received by the Company of RMB98.00 per debenture, with a maturity period of 9 months. The debentures issued do not carry any interest.

     The proceeds from issue of debentures will be used, as currently contemplated, as the Company's working capital and will be principally used for the procurement of aviation fuel and aviation equipment.

CERTAIN SIGNIFICANT EVENTS IN 2005

     Other than the aircraft agreements mentioned in the section headed "Letter from the board of Directors" in this circular (i.e. the 737 Aircraft Agreement, the 747 Aircraft Agreement and the 787 Aircraft Agreement), the Group has entered into various other aircraft purchase agreements, details of which are set out in the Company's announcements dated 17th March, 2005, 23rd March, 2005 and 21st April, 2005 and its circulars dated 7th April, 2005 and 20th May, 2005. These agreements are in respect of purchases of five ERJ145 aircraft, five Airbus A319 aircraft and fifteen Airbus A320 series aircraft entered into by the Group subsequent to 31st December, 2004, and of twenty Airbus A330-300 aircraft prior to 31st December, 2004. The Group received one Airbus A320-200,

APPENDIX I                                    FINANCIAL INFORMATION OF THE GROUP

two Airbus A320-200, two Airbus A320-200, one Airbus A321 and one Airbus A321 in May 2005, June 2005, July 2005, August 2005 and on 8th September, 2005, respectively. The outstanding capital commitments arising from the aforesaid agreements have been disclosed in the paragraph headed "Indebtedness - Material capital commitments" in appendix II to this circular.

     The Company has entered into an acquisition agreement dated 12th May, 2005 (the "Acquisition Agreement") with CEA Holding, CEA Northwest and CEA Yunnan, both of which are wholly-owned subsidiaries of CEA Holding, regarding acquisition of certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan. The Acquisition Agreement was approved by the Company's independent shareholders at the Company's 2004 annual general meeting on 30th June, 2005. The aggregate acquisition price payable by the Company under the Acquisition Agreement is RMB985,692,800, with adjustments by the audited operating results of the aviation businesses of CEA Northwest and CEA Yunnan during the period from 31st December, 2004 to 30th June, 2005 as determined under the accounting and the relevant regulations applicable in the PRC. The Company also assumes aggregate liabilities of RMB8,556,199,600 under the transaction. Furhter details of the Acquisition Agreement are set out in the Company's announcements dated 12th May, 2005 and 30th June, 2005 and its circular dated 19th May, 2005. Further details of the assets acquired and liabilities assumed from CEA Northwest and CEA Yunnan and related goodwill have also been disclosed in the Group's interim financial statements for the six months ended 30th June, 2005. The aggregate of the remuneration payable to and benefits in kind receivable by the Directors will not be varied in consequence of the acquisition under the Acquisition Agreement.

     On 23rd August, 2005, the Company completed the issue of short-term debentures in the PRC with a total principal amount of RMB2,000 million made by way of two tranches and unit face value of RMB100 each. The debentures issued under the first tranche (with a total principal amount of RMB1,000 million) were issued at an agreed issue price being received by the Company of RMB97.16 per debenture, with a maturity period of 365 days. The debentures issued under the second tranche (with a total principal amount of RMB1,000 million) were issued at an agreed issue price being received by the Company of RMB98.00 per debenture, with a maturity period of 9 months. The debentures issued do not carry any interest. The proceeds from the issue of debentures will be used, as currently contemplated, as the Company's working capital and will be principally used for the procurement of aviation fuel and aviation equipment. Further details are set out in the Company's announcement dated 23rd August, 2005.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

INDEBTEDNESS

BORROWINGS

     As at the close of business on 31st July, 2005, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this circular, the Group had the following borrowings:

                                                  UNSECURED
                                         ---------------------------
                              SECURED    GUARANTEED   NON-GUARANTEED      TOTAL
                            ----------   ----------   --------------   ----------
                              RMB'000      RMB'000        RMB'000        RMB'000
Short-term bank loans          340,536     516,480      12,038,288     12,895,304
Notes payable                   84,000          --       1,782,565      1,866,565
Long-term bank loans         7,028,840     396,080       2,656,800     10,081,720
Finance lease obligations   11,583,336          --              --     11,583,336
Other loans                     85,160          --              --         85,160
Loans from an associate,
   Eastern Air Group
   Finance Co., Ltd.                --          --         714,080        714,080
                            ----------     -------      ----------     ----------
                            19,121,872     912,560      17,191,733     37,226,165
                            ==========     =======      ==========     ==========

     Secured long-term bank loans and secured short-term bank loans were secured by certain aircraft with an aggregate carrying amount of RMB12,364,394,000. In addition, secured long-term bank loans of RMB973,644,000 were guaranteed by Export-Import Bank of the United States, China Industrial and Commercial Bank and China Construction Bank.

     Secured notes payable were secured by bank deposits amounting to RMB25,200,000 and guaranteed by CEA Holding.

     The unsecured guaranteed long-term bank loans and unsecured guaranteed short-term bank loans were guaranteed by CEA Holding.

     Finance lease obligations were secured by the related aircraft under finance leases with an aggregate carrying amount of RMB13,935,297,000, long-term bank deposits amounting to RMB2,172,615,000 and the relevant insurance policies and bank guarantees.

     Other loans were secured by certain aircraft with an aggregate carrying amount of RMB24,362,000.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

MATERIAL CAPITAL COMMITMENTS

     Other than the capital commitments of the Group as at 30th June, 2005 disclosed in Note 13(a) of the interim financial statements of the Group set out in part B of appendix I to this circular, the Group has no material change in capital commitments except that the Group has received two Airbus A320-200, one Airbus A321 and one Airbus A321 in July 2005, August 2005 and on 8th September, 2005, respectively, (as mentioned in the paragraph headed "Certain significant events in 2005" in appendix I to this circular") which have reduced the capital commitments by approximately RMB1,567 million, subsequent to 30th June, 2005 and up to the Latest Practicable Date.

DISCLAIMER

     Save as aforesaid and apart from intra-group liabilities and normal trade payables in the ordinary course of business, as at the close of business on 31st July, 2005, the Group did not have any outstanding debt securities issued and outstanding or authorized or otherwise created but unissued, term loans, other borrowings or indebtedness in the nature of borrowing including bank overdrafts, liabilities under acceptances (other than normal trade bills), acceptance credits, hire purchase commitments, mortgages and charges, material contingent liabilities or guarantees outstanding.

SUFFICIENCY OF WORKING CAPITAL

     The Directors are of the opinion that, after taking into account the Group's present internal resources and available banking facilities, the Group has sufficient working capital for its present requirements for at least 12 months from the date of this circular, having considered the matters set out and as contemplated under the paragraph headed "Certain significant events in 2005" in appendix I to this circular.

MANAGEMENT DISCUSSION AND ANALYSIS

(I) IN RESPECT OF THE THREE PRECEDING FINANCIAL YEARS

OPERATING RESULTS

2004 COMPARED TO 2003

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

Turnover

     The Group's turnover increased 47.4% from RMB14,277 million in 2003 to RMB21,039 million in 2004. This increase was primarily due to an increase of the Group's passenger and cargo revenues, which were net of the applicable PRC sales tax.

     Traffic revenues from the Group's passenger as well as cargo and mail transportation business increased 47.1% from RMB13,448 million in 2003 to RMB19,786 million in 2004. Compared to 2003, the average aircraft daily utilization increased by 1.7 hours to 9.7 hours in 2004.

     Passenger revenues, which accounted for 77.6% of the Group's total traffic revenues in 2004, increased 49.7% from RMB10,261 million in 2003 to RMB15,358 million in 2004. This increase was primarily due to the market recovery following the end of severe acute respiratory syndrome (SARS) and the increase of the Group's transportation capacity.

     The Group's domestic passenger revenues, which accounted for 53.9% of its total passenger revenues, increased 48.1% from RMB5,592 million in 2003 to RMB8,284 million in 2004. This increase was principally a result of the growing market demand following the end of SARS and the expansion of the Group's transportation capacity, including the launch of new routes and increase in the number of flights. Compared to 2003, the Group's domestic passenger traffic increased by 40.8% in 2004, and its domestic passenger load factor increased from 64.8% in 2003 to 70.3% in 2004. As a result of the favorable condition in the domestic passenger market since the end of 2003, the Group increased capacity on its domestic routes by 29.7% in 2004. The Group's domestic passenger yield increased from RMB0.54 in 2003 to RMB0.57 in 2004 per passenger-kilometer. This increase was principally a result of the increased pricing level due to strong demand in the domestic transportation.

     Hong Kong passenger revenues, which accounted for 14.2% of the Group's total passenger revenues, increased 34.4% from RMB1,627 million in 2003 to RMB2,187 million in 2004. This increase was primarily due to the market recovery following the end of SARS and the increase in the number of business and leisure travelers. Hong Kong passenger traffic increased by 57.1% in 2004 over that of 2003. In order to meet market demand, the Group increased the passenger capacity on its Hong Kong routes by 31.6% in 2004. The Group's Hong Kong passenger load factor increased from 52.4% in 2003 to 62.6% in 2004, and its Hong Kong passenger yield decreased from RMB0.84 in 2003 to RMB0.72 in 2004 per passenger-kilometer. The decrease in passenger yield on Hong Kong routes was primarily due to (1) an increase in the number of leisure

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

travelers subscribing for package air tickets at a discounted price, (2) various promotions offered by the Group and (3) competition from other airlines.

     International passenger revenues, which accounted for 31.8% of the Group's total passenger revenues, increased 60.7% from RMB3,042 million in 2003 to RMB4,887 million in 2004. This increase was mainly due to the market recovery following the end of SARS and the increasing demand as a result of the recovering global economy in 2004. As a result, international passenger traffic increased by 74.1% in 2004 compared to 2003. The Group's international passenger capacity increased by 58.2% in 2004 compared to 2003. The Group's international passenger load factor increased from 56.7% in 2003 to 62.4% in 2004. The Group's international passenger yield decreased from RMB0.53 in 2003 to RMB0.49 in 2004 per passenger-kilometer. This decrease was primarily due to the increase in the number of competition and leisure travellers subscribing for package air tickets at a discounted price.

     The Group generates cargo and mail revenues from the transportation of cargo and mail on its designated cargo aircraft as well as from the carriage of cargo and mail on passenger aircraft. Revenues from cargo and mail operations, which accounted for 21.1% of the Group's total transportation revenues in 2004, increased 39.0% from RMB3,187 million in 2003 to RMB4,428 million in 2004. This increase was primarily due to the increasing demand for cargo transportation driven by the continuing rapid growth of China's economy following its accession to the World Trade Organization, the increase of the Group's transportation capacity as well as the increase of its market share. The Group's cargo and mail traffic (as measured in revenue freight tonne-kilometers) increased 44.6% from 1,297 million revenue freight tonne-kilometers in 2003 to 1,875 million revenue freight tonne-kilometers in 2004. This increase was primarily due to a significant increase in the capacity of the Group's cargo transportation which resulted from the completion of the remodeling of MD-11 passenger aircraft into freighters, launch of new routes as well as an increase in the number of passenger flights which also carry cargo. Cargo yield decreased from RMB2.46 in 2003 to RMB2.36 in 2004 per cargo tonne-kilometer. This decrease was primarily due to intensified competition.

     Other operating revenues are primarily generated from airport ground services and ticket handling services. Airport ground services include loading and unloading, aircraft cleaning, fueling and ground transportation of cargo and passenger luggage for airlines operating to or from Hong Qiao International Airport and Pudong International Airport. The Group is currently the principal provider of airport ground services at both Hong Qiao International Airport and Pudong International Airport. Other operating revenues increased 51.1% from RMB829 million in 2003 to RMB1,253 million in 2004, which is higher than the 39.0% growth rate achieved in 2003. This

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

increase was mainly due to the increase in the number of flights following the end of SARS and the enhancement of the Group's capability in carriage, storage and handling of cargo with the establishment of Shanghai Eastern Logistics Co., Ltd., a subsidiary of the Company.

     Other net operating income included rental income from operating sublease of aircraft and government subsidy net of loss on disposal of aircraft and engines. The Group's other operating income increased to RMB154 million in 2004 from RMB61 million in 2003. This increase was primarily due to a significant increase in rental income from operating sublease of aircraft.

Operating expenses

     The Group's total operating expenses increased 39.7% from RMB14,117 million in 2003 to RMB19,714 million in 2004. This increase was primarily due to increases in aviation fuel expenses, aircraft depreciation and operating lease expenses, take-off and landing charges, food and beverage expenses, salary costs, commission expenses and other expenses. The Group's total operating expenses as a percentage of its turnover decreased from 98.9% in 2003 to 93.7% in 2004.

     Aviation fuel expenses increased 78.3% from RMB3,045 million in 2003 to RMB5,430 million in 2004. This increase was principally a result of the Group's business expansion in 2004 and the increased international aviation fuel prices in 2004. In 2004, the Group consumed a total of 1,454,500 tonnes of aviation fuel, representing an increase of 42.1% compared to 2003. In 2004, the weighted average domestic and international fuel prices paid by the Group compared to 2003 increased by approximately 24.4% and 30.6%, respectively.

     Aircraft depreciation and operating lease expenses increased 28.8% from RMB2,851 million in 2003 to RMB3,672 million in 2004. This increase was primarily due to the Group's fleet expansion. Other depreciation, amortization and operating lease expenses increased from RMB495 million in 2003 to RMB496 million in 2004.

     The wages, salaries and benefits increased 28.8% from RMB1,449 million in 2003 to RMB1,866 million in 2004. This increase was primarily due to an increase in the number of staff resulting from the expansion of the Group and its main operations as well as an increase in staff's average salaries with the introduction of an incentive compensation plan that is linked to profit. The increase was also partially attributable to the introduction of an incentive plan for the Group's pilots that links allowances to flying hours.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

     Take-off and landing charges increased 34.0% from RMB2,254 million in 2003 to RMB3,020 million in 2004, which accounted for 15.3% of the Group's total operating expenses in 2004. This increase was primarily due to the expansion of the Group's business and the increased number of flights.

     Aircraft maintenance expenses were RMB1,396 million in 2004, compared to RMB1,329 million in 2003, an increase of 5.0%. This increase was mainly due to the increased aircraft maintenance performed as a result of the increase in the number of the Group's flights in 2004.

     Commission expenses increased 66.0% from RMB465 million in 2003 to RMB772 million in 2004. This increase was primarily due to the increase in the revenues of the Group's domestic and international businesses.

     Food and beverage expenses increased 39.9% from RMB542 million in 2003 to RMB758 million in 2004. This increase was primarily due to an increase in the number of travelers which was partially offset by a decrease of the average cost of food and beverage as a result of the Group's cost-control initiatives.

     Office and administration expenses increased by 26.5% from RMB1,058 million in 2003 to RMB1,338 million in 2004. This increase was primarily due to an increase in pilot and aircrew training expenses, overseas expenses as well as travel expenses.

     Other operating expenses increased 53.8% from RMB628 million in 2003 to RMB966 million in 2004. Other operating expenses mainly included Societe Internationale de Telecommunications Aeronautiques (SITA) ticket reservation system charges, SITA departure control system charges, civil aviation infrastructure levy, provision for obsolescence of flight equipment spare parts, maintenance expenses and loss on disposal of other fixed assets, insurance costs, investment income and expenses relating to the newly-established Shanghai Eastern Logistics Co., Ltd. This increase was mainly attributable to increases in SITA ticket reservation system charges, SITA departure control system charges, civil aviation infrastructure levy as well as expenses relating to the newly-established Shanghai Eastern Logistics Co., Ltd.

Non-operating income

     Non-operating income was RMB133 million in 2004, which was due to the rescission of certain related party lease arrangements with CEA Northwest. For more details, please see Note

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

38(c)(ii) to the Group's audited consolidated financial statements for the fiscal year ended 31st December, 2004.

Net profits

     As a result of the foregoing, net profit attributable to shareholders was RMB514 million in 2004 compared to a loss of RMB950 million in 2003.

Fixed assets

     The Group had approximately RMB30.22 billion of fixed assets as of 31st December, 2004, including aircraft and flight equipment with a value of approximately RMB27.169 billion, while the Group had approximately RMB26.8 billion of fixed assets as of 31st December, 2003, including aircraft and flight equipment with a value of approximately RMB23.8 billion. Fixed assets are initially recognized at cost and are subsequently stated at revalued amount, being its fair value at the date of revaluation less any subsequent accumulated depreciation.

     Valuation of fixed assets is based on market conditions and global economic factors that the Group may not control. The determination of fair value requires significant judgment, including judgment on valuations by the Company's management and/or by independent professional appraisers. The Company's directors have reviewed the carrying value of the Group's fixed assets as of 31st December, 2004 and are of the opinion that the carrying amount is not materially different from the fair value of the Group's fixed assets.

2003 COMPARED TO 2002

Turnover

     The Group's turnover increased from RMB13,079 million in 2002 to RMB14,277 million in 2003, or 9.2%, reflecting increase in its domestic passenger and cargo revenues. These revenues were net of the applicable PRC sales tax and civil aviation infrastructure levies.

     Revenues from the Group's passenger and cargo and mail transportation business increased from RMB12,482 million in 2002 to RMB13,448 million in 2003, or 7.7%. Compared to 2002, the average aircraft daily utilization decreased by
0.6 hours to 8.0 hours in 2003.


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     Passenger revenues, which accounted for 76.3% of the Group's total transportation revenues in 2003, increased from RMB10,038 million in 2002 to RMB10,261 million in 2003, or 2.2%, reflecting increase in domestic passenger revenues driven by the recovery of the domestic passenger market during the second half of 2003. Passenger revenues in the second half of 2003 were RMB6,555 million, representing an increase of 21.3% from RMB5,405 million in the second half of 2002.

     The Group's domestic passenger revenues, which accounted for 54.4% of the Group's total passenger revenues, increased from RMB4,670 million in 2002 to RMB5,592 million in 2003, or 19.7%, primarily because it took advantage of the opportunities created by the recovery of the domestic passenger market during the second half of 2003 and attracted more customers. Domestic passenger revenues in the second half of 2003 were RMB3,651 million, representing an increase of 46.9% from RMB2,485 million in the second half of 2002. Compared to 2002, the Group's domestic passenger traffic increased by 21.0% in 2003, and the Group's domestic passenger load factor increased from 63.1% in 2002 to 64.8% in 2003. In response to the market demand, the Group increased capacity on its domestic routes by 17.9% in 2003. The Group's domestic passenger yield decreased slightly from RMB0.55 in 2002 to RMB0.54 in 2003 per passenger-kilometer, primarily due to competition in the domestic market.

     Hong Kong passenger revenues, which accounted for 15.9% of the Group's total passenger revenues, decreased from RMB1,911 million in 2002 to RMB1,627 million in 2003, or 14.9%, primarily due to the adverse effect on the traffic volume on its Hong Kong regional routes by the outbreak and spread of SARS in Hong Kong and other areas in China. Hong Kong passenger traffic decreased by 13.4% in 2003 over that of 2002. In order to increase its market share and in response to competition on its Hong Kong routes, the Group increased the passenger capacity on its Hong Kong routes by 1.2% in 2003. The Group's Hong Kong passenger load factor decreased from 61.2% in 2002 to 52.4% in 2003, and its Hong Kong passenger yield decreased from RMB0.86 in 2002 to RMB0.84 in 2003 per passenger-kilometer. The decrease in passenger load factor and passenger yield on Hong Kong routes was also attributable to competition from other airlines.

     International passenger revenues, which accounted for 29.7% of the Group's total passenger revenues, decreased from RMB3,457 million in 2002 to RMB3,042 million in 2003, or 12.0%. The decrease in international passenger revenues mainly reflected decreased international passenger traffic caused by SARS. Starting from the end of 2002 until mid June 2003, most areas of China were affected by SARS. The SARS-related travel advice issued by the World Health Organization as well as governmental agencies and private companies of other countries significantly discouraged business travelers and tourists to travel to China. Other factors such as the Iraq war and


                                      II-8
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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
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the terrorist activities also affected the international traffic. As a result, international passenger traffic decreased by 22.7% in 2003 over that of 2002.
The Group's international passenger capacity decreased by 5.9% in 2003 compared to 2002. The Group's international passenger load factor decreased from 68.9% in 2002 to 56.7% in 2003. However, the Group's international passenger yield increased from RMB0.46 in 2002 to RMB0.53 in 2003 per passenger-kilometer primarily because the increase in customers who flied business class on its international routes and the appreciation of certain foreign currencies against Renminbi in 2003.

     The Group generates cargo and mail revenues from the transportation of cargo and mail on its designated cargo aircraft as well as from the carriage of cargo and mail on passenger aircraft. Revenues from cargo and mail operations, which accounted for 23.7% of the Group's total transportation revenues in 2003, increased from RMB2,445 million in 2002 to RMB3,187 million in 2003, or 30.4%. The increase in the Group's cargo revenues was primarily the result of its increased freight charges in response to the increased demand. The demand was driven by increased importation and exportation after China's admission to the World Trade Organization, or WTO. The Group's cargo and mail traffic (as measured in revenue freight tonne-kilometers) increased from 1,023 million revenue freight tonne-kilometers in 2002 to 1,297 million revenue freight tonne-kilometers in 2003, or 26.7%. In response to the rapid growth in its cargo and mail operations, the Group successively remodeled three MD-11 passenger aircraft into freighters in the second half of 2003. Cargo yield increased from RMB2.39 in 2002 to RMB2.46 in 2003 per cargo tonne-kilometer primarily as a result of increased market demand.

     Other operating revenues are primarily generated from airport ground services and ticket handling services. Airport ground services include loading and unloading, aircraft cleaning, fueling and ground transportation of cargo and passenger luggage for airlines operating to or from Hong Qiao International Airport and Pudong International Airport. Other operating revenues increased from RMB596 million in 2002 to RMB829 million in 2003, or 39.0%, which is higher than the 25.8% growth rate achieved in 2002. The increase in other operating revenues in 2003 was mainly due to increase in the Group's airport ground service revenues as a result of increased volume of imported and exported goods after China's admission to the WTO. It is also attributable to the increase in the Group's commission revenues generated from its ticket handling services provided to other airlines.

Operating expenses

     The Group's total operating expenses increased from RMB12,297 million in 2002 to RMB14,117 million in 2003, or 14.8%, reflecting mainly increase in aviation fuel expenses, wages,


                                      II-9
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                                                REQUIRED UNDER THE LISTING RULES

salaries and benefits, other depreciation, amortization and operating lease expenses, aircraft maintenance expenses, commissions and take-off and landing charges. The Group's total operating expenses as a percentage of its turnover increased from 94.0% in 2002 to 98.9% in 2003.

     Aviation fuel expenses increased from RMB2,564 million in 2002 to RMB3,045 million in 2003, or 18.8%, primarily as a result of increased fuel prices and the expansion of the Group's fleet. In 2003, the Group consumed a total of 1,023,700 tonnes of aviation fuel, representing an increase of 8.8% compared to 2002. In 2003, due to the Iraqi war, the weighted average domestic and international fuel prices paid by the Group increased by approximately 10.6% and 3.6%, respectively.

     Aircraft depreciation and operating lease expenses increased from RMB2,455 million in 2002 to RMB2,851 million in 2003, or 16.1%. Other depreciation, amortization and operating lease expenses increased from RMB400 million in 2002 to RMB495 million in 2003, or 23.7%, primarily due to the expansion of the Group's fleet.

     The wages, salaries and benefits increased from RMB1,036 million in 2002 to RMB1,449 million in 2003, or 39.9%, mainly because the Group's work force increased by approximately 5% compared to 2002, and in order to meet the requirements of its fleet expansion, most of the Group's newly hired staff are pilots and cabin crew that are paid relatively high compared to its average salaries. In addition, in accordance with relevant government regulations and with reference to the policies implemented by enterprises in nearby regions, the Group formulated a staff housing allowance plan in 2003. The housing allowance standards under the new housing plan are higher than the standards to which the Group made references in 2000 in making provisions. Moreover, the number of employees who are qualified to receive housing allowance also increased in 2003. As a result, the Group recognized provisions of RMB340 million as of 31st December, 2003, which amount is RMB260 million higher than the provisions of RMB80 million that it made in 2000. The increased amount of the provisions was fully charged to the Group's income statement for its fiscal year ended 31st December, 2003.

     Take-off and landing charges increased from RMB1,988 million in 2002 to RMB2,254 million in 2003, or 13.4%, which accounted for 16.0% of the Group's total operating expenses in 2003, primarily due to the mandatory increase in the take-off and landing charges for domestic flights by the Civil Aviation Administration of China, effective September 1, 2002, and a 20.1% increase in 2003 in its domestic flight take-offs and landings compared to 2002.


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                                                REQUIRED UNDER THE LISTING RULES

     Aircraft maintenance expenses were RMB1,329 million in 2003, compared to RMB1,078 million in 2002, an increase of 23.3%. This increase is mainly due to increased number of aircraft and engines that were subject to overhaul in 2003, and increased maintenance of aircraft that were temporarily out of service during the period of SARS.

     Commission expenses increased from RMB380 million in 2002 to RMB465 million in 2003, or 22.5%, primarily due to commission payments to CEA Northwest and CEA Yunnan that began to sell the Group's passenger tickets since March 2003.

     Food and beverage expenses decreased from RMB606 million in 2002 to RMB542 million in 2003, or 10.6%, primarily due to decreased provision of food and beverage during the period of SARS, and the Group's effective control over purchases and provision of food and beverage, which is partially offset by the increased expenses resulted from the increased traffic volume on domestic routes.

     Other operating expenses increased from RMB574 million in 2002 to RMB628 million in 2003, or 9.4%. Other operating expenses included provision for obsolescence of flight equipment spare parts, maintenance expenses of other fixed assets, computer and telecommunications expenses and other expenses. The increase was mainly attributable to increase in provision for obsolescence of flight equipment spare parts and maintenance expenses for the Group's office building in Pudong.

Net losses

     The net losses attributable to shareholders was RMB950 million in 2003, compared to a net profit of RMB86 million in 2002.

Fixed assets

     The Group had approximately RMB26.8 billion of fixed assets as of 31st December, 2003, including aircraft and flight equipment with a value of approximately RMB23.8 billion, while it had approximately RMB20.5 billion of fixed assets as of 31st December, 2002, including aircraft and flight equipment with a value of approximately RMB17.8 billion. Fixed assets are initially recognized at cost and are subsequently stated at revalued amount, being its fair value at the date of revaluation less accumulated depreciation.

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

     In view of recent volatility in the global aviation industry and change in market value for aircraft, on 31st December, 2002, the Group conducted a revaluation on its fixed assets pursuant to the requirements of International Financial Reporting Standards. As a result of the revaluation, the Group recognized a net revaluation surplus of RMB137 million in the revaluation reserve and a revaluation deficit of RMB172 million in the income statement.

     Valuation of fixed assets is based on market conditions and global economic factors that the Group may not control. The determination of fair market value requires significant judgment, including judgment on valuations by the Company's management and/or by independent professional appraisers.

     The revaluation deficit on fixed assets as recognized in 2002 is a non-cash charge and has no impact on the Group's cash flows. It is not an indication of any impairment of the Group's fleet.

LIQUIDITY AND CAPITAL RESOURCES

     The Group finances its working capital requirements through a combination of funds generated from operations and short-term bank loans. As a result, the Group's liquidity would be adversely affected to the extent there is a significant decrease in demand for the Group's services, or any delay in obtaining bank loans. As of 31st December, 2002, 2003 and 2004, the Group had cash and cash equivalents of RMB1,945 million, RMB1,583 million and RMB2,114 million, respectively. In 2002, 2003 and 2004, the Group's net cash inflows generated from operating activities were RMB2,160 million, RMB3,163 million and RMB3,266 million, respectively, while its net cash outflows used in investment activities were RMB4,543 million, RMB7,305 million and RMB2,433 million, respectively. In the past three years, the Group's primary cash requirements were the funds for the acquisitions and upgrades of aircraft and flight equipment and debt repayments.

     In 2002, 2003 and 2004, payment of advances on aircraft and flight equipment were RMB2,600 million, RMB1,296 million and RMB2,410 million, respectively, while additions of aircraft and flight equipment were RMB1,004 million, RMB5,560 million and RMB1,207 million, respectively. The Group financed the additions to its aircraft and flight equipment primarily through lease arrangements, bank loans, and funds generated from operations. Funds generated from disposal of old aircraft and flight equipment and other fixed assets and equipment (including by way of exchange) totaled RMB150 million, RMB92 million and RMB668 million in 2002, 2003 and 2004, respectively. Net cash generated from financing activities was RMB2,956 million and RMB3,764 million in 2002 and 2003, primarily from short-term loans. The Group's net cash

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

outflow generated from financing activities was RMB312 million in 2004, primarily from bank loans.

     Pursuant to certain of its finance or operating leases, the Group are required to indemnify the lessors against any withholding or similar taxes that may be imposed on the lessors by taxing authorities in China with regard to payments made under these leases. Pursuant to a regulation issued in 2000 by the State Tax Bureau of China, lease payments made by Chinese airlines to foreign enterprises in respect of lease arrangements entered into prior to 1st September, 1999 are exempt from the payment of any withholding tax. Withholding tax payable in respect of the lease arrangements entered into on or after 1st September, 1999 are charged to the Group's income statement as incurred.

     The Group generally operates with a working capital deficit. As of 31st December, 2002, 2003 and 2004, the Group's current liabilities exceeded its current assets by RMB7,437 million, RMB9,941 million and RMB12,502 million, respectively. The increase in the Group's working capital deficit in 2003 and 2004 was due to increase in short-term bank loans and the portion of long-term bank loans payable within one year. Short-term loans outstanding totaled RMB4,527 million, RMB4,632 million and RMB6,189 million as of 31st December, 2002, 2003 and 2004, respectively. Long-term loans outstanding totaled RMB6,495 million, RMB11,223 million and RMB10,736 million as of 31st December, 2002, 2003 and 2004, respectively. Long-term loans payable within two years, from three to five years and beyond five years were 5,580 million, RMB3,216 million and RMB1,940 million, respectively, as of 31st December, 2004, as compared to RMB4,689 million, RMB4,164 million and RMB2,370 million, respectively, as of 31st December, 2003 and RMB2,971 million, RMB2,368 million and RMB1,156 million, respectively, as of 31st December, 2002. The total lease obligations outstanding under the Group's finance leases as of 31st December, 2002, 2003 and 2004 were RMB8,184 million, RMB7,101 million and RMB8,662 million, respectively. The Group's lease obligations payable within two years, from three to five years and beyond five years were RMB2,889 million, RMB3,756 million and RMB2,017 million, respectively, as of 31st December, 2004, as compared to RMB2,679 million, RMB4,039 million and RMB383 million, respectively, as of 31st December, 2003 and RMB3,082 million, RMB4,005 million and RMB1,097 million, respectively, as of 31st December, 2002.

     The Group has, and in the future may continue to have, substantial debts. As of 31st December, 2002, 2003 and 2004, the Group's long-term debt to equity ratio was 1.8, 2.6 and 2.5, respectively. The interest expenses associated with these debts might impair the Group's future profitability. The Group expects that cash from operations and bank borrowings will be sufficient to meet its operating cash flow requirements, although events that materially affect its operating

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

results can also have a negative impact on liquidity. The Group has entered into credit facility agreements with Chinese banks to meet its future working capital needs. The Group has arranged, and it believes that it will continue to be able to arrange, short-term bank loans with domestic and foreign-funded banks in China as necessary to meet its working capital requirements. However, the Group's ability to obtain financing may be affected by its financial position and leverage, as well as by prevailing economic conditions and the cost of financing generally. If the Group are unable to obtain financing for a significant portion of its capital requirements, its ability to acquire new aircraft or to expand its operations could be impaired.

CAPITAL EXPENDITURES

     The Group's aircraft orders as of 31st December, 2004 included commitments to acquire 31 aircraft to be delivered in 2005 and 2006. The Group expects its capital expenditures for aircraft and related equipment, including deposits, through 2006 to be in aggregate approximately RMB8,791 million, including RMB6,945 million in 2005 and RMB1,350 million in 2006, in each case subject to contractually stipulated increases or any increase relating to inflation. The Group generally finances its purchase of aircraft through operating leases and bank loans secured by its assets. As of 31st December, 2004, the total value of the Group's mortgaged assets increased by 33.9%, from RMB9,735 million as of 31st December, 2003 to RMB13,033 million as of 31st December, 2004. The total value of the Group's mortgaged assets increased by 197.5%, from RMB3,272 million as of 31st December, 2002 to RMB9,735 million as of 31st December, 2003. Construction of the Group's facilities at the Pudong International Airport and the purchase of maintenance equipment and other property and equipment will continue to require additional capital expenditures in 2005. The Group plans to finance its other capital commitments through a combination of funds generated from operations, existing credit facilities, bank loans, leasing arrangements and other external financing arrangements.

FOREIGN CURRENCY TRANSACTIONS

     The Group has debts denominated in U.S. dollars, Japanese yen or Euro in addition to its debts denominated in Renminbi. The Group generates a significant amount of foreign currency revenues, including U.S. dollar, Japanese yen, Euro, Korean won, Hong Kong dollar, Singapore dollar, Australian dollar, and Thailand baht revenues, from ticket sales made in overseas offices. Pursuant to current foreign exchange regulations in China, the Group may retain its foreign currency earnings subject to the approval of SAFE, which are generally sufficient to satisfy its foreign currency liabilities payable within one year. The Group has also designated certain personnel to manage the foreign currency risks through derivative financial products such as

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

forward foreign exchange contracts and interest rate swaps. The Group uses interest rate swaps to reduce risks related to changes in market interest rates. As of 31st December, 2004, the notional amount of the outstanding interest rate swap agreements was approximately US$437 million, compared to US$164 million as of 31st December, 2003 and US$96 million as of 31st December, 2002. These interest rate swap agreements will expire between 2006 and 2013. In addition, the Group uses currency forward contracts to reduce risks related to changes in currency exchange rates in respect of ticket sales and expenses denominated in foreign currencies. As of 31st December, 2004, the notional amount of the outstanding currency forward contracts was approximately US$226 million, compared to US$237 million as of 31st December, 2003. These currency forward contracts will expire between 2006 and 2010.

     Pursuant to International Financial Reporting Standards, the Group's monetary assets and liabilities denominated in foreign currencies are required to be translated into Renminbi at the year end at exchange rates announced by the People's Bank of China. The net exchange gains or losses are recognized and reflected in the income statement for the relevant year. Any fluctuation of the exchange rates between Renminbi and foreign currencies may materially adversely affect the Group's financial condition and results of operations. The exchange rate between Renminbi and Japanese yen or Euro had experienced a significant level of fluctuation over the past three years. The Group had a net exchange gain of RMB40 million in 2004, compared to a net exchange loss of RMB70 million in 2003 and a net exchange loss of RMB38 million in 2002.

(II) IN RESPECT OF THE FIRST SIX MONTHS OF 2005, AND PROSPECTS FOR 2005

     The following is essentially a reproduction of the "Management discussion and analysis" section as extracted from the Company's 2005 interim report issued and dated as of 29th August, 2005:

REVIEW OF OPERATIONS

     As at 30th June, 2005, the Group operated a total of 221 routes, of which 144 were domestic routes, 15 were Hong Kong routes, and 62 were international routes (including 12 international cargo routes). The Group operated approximately 3,249 scheduled flights per week, serving 90 domestic and foreign cities. As at August 2005, the Group operates a total of 116 aircraft, including 108 passenger jet aircraft each with a capacity of over 100 seats and 8 jet freighters. As at 30th June, 2005, the Group, in conjunction with CEA Northwest and CEA Yunnan, operated a total of 176 aircraft, including 163 passenger jet aircraft each with a capacity of over 100 seats, 5 passenger jet aircraft each with a capacity of over 50 seats, and 8 jet freighters.

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

     During the first half of 2005, while the pace of global economic growth was slowing down, a new round of macro-economic adjustments in China achieved noticeable results. The national economy retained its vigour with an appropriate reduction of its heat and progressed with a healthy and stable momentum. The market demand for air transport in China remained stable. However, the international crude oil price has been reaching record highs since the previous year. The lengthy peak-level fluctuation of aviation fuel price has brought about a significant increase in cost for the international air transport industry. As a result, the results of the Group have been affected significantly.

     During the first half of the year, in the face of intensifying market competition, the Group continued to build an air transport network centered on Shanghai through a rational allocation of its transport capacity, and accomplished an increase of its share in the Shanghai aviation market. As of the end of the first half of the year, the Group's scheduled flights accounted for 40.18% and 34.47% of all scheduled flights at Hongqiao Airport and Pudong Airport, respectively. The daily average utilization rate reached 9.8 hours.

     In terms of passenger traffic, the Group successfully introduced new international routes for scheduled flights, such as Shanghai - Moscow, Beijing - Pudong - Mumbai, and Beijing - Kunming - Dakar, thus further improving our international route network. Through internal code-sharing, we provided the "one-ticket service" in inland cities such as Harbin and Shenyang. While providing convenience for our customers, the service boosted the coverage of the Group's flights from the hub airports in Shanghai and achieved preliminary results for its transfer and connection businesses. The Group also started a code-sharing arrangement with Air Europa (Chinese Character) and the Thai Airways (Chinese Character), signalling its increasing cooperation with foreign airlines. In addition, the Group established an operating office in Hong Kong and expanded its Eastern Miles frequent flyers and electronic air ticketing service. As at August 2005, the number of frequent flyers has surpassed 4.99 million. On top of its direct sales outlets established in 22 cities in the previous year, the Group added another 15 cities to its electronic ticketing network coverage, hence achieving a significant increase in the sale of electronic tickets.

     In terms of freight transport, the Group continued to bring into play the advantage of Shanghai as an aviation hub and endeavoured to build a customer-oriented freight logistic network based on the Group's airline routes. Through a centralized management of the cargo traffic sale, the freight management department of the Company worked with China Cargo Airlines Co., Ltd (Chinese Character) and Shanghai Eastern Logistics Co., Ltd. (Chinese Character), both subsidiaries of the Company, to actively open up new cargo sources and enhance the

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

yield on freight service as well as its revenue. We also developed an air-to-land transhipment service by running scheduled freight vehicles from Shanghai to its peripheral cities. This effectively augmented the Group's share in Shanghai's freight market and set up new points of profit growth.

     In terms of service, the Group established a service quality control department to take charge of the governance of quality service and the innovation of brand building. By improving the incentive and retention mechanism in respect of normal flight operation made effort to improve, on-time rate. According to statistics of the Civil Aviation Administration of China, in the first half of the year, the ontime rate of the Group's flights was ahead of the average level of the domestic sector. While continuing to promote the "China Eastern Express", "China Shuttle" and "China Eastern Transfer" as our service brands, the Group adheres to the principle of "keeping close to the market" and keeps on developing new services and products. We launched the services of (Chinese Character) ("Warm and Fragrant Afternoon Tea") and (Chinese Character) ("Inflight Meals Ordered Before Flight") to attract first class and business class passengers. We also expanded the services of (Chinese Character)("Business Travel") by including extra services such as advance booking, boarding pass issue on arrival, and advance booking of special services. Regarding after-sale services, the Group provided, through the "95108" service hotline, an unimpeded channel accessible by customers and resolved customers' complaints in an active manner. The brand image was resurging.

     As at 30th June, 2005, the traffic volume of the Group totalled 2,165 million tonne-kilometres, an increase of 8.81% from the same period last year, while traffic revenues amounted to RMB9,740 million, representing an increase of 8.29%.

     The Group's passenger traffic volume during the period was 13,587 million passenger-kilometres, an increase of 7.80% from the same period last year. Compared to the same period last year, passenger revenues increased by 6.28% to RMB7,480 million, accounting for 76.80% of the Group's operating revenues.

     The Group's domestic passenger traffic volume during the period was 6,514 million passengerkilometres, a decrease of 5.28% from the same period last year. Compared to the same period last year, the passenger load factor increased by
2.05 percentage points to 69.82% and the domestic passenger revenues decreased by 6.25% to RMB3,660 million, accounting for 48.93% of the Group's total passenger revenues. Average yield per passenger-kilometre amounted to RMB0.56 during the period, a decrease of 1.75% compared to the same period last year.

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APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

     The Group's international passenger traffic volume during the period was 5,452 million passengerkilometres, an increase of 26.48% from the same period last year. Compared to the same period last year, the passenger load factor increased by 1.73 percentage points to 60.18% and the revenues increased by 28.72% to RMB2,685 million, accounting for 35.90% of the Group's total passenger revenues. Average yield per passenger-kilometre amounted to RMB0.49 during the period, an increase of 2.08% compared to the same period last year.

     The passenger traffic volume on the Group's Hong Kong routes during the period was 1,621 million passenger-kilometres, an increase of 14.51% from the same period last year. Compared to the same period last year, the passenger load factor increased by 6.61 percentage points to 64.07% and, the revenues increased by 8.40% to RMB1,135 million, accounting for 15.17% of the Group's total passenger revenues. Average yield per passenger-kilometre amounted to RMB0.70 during the period, a decrease of 5.41% compared to the same period last year.

     During the first half of 2005, the cargo traffic volume increased by 10.59% to 953 million tonnekilometres. Compared to the first half of last year, the Group's freight revenues increased by 15.59% to RMB2,261 million for the same period this year, accounting for 23.20% of the Group's operating revenues. Average yield per freight tonne-kilometre of cargo and mail amounted to RMB2.37, an increase of 4.41% compared to the same period last year.

     Compared to the first half of last year, the Group's total operating costs increased by 19.21% to RMB10,455 million during the same period this year, which was principally due to the surged price of international fuel and at a persistently high level.

     During the first half of 2005, the price of international aviation fuel continued to fluctuate at peak level and made record highs one after another. The drastic increase in aircraft fuel added immerses pressure on the Group's operation. In addition, the fleet expansion enlarged the aircraft fuel consumption. During the period, the Group's expenditure on aircraft fuel for the period was RMB3,324 million, an increase of 41.03% compared to the same period last year. For the purpose of risk management over aircraft fuel, the Group has commenced its practice of using financial derivatives for hedging the oil price risks.

     The maintenance expenses on aircraft and engines increased by 30.51% to RMB770 million compared to the same period last year. This was principally due to the fact that the Group had a larger number of aircraft put under early maintenance during the SARS outbreak period in 2003, and hence the maintenance expenditure in the first half of 2004 went below the general level. In

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

2005, the maintenance cycle has returned to normal and the number of engines under repair has increased compared with that of last year.

     The office and administrative expenses increased by 58.71% to RMB808 million compared to the same period last year. This was principally a result of cost increase in pilot training, advertising and increase in management costs resulting from the opening of more sales offices on the mainland.

     Sales commissions increased by 38.23% to RMB405 million compared to the same period last year. This was principally a result of the higher commission rates of international routes over that of domestic routes. In the first half of 2005, the Group's operating revenue from international routes performed well and thus a higher growth on the expense on commission. Besides, there was an increase in the average commission rates of domestic routes compared with that of the corresponding period last year.

     The takeoff and landing charges were RMB1,561 million, an increase of 3.45% from the same period last year, which was principally a result of the increase in transport capacity and the number of takeoffs and landings.

     The salary costs were RMB748 million, a 1.06% decrease compared to the same period last year, principally a result of the Group's adoption of a compensation system that is linked to profit since last year. For the first half of 2005, the Group's profit dropped by a larger extent over the same period last year, and consequently the variable part of salary costs, which accounted for a larger share of it and was linked to profit, was reduced.

     The aircraft depreciation and operating lease expenses were RMB1,703 million, a 4.22% decrease compared to the same period last year.

     During the six months ended 30th June, 2005, the Group's losses attributable to shareholders under the IFRS were RMB471 million. The losses attributable to shareholders were RMB0.097 per share.

LIQUIDITY AND CAPITAL RESOURCES

     The Group finances its working capital requirements through a combination of funds generated from its business operations and short-term bank loans. As at 30th June, 2005, the Group had cash and cash equivalents of RMB2,706 million, most of which were denominated in Renminbi.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

Net cash inflows generated by the Group's operating activities in the first half of 2005 were RMB728 million, a decrease of 59.89% compared to the same period last year.

     The Group's primary cash requirements in the first half of 2005 were for acquisitions of, and improvements in, aircraft and flight equipment and for payment of related indebtedness. The Group's net cash outflow in investment activities was RMB4,173 million in the first half of 2005.

     The Group's net cash inflow generated from financing activities was RMB4,054 million, primarily from long-term and short-term bank loans.

     The Group generally operates with a working capital deficit. As at 30th June, 2005, the Group's current liabilities exceeded the Group's current assets by RMB23,307 million, and the long-term debt to equity ratio was 1.65:1. For years, the Group has arranged, and believes it will be able to continue to arrange, short-term loans through domestic banks in China or foreign-invested banks to meet its working capital requirements.

     A resolution regarding the issue of a short-term debenture was passed at the 2004 annual general meeting of the Company held on 30th June, 2005. As at August 2005, the Company has completed the issue of two tranches of short-term debentures with an aggregate value of RMB2,000 million. For further details, please refer to the Company's announcement dated 23rd August, 2005.

PLEDGES ON ASSETS AND CONTINGENT LIABILITIES

     The Group generally finances its purchases of aircraft through leases secured by its assets. As at 30th June, 2005, the total value of the Group's mortgaged assets had decreased by 31.17% from RMB13,033 million as at the end of 2004, to RMB8,971 million.

EMPLOYEES

     As at 30th June, 2005, the Group had 23,377 employees, the majority of whom were working in mainland China. The wages of the Group's employees generally consist of basic salaries and bonuses. During the period, the Group has never been involved in any major labour-related disputes with its employees, nor has it ever experienced a substantial reduction in the number of its employees. The Group has never encountered any difficulty in recruiting new employees.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

OUTLOOK FOR THE SECOND HALF OF 2005

     The Group would like to caution readers that the above information contains certain forward-looking statements, e.g. descriptions of the Company's work plans for the second half of 2005 and forward-looking statements on the global and Chinese economies and aviation markets. Such forward-looking statements are subject to numerous uncertainties and risks, and actual events may be different from the Group's forward-looking statements.

     Globally, the continued rise of crude oil price has a significant impact over the world's economic development. Despite the fact that the economy of Japan is gradually recovering, and the economy of the United States is growing mildly with a generally good prospect, the pace of economic growth of most of the countries in Asia and Europe has slowed down. China will continue to implement the macro-economic adjustment policies formulated since the previous year, promote her economic reform, adjust the economic structure, and transform the mode of Chinese economic growth. It is expected that the economy will maintain a steady to relatively quick pace of growth throughout the year and will continue to bring about a steady increase in the passenger and cargo volumes of the domestic air transport sector.

     Shanghai, where the Group's operation is based, is also the City centre in the region. It attracts economic activities from, and generates economic activities in the region. The hub function of its airports has become obviously prominent. Meanwhile, progress in "open skies" agreements is accelerating. The Group faced with keen competition from Chinese and foreign carriers in its operations in east China, particularly in the Shanghai passenger and cargo transport market. To expand the Group and increase its competitiveness, the Group makes efforts to steadfastly increase its market share in the Shanghai region, adjust and optimize its route network, and develop to meet market demand. The Group is proceeding to introduce two A321, two A320, two B737-700, and three ERJ145 passenger aircraft to its fleet. It is expected that the new aircraft will be delivered and put into operation in the second half of the year. It is believed that the Group will benefit from the continuing growth in the local transport market.

     To meet the heavy pressure brought to the domestic air transport sector by the continuous rise in the international crude oil price and lengthy hovering of aviation fuel at high levels, on 25th July 2005, the Civil Aviation Administration of China and the National Development and Reform Commission jointly promulgated the "Plan of Aviation Fuel Surcharge for the Domestic Civil Aviation Industry"(Chinese Character), which stipulated that an aviation fuel surcharge would be levied for a period between 1st August, 2005 and 31st December, 2005

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

inclusively. It is expected that the measure may serve to offset part of the increased cost of the Group caused by the escalating aviation fuel prices, thus reducing the Group's operating pressure.

     On 21st July, 2005, the People's Bank of China announced a major adjustment to its policy on the Renminbi exchange rate, pursuant to which the peg of Renminbi to the US dollar would be ended, the value of Renminbi would be set against a basket of currencies, and Renminbi appreciated by 2.1%. As the Group adopts Renminbi as its accounting currency and owes large quantities of indebtedness denominated in US dollars, the one-time exchange gain and loss arising from this change in currency rate would partially reduce the aggregate indebtedness of the Group. In the long run, this exchange rate adjustment may help cut down costs of the Group as the expenditures of the Group in its day-today operation on purchasing aircraft, aviation materials and fuels are, in full or in part, settled in US dollars. Meanwhile, foreign currency revenues account for a substantial share of the Group's total revenues, and hence this adjustment would reduce the revenues from this portion. In the overall perspective, the Group believes this adjustment on the Renminbi exchange rate will have a positive impact.

     At the 2004 annual general meeting of the Company which was held on 30th June, 2005, a resolution was passed regarding the Company's proposed acquisition from CEA Holding (its controlling shareholder) of certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan, subsidiaries of China Eastern Air Holding Company. Corporate integration is expected to be finished within the second half of the year.

     In view of the current operating environment in the market and the Group's actual situation, the Group will, following the principle of ensuring flight safety and providing quality services, make every effort in the second half of 2005 to integrate the assets of its mainline aviation business, improve its management, and enhance its efficiency to meet competition in a proactive manner, with a view to enlarging its market share and improving its earnings. The Group will perform specific measures as follows:

     1. We will continue to improve our safety management mechanism and place emphasis on strengthening the overall function of security system, bring the functions of our Airline Operation Control ("AOC") system into full play, strengthen the control capacity of AOC for unified operation, step up the monitoring of aircraft maintenance, continue improving the on-time rate of our scheduled flights, and enhance the brand image of the Company in respect of security and service.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

     2. We will complete the all-dimensional integration of the assets of our mainline air transport business as soon as possible, fulfil a centralized management, increase synergy, and bring our economies of scale into full play, with a view to attaining the objectives of enhancing the competitive strengths of the Group, reducing its production costs, and boosting its overall profitability.

     3. We will continue to develop Shanghai into an aviation hub, allocate our transport capacity rationally, promote internal code-sharing business, and develop our flight transfer and connection businesses, so as to ensure the Company's dominant position in Shanghai, the aviation hub.

     4. We will make full use of our revenue management system to improve the profitability of our revenue. We will monitor the seat revenue in a stringent manner and rationally adjust the price levels of our routes.

     5. We will make strenuous effort to develop the electronic ticketing business, and thoroughly implement the sale of electronic tickets for domestic routes and introduce this to international routes. We will develop high-end value-added services for travelers, enhance communication with members of Eastern Miles through various media, and elevate the image and influence of the frequent flyer club.

     6. We will continue to reinforce the marketing and management of the Group's freight business, develop the domestic and international cargo transhipment business in Shanghai, and step up the efforts to market passenger aircraft belly holds. We will formulate more flexible sales policies to attract cargo sources, to raise our freight load factor, yield and total revenues.

     7. We will strengthen our cost control, strictly implement our procedures for comprehensive budget management and control the payment of controllable expenses. We will reinforce our monitoring of funds, raise the usage rate of our funds, expand our financing channels, and lower our financing costs by issuing short-term financing securities. We will effectively avoid the risks associated with aviation fuel and foreign exchange through a timely management of aviation fuel and foreign exchange risks by means of financial derivates.

APPENDIX II                                       CERTAIN ADDITIONAL INFORMATION
                                                REQUIRED UNDER THE LISTING RULES

MATERIAL ADVERSE CHANGE

     Save as disclosed in this circular or otherwise previously announced, the Directors are not aware of any material adverse change in the financial or trading position of the Group since 31st December, 2004 (being the date to which the latest published audited accounts of the Group have been made up).

APPENDIX III                                                 GENERAL INFORMATION

RESPONSIBILITY STATEMENT

     This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Group. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts not contained in this circular, the omission of which would make any statement herein misleading.

DISCLOSURE OF INTERESTS

DIRECTORS, SUPERVISORS, CHIEF EXECUTIVES AND SENIOR MANAGEMENT

     The interests of the Directors, supervisors, chief executives and senior management in the issued share capital of the Company as at the Latest Practicable Date were set out as follows:

                                                  NUMBER AND TYPE OF SHARES HELD AND NATURE OF INTEREST
                                         -----------------------------------------------------------------------
                                                                                                   CAPACITY IN
                                                                                                      WHICH
                                                                                                  THE A SHARES
NAME            POSITION                     PERSONAL     FAMILY   CORPORATE        TOTAL           WERE HELD
----            --------                 --------------   ------   ---------   --------------   ----------------
Li Fenghua      Chairman,                            --     --         --                   0                 --
                   Executive Director

Luo Chaogeng    President,                           --     --         --                   0                 --
                   Executive Director

Cao Jianxiong   Non-executive Director   2,800 A shares     --         --      2,800 A shares   Beneficial owner
                                               (Note 1)                              (Note 1)

Wan Mingwu      Vice President,                      --     --         --                   0                 --
                   Executive Director

Zhong Xiong     Non-executive Director   2,800 A shares     --         --      2,800 A shares   Beneficial owner
                                               (Note 1)                              (Note 1)

Luo Zhuping     Executive Director,      2,800 A shares     --         --      2,800 A shares   Beneficial owner
                   Company secretary           (Note 1)                              (Note 1)

Hu Honggao      Independent                          --     --         --                   0                 --
                non-executive Director

Peter Lok       Independent                          --     --         --                   0                 --
                non-executive Director

Wu Baiwang      Independent                          --     --         --                   0                 --
                non-executive


                                      III-1

                Director

Zhou Ruijin     Independent                          --     --         --                   0                 --
                non-executive Director

Xie Rong        Independent                          --     --         --                   0                 --
                non-executive Director

Li Wenxin       Chairman of the          6,000 A shares     --         --      6,000 A shares   Beneficial owner
                Supervisory Committee          (Note 2)                              (Note 2)

Ba Shengji      Supervisor               2,800 A shares     --         --      2,800 A shares   Beneficial owner
                                               (Note 1)                              (Note 1)

Yang Xingen     Supervisor               3,800 A shares     --         --      3,800 A shares   Beneficial owner
                                               (Note 3)                              (Note 3)

Yang Jie        Supervisor               3,000 A shares     --         --      3,000 A shares   Beneficial owner
                                               (Note 4)                              (Note 4)

Liu Jiashun     Supervisor               3,000 A shares     --         --      3,000 A shares   Beneficial owner
                                               (Note 4)                              (Note 4)

Wu Jiuhong      Vice President           3,000 A shares     --         --      3,000 A shares   Beneficial owner
                                               (Note 4)                              (Note 4)

Yang Xu         Vice President           1,000 A shares     --         --      1,000 A shares   Beneficial owner
                                               (Note 5)                              (Note 5)

Zhou Liguo      Vice President           3,000 A shares     --         --      3,000 A shares   Beneficial owner
                                               (Note 4)                              (Note 4)

Zhang           Vice President                       --     --         --                   0                 --
   Jianzhong

Tong Guo Zhao   Vice President                       --     --         --                   0                 --

Luo Weide       Chief Financial          3,000 A shares     --         --      3,000 A shares   Beneficial owner
                Officer                        (Note 4)                              (Note 4)

Note 1: representing approximately 0.000933% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 2: representing approximately 0.002% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 3: representing approximately 0.001267% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date


                                      III-2

APPENDIX III                                                 GENERAL INFORMATION

Note 4: representing approximately 0.001% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

Note 5: representing approximately 0.000333% of the Company's total issued listed A shares, totalling 300,000,000 A shares, as at the Latest Practicable Date

     Save as disclosed above, as at the Latest Practicable Date, none of the Directors, the Company's supervisors, chief executives or members of senior management of the Company had any interest or short position in the shares, underlying shares and/or debentures (as the case may be) of the Company and/or any of its associated corporations (within the meaning of Part XV of the SFO) which was required to be (i) notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including any interest and short position which he/she was taken or deemed to have under such provisions of the SFO) or (ii) entered in the register of interests required to be kept by the Company pursuant to section 352 of the SFO or (iii) notified to the Company and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers as set out in appendix 10 to the Listing Rules.

     Each of Li Fenghua, Luo Chaogeng, Cao Jianxiong, Zhong Xiong, Li Wenxin and Ba Shengji was as at the Latest Practicable Date a director or employee of China Easter Air Holding Company, which, as disclosed below, was a company having, as at the Latest Practicable Date, an interest in the Company's shares required to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO.

SUBSTANTIAL SHAREHOLDERS

Interests in the Company

     So far as is known to the Directors, as at the Latest Practicable Date, each of the following persons, other than a Director, supervisor, chief executive or member of the Company's senior management, had an interest and/or short position in the Company's shares or underlying shares (as the case may be) which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, or was otherwise interested in 5% or more of any class of the then issued share capital of the
Company:


                                     III-3

APPENDIX III                                                 GENERAL INFORMATION

                                                                            INTEREST
                                                               AS AT THE LATEST PRACTICABLE DATE
                                                      ---------------------------------------------------
                                                        APPROXIMATE       APPROXIMATE       APPROXIMATE
                                                       PERCENTAGE OF     PERCENTAGE OF     PERCENTAGE OF
                                                      SHAREHOLDING IN   SHAREHOLDING IN   SHAREHOLDING IN
                                                       THE COMPANY'S     THE COMPANY'S     THE COMPANY'S
      NAME OF           NATURE OF       NUMBER OF       TOTAL ISSUED      TOTAL ISSUED      TOTAL ISSUED      SHORT
    SHAREHOLDER        SHARES HELD     SHARES HELD     SHARE CAPITAL        A SHARES          H SHARES      POSITION
------------------   --------------   -------------   ---------------   ---------------   ---------------   --------
China Eastern Air    A shares         3,000,000,000        61.64%            90.91%               --           --
   Holding Company      (unlisted
                        State-owned
                        legal
                        person
                        shares)
HKSCC Nominees       H shares         1,485,931,163        30.53%               --             94.83%          --
   Limited (Note)

Note: Based on the information available to the Directors and so far as they are aware, as at the Latest Practicable Date, among the 1,485,931,163 H shares held by HKSCC Nominees Limited, no person had an interest or short position in the Company's shares or underlying shares (as the case may be) which would fall to be and was disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO.

Interests in other members of the Group

     So far as is known to the Directors, as at the Latest Practicable Date, each of the following persons, other than the Company or any of its directors, supervisors, chief executives and members of the senior management, was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of the relevant subsidiary of the Company:

                                                                                     APPROXIMATE
                                             NAME OF RELEVANT SUBSTANTIAL           PERCENTAGE OF
SUBSIDIARY                                   SHAREHOLDER                             SHAREHOLDING
----------                                   ----------------------------           -------------
(Chinese Character)                          (Chinese Character)                           49%
(Shanghai Technology Aerospace               (Singapore Technology Aerospace
   Company Limited)                             Limited)

(Chinese Character)                          (Chinese Character)                           45%
(Eastern Airlines (Shantou) Economic         (Shantou Aviation Equipment Group
   Development Co., Ltd.)                       Company)


                                     III-4

APPENDIX III                                                 GENERAL INFORMATION

(Chinese Character)                          Aircraft Engineering Investment Ltd.          40%
(Shanghai Eastern Aircraft
   Maintenance Co., Ltd.)

(Chinese Character)                          (Chinese Character)                           30%
(China Cargo Airlines Co., Ltd.)             (China Ocean Shipping (Group)
                                                Company)

(Chinese Character)                          (Chinese Character)                           30%
(Shanghai Eastern Logistics Co., Ltd.)       (China Ocean Shipping (Group)
                                                Company)

(Chinese Character)                          (Chinese Character)                        23.89%
(China Eastern Airlines Jiangsu Co., Ltd.)   (Jiangsu Provincial Guoxin Asset
                                                Management Group Co., Ltd.)

     Save as disclosed above and so far as is known to the Directors, as at the Latest Practicable Date, no other person (other than the Directors, the Company's supervisors, chief executives or members of senior management of the Company) had an interest or short position in the Company's shares or underlying shares (as the case may be) which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, or was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

MISCELLANEOUS

COMPANY'S OFFICERS

     Mr. Luo Zhuping, who is a holder of a Master's degree in global economics, is a Director and the secretary of the Company.

     Mr. Luo Weide, the Company's Chief Financial Officer having a professional accounting qualification recognised in the PRC, is the qualified accountant of the Company appointed pursuant to Rule 3.24 of the Listing Rules. Since Mr. Luo does not possess the professional qualification normally required under Rule
3.24 of the Listing Rules, the Company has applied for, and the Stock Exchange has granted, a conditional waiver from strict compliance with that rule for a period of three years commencing on 28th January, 2005. Details of the waiver are disclosed in the Company's announcement dated 1st February, 2005.


                                     III-5

APPENDIX III                                                 GENERAL INFORMATION

SERVICE CONTRACTS

     As at the Latest Practicable Date, none of the Directors had any existing or proposed service contract with any member of the Group (excluding contracts expiring or terminable by the employer within a year without payment of any compensation (other than statutory compensation)).

COMPETING INTERESTS

     As at the Latest Practicable Date, none of the Directors or, so far as is known to them, any of their respective associates (as defined in the Listing Rules) was interested in any business (apart from the Group's business) which competes or is likely to compete either directly or indirectly with the Group's business (as would be required to be disclosed under Rule 8.10 of the Listing Rules if each of them were a controlling shareholder).

INTERESTS IN THE GROUP'S ASSETS OR CONTRACTS OR ARRANGEMENTS SIGNIFICANT TO THE GROUP

     As at the Latest Practicable Date, none of the Directors or supervisors of the Company had any interest in any assets which have been, since 31st December, 2004 (being the date to which the latest published audited accounts of the Company were made up), acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.

     As at the Latest Practicable Date, none of the Directors or supervisors of the Company was materially interested in any contract or arrangement, subsisting at the date of this circular, which is significant in relation to the business of the Group.

LITIGATION

     As at the Latest Practicable Date, the Directors were not aware of any litigation or claim of material importance pending or threatened against any member of the Group.

MATERIAL CONTRACTS

     As mentioned in the paragraph headed "Certain significant events in 2005" in appendix I to this circular on 12th May, 2005, the Company, CEA Holding, CEA Northwest and CEA Yunnan entered into an acquisition agreement, pursuant to which the Company has conditionally agreed to acquire from CEA Holding certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan for an aggregate acquisition price of RMB985,692,800 (subject to adjustments). The Company has also agreed to assume aggregate liabilities of RMB8,556,199,600


                                     III-6

APPENDIX III                                                 GENERAL INFORMATION

under the acquisition. The acquisition constitutes a very substantial acquisition and a connected transaction of the Company under the Listing Rules, and has been approved by the independent shareholders of the Company at its 2004 annual general meeting held on 30th June, 2005. The conditions precedent under the acquisition agreement have accordingly been fulfilled. Further details of the transaction are set out in the Company's announcements dated 12th May, 2005 and 30th June, 2005 and its circular dated 19th May, 2005.

     Save as already disclosed or otherwise previously announced, no material contract (not being contract entered into in the ordinary course of business) has been entered into by any member of the Group within the two years immediately preceding the issue of this circular.

DOCUMENTS FOR INSPECTION

     Copies of the following documents are available for inspection during normal business hours at the Company's principal place of business in Hong Kong at 5th Floor, McDonald's Building, 48 Yee Wo Street, Hong Kong for a period of 14 days (excluding Saturdays, Sundays and public holidays) from the date of this circular:

     (i)  the articles of association of the Company;

     (ii) the Company's 2002, 2003 and 2004 annual reports;

     (iii) the Company's 2005 interim report;

     (iv) the 737 Aircraft Agreement (redacted version);

     (v) the acquisition agreement dated 12th May, 2005 as referred to in the paragraph headed "Miscellaneous - Material contracts" in this appendix;

     (vi) the 747 Aircraft Agreement (redacted version);

     (vii) the 787 Aircraft Agreement (redacted version); and

     (viii) each of the Company's circulars dated 13th January, 2005 (regarding the purchase of six Boeing 737-700 aircraft by the Company), 7th April, 2005 (regarding the purchase of five Airbus A319 aircraft by the Company and that of five ERJ145 aircraft by China Eastern Airlines Jiangsu Co., Ltd.), 19th May, 2005 (regarding the acquisition by the Company of certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan and certain continuing connected transactions), 20th May,


                                     III-7

APPENDIX III                                                 GENERAL INFORMATION

          2005 (regarding the purchases of certain Airbus SAS's aircraft) and 12th July, 2005 (regarding the purchases of certain Boeing aircraft by the Group), respectively.


                                     III-8

                                  NOTICE OF EGM

               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

      (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                     NOTICE OF EXTRAORDINARY GENERAL MEETING

     NOTICE IS HEREBY GIVEN THAT an extraordinary general meeting (the "EGM") of (Chinese Character) (China Eastern Airlines Corporation Limited) (the "COMPANY") will be held at Meeting Centre, Shanghai Home You Hotel (Chinese Character), 2550 Hongqiao Road, Shanghai, the People's Republic of China (the "PRC") at 2:00 p.m. on Friday, 4th November, 2005 for the purpose of considering the following matter:

                               ORDINARY RESOLUTION

1. To consider, approve, confirm and ratify an agreement entered into on 8th August, 2005 between the Company and Boeing Company in respect of the purchase by the Company of fifteen Boeing 787 aircraft (with engines), and all transactions thereunder, details of which are set out in the announcement dated 8th August, 2005 and the circular dated 19th September, 2005 issued by the Company.

                                       By order of the board of the directors of
                                                  (Chinese Character)
                                      CHINA EASTERN AIRLINES CORPORATION LIMITED
                                                      LUO ZHUPING
                                              Director, Company Secretary

The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President,Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)


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
                                  NOTICE OF EGM

Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
19th September, 2005

Notes:

1.   PERSONS ENTITLED TO ATTEND THE EGM

     Persons who hold A shares or H shares of the Company and are registered as holders of the Company's A shares or H shares on the register of members maintained by China Securities Depository and Clearing Corporation Limited, Shanghai Branch at the close of business on Friday, 30th September, 2005 (i.e. the business day in the PRC immediately before 4th October, 2005, being the date when the Company's registers of members will start to close in respect of the EGM) and Hong Kong Registrars Limited, at the close of business on Monday, 3rd October, 2005, respectively, will be entitled to attend the EGM upon completion of the necessary registration procedures.

2.   REGISTRATION PROCEDURES FOR ATTENDING THE EGM

     (1) Holders of the Company's domestic shares shall deposit documents of certification of their shares and their authorised representatives' documents of identity with the Company at its place of business located at 2550 Hongqiao Road, Shanghai, the PRC (for the attention of the Secretary Office of the Board of Directors) on or before Friday, 14th October, 2005. In case such holders are represented by authorized representatives, they shall also deliver their powers of attorney and copies of the attorney's documents of identity to the above place of business of the Company.

     (2) Holders of the Company's H shares shall deliver their written replies for attending the EGM, copies of transfers or copies of their share certificates or copies of receipts of share transfers, together with copies of their identity cards or other documents of identity, to the Company at its place of business stated above on or before Friday, 14th October, 2005. If proxies are appointed by shareholders to attend the EGM, they shall, in addition to the aforementioned documents, deliver the proxy forms and copies of their identity cards or other documents of identity to the above place of business of the Company.

     (3) Shareholders can deliver the necessary documents for registration to the Company in the following manner: in person, by post or by facsimile. Upon receipt of such documents, the Company will complete the registration procedures for attending the EGM and will despatch to shareholders voting forms by post


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
                                  NOTICE OF EGM

          or by facsimile. Shareholders may present the voting forms when attending the EGM as evidence of eligibility to attend the meeting.

3.   APPOINTING PROXIES

     (1) Shareholders who have the right to attend and vote at the EGM are entitled to appoint in writing one or more proxies (whether a member of the Company or not) to attend and vote at the meeting on their behalf.

     (2) The instrument appointing a proxy must be duly authorised in writing by the appointor or his attorney. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign (or other documents of authorisation) must be notarially certified. For the Company's domestic shareholders, the notarially certified power of attorney or other documents of authorisation and proxy forms must be delivered to the registrar of the Company not less than 24 hours before the time scheduled for the holding of the EGM before such documents would be considered valid. For the Company's H shareholders, the aforementioned documents must also be delivered to Hong Kong Registrars Limited, the Company's H share registrar, within the same time limit in order for such documents to be valid.

     (3) If more than one proxy has been appointed by any shareholder of the Company, such proxies shall not vote at the same time.

4.   DURATION OF THE EGM

     The EGM is expected to last for half a day. Shareholders or their proxies attending the EGM shall be responsible for their own accommodation and travel expenses.

5.   PROCEDURE TO OTHERWISE DEMAND A POLL

     Pursuant to articles 73 to 75 of the Company's articles of association, a poll may (before or after any vote by show of hands) otherwise generally be demanded:

     (i)  by the chairman of the meeting;

     (ii) by at least two shareholders entitled to vote present in person or by proxy;

     (iii) by one or more shareholders present in person or by proxy and representing 10% or more of all shares carrying the right to vote at the meeting.

     The demand for a poll may be withdrawn by the person who makes such demand.


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                                  NOTICE OF EGM

     A poll demanded on the election of the chairman of the meeting, or on a question of adjournment of the meeting, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll. The result of the poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

     On a poll taken at the meeting, a shareholder (including proxy) entitled to two or more votes need not cast all his or her votes in the same way.

6.   CLOSURE OF BOOKS

     The H share register of members of the Company will be closed from Tuesday, 4th October, 2005 to Thursday, 3rd November, 2005, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the EGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited, by 4:00 p.m. on Monday, 3rd October, 2005.

     The address and contact details of Hong Kong Registrars Limited are as follows:

     Hong Kong Registrars Limited
     Rooms 1712-1716, 17th Floor, Hopewell Centre
     183 Queen's Road East
     Wanchai
     Hong Kong

     Telephone: +852 2862 8628
     Fax: +852 2865 0990


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